As filed with the Securities and Exchange Commission on March 30, 2009

Registration No. 333-157966

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AGRIUM INC.

(Exact name of registrant as specified in its charter)

(Translation of registrant name into English)

Canada	2873 5191	98-0346248
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13131 Lake Fraser Drive S.E.

Calgary, Alberta

T2J 7E8 Canada

(403) 225-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 894-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie O’Donoghue Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, Alberta T2J 7E8 Canada (403) 225-7000	Patrick C. Finnerty Blake, Cassels & Graydon LLP 3500 Bankers Hall East 855—2nd Street S.W. Calgary, Alberta T2P 4J8 Canada (403) 260-9600	Edwin S. Maynard Robert B. Schumer Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Approximate date of commencement of proposed sale of the securities to public:  As soon as practical after the effective date of this registration statement and completion of the transactions described in the enclosed prospectus/offer to exchange.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Shares, no par value per share	NA	NA	$1,434,157,159	$80,026 (5)

(1)	This registration statement relates to the securities of the registrant, Agrium Inc., a corporation governed by the Canada Business Corporations Act, exchangeable for shares of common stock of CF Industries Holdings, Inc. (“CFI”), a Delaware corporation, $0.01 par value per share, in the offer by a wholly-owned subsidiary of the registrant for all outstanding shares of CFI common stock.
(2)	In accordance with Rule 457(o), the number of shares has not been included.
(3)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 50,171,669 shares of CFI common stock (the sum of (x) 48,393,284 shares of CFI common stock outstanding as of January 31, 2009 and (y) 1,778,385 shares of CFI common stock issuable upon the exercise of outstanding options as of December 31, 2008 (in each case, as set forth by CFI in its Form 10-K, filed on February 26, 2009) and (ii) the average of the high and low sales prices of CFI common stock as reported on the New York Stock Exchange on March 9, 2009 ($60.285)), minus $1,590,441,907, the estimated maximum aggregate amount of cash to be paid by Agrium in the exchange offer and proposed merger.
(4)	The amount of the filing fee, calculated in accordance with Rule 457(c) and 457(f), equals $0.00005580 multiplied by the proposed maximum offering price.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange is not complete and may be changed. Agrium Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus/offer to exchange is not an offer to sell these securities and Agrium Inc. and North Acquisition Co. are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2009

AGRIUM INC.

Increased Offer by NORTH ACQUISITION CO.,

its Wholly-Owned Subsidiary

to

Exchange Each Outstanding Share of Common Stock

(Including Associated Series A Junior Participating Preferred Stock Purchase Rights)

of

CF INDUSTRIES HOLDINGS, INC.

for

$35.00 in Cash and 1.0 Common Share of Agrium Inc.

or

1.8685 Common Shares of Agrium Inc.

or

$75.30 in Cash

subject, in the case of an all-cash election or an all-stock election, to the proration procedures described in this prospectus/offer to exchange and the accompanying letter of election and transmittal

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 19, 2009, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

This prospectus/offer to exchange amends and supersedes information included in the prospectus/offer to exchange originally filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2009. Stockholders who wish to tender should follow the instructions included in this prospectus/offer to exchange and the accompanying letter of election and transmittal.

This prospectus/offer to exchange is being filed in connection with the increase in the cash consideration to be paid in the Offer (as defined below). The increased Offer represents an increase of $3.30, or 10.4%, in the cash component of the consideration to be paid in the Offer.

North Acquisition Co., a Delaware corporation (“Offeror”) and a wholly-owned subsidiary of Agrium Inc., a corporation governed by the Canada Business Corporations Act (“Agrium”), is offering to exchange for each outstanding share of common stock of CF Industries Holdings, Inc. (“CFI”), par value $0.01 per share, including the associated Series A Junior Participating Preferred Stock purchase rights (the “Shares”), validly tendered and not properly withdrawn in the offer, at the election of the holder of such Shares, one of the following:

•	$35.00 in cash, without interest, and 1.0 common share of Agrium, no par value (the “Agrium Common Share”) (the “Mixed Consideration”),

subject to the proration procedures described in this prospectus/offer to exchange and the accompanying letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”):

•	1.8685 Agrium Common Shares (the “Stock Consideration”), or

•	$75.30 in cash, without interest (the “Cash Consideration”).

The aggregate cash consideration to be paid by Agrium in the Offer and the Proposed Merger (as defined below) will not exceed approximately $1.8 billion, and the aggregate stock consideration to be paid by Agrium in the Offer and the Proposed Merger will not exceed approximately 50.2 million Agrium Common Shares. Any Shares tendered with respect to which a Mixed Consideration election is made will not be subject to proration under any circumstance; however, holders electing the Cash Consideration or the Stock Consideration may receive a different form of consideration from that selected. Holders electing either the Cash Consideration or the Stock Consideration will be subject to proration such that not more than 46% of the Shares tendered in the Offer can be exchanged for cash and not more than 54% of the Shares tendered in the Offer can be exchanged for Agrium Common Shares. Holders who otherwise would be entitled to receive a fractional Agrium Common Share will instead receive cash in lieu of any fractional Agrium Common Share such holder may have otherwise been entitled to receive. See “The Offer—Elections and Proration” for a detailed description of the proration procedure and “The Offer—Fractional Shares” for a detailed description of the treatment of fractional Agrium Common Shares.

The purpose of the Offer is for Agrium to acquire control of, and ultimately the entire equity interest in, CFI. The Offer is the first step in Agrium’s plan to acquire all of the outstanding Shares. Agrium currently intends, as soon as practicable following the consummation of the Offer, to seek to effect the merger of Offeror with and into CFI, with CFI surviving the merger (the “Proposed Merger”). CFI after the Proposed Merger is sometimes referred to as the “Surviving Corporation.” The purpose of the Proposed Merger is for Agrium to acquire all Shares not acquired in the Offer. After the Proposed Merger, the Surviving Corporation will be a wholly-owned subsidiary of Agrium and the former CFI stockholders will no longer have any direct ownership interest in the Surviving Corporation. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger, each Share then outstanding (except for Shares held in CFI’s treasury, Shares owned by any direct or indirect wholly-owned subsidiary of CFI and Shares owned by Agrium, Offeror or any of their direct or indirect wholly-owned subsidiaries, including Shares acquired in the Offer) will be converted into the right to receive, at the election of the holder of such Share, the Mixed Consideration, the Stock Consideration or the Cash Consideration subject, in the case of a Cash Consideration election or a Stock Consideration election, to the proration procedures applicable with respect to the Offer, such that not more than 46% of the issued and outstanding Shares immediately prior to the effective time of the Proposed Merger can be converted into the right to receive cash with the balance paid in Agrium Common Shares. Holders who otherwise would be entitled to receive a fractional Agrium Common Share will instead receive cash in lieu of any fractional Agrium Common Share such holder may have otherwise been entitled to receive. See “The Offer—Fractional Shares” for a detailed description of the treatment of fractional Agrium Common Shares.

Agrium is seeking to negotiate a merger agreement with CFI. Subject to applicable law, Offeror reserves the right to amend the Offer (including amending the number of Shares to be purchased and the consideration to be paid in the Offer and the Proposed Merger) upon entering into a merger agreement with CFI, or to negotiate a merger agreement with CFI not involving a tender offer or exchange offer pursuant to which Offeror would terminate the Offer and the Shares would, upon consummation of such proposed merger, be converted into the consideration negotiated by Agrium, Offeror and CFI.

Offeror’s obligation to accept for exchange, and to exchange, Shares for cash and Agrium Common Shares in the Offer is subject to a number of conditions, which are more fully described in “The Offer—Conditions of the Offer.”

Agrium Common Shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange under the symbol “AGU.” On March 27, 2009, the last reported sale price of an Agrium Common Share on the NYSE was $38.34 per Agrium Common Share. The Shares are listed on the NYSE under the symbol “CF.” On March 27, 2009, the last reported sale price of the Shares was $73.30 per Share.

For a discussion of certain factors that CFI stockholders should consider in connection with the Offer, please read carefully “Risk Factors” beginning on page 33.

Neither Agrium nor North Acquisition Co. has authorized any person to provide any information or to make any representation in connection with the Offer, other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Agrium.

Agrium is not asking for a proxy pursuant to this prospectus/offer to exchange. However, Agrium has filed a preliminary proxy statement and, following the filing of a definitive proxy statement, intends to solicit proxies from stockholders of CFI to withhold votes for the election of three members of CFI’s board of directors at CFI’s 2009 annual meeting of stockholders.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The dealer manager for the Offer is:

RBC Capital Markets Corporation

Toll Free: (866) 246-3902

The date of this prospectus/offer to exchange is March 30, 2009.

i

Annex A	DIRECTORS AND EXECUTIVE OFFICERS OF AGRIUM
Annex B	DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR
Annex C	DELAWARE GENERAL CORPORATION LAW

ii

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AGRIUM, CFI AND THEIR RESPECTIVE SUBSIDIARIES FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE “WHERE TO OBTAIN MORE INFORMATION.”

CFI STOCKHOLDERS ALSO MAY REQUEST COPIES OF THESE PUBLICLY-FILED DOCUMENTS FROM AGRIUM, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO AGRIUM’S INFORMATION AGENT OR DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES OR TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, CFI STOCKHOLDERS MUST MAKE SUCH REQUEST NO LATER THAN MAY 12, 2009, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE OFFER, WHICHEVER IS LATER.

THIS PROSPECTUS/OFFER TO EXCHANGE DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF CFI. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. ANY SOLICITATION OF PROXIES THAT AGRIUM OR CFI MIGHT MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”).

IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS OF CFI, AGRIUM AND OFFEROR FILED A PRELIMINARY PROXY STATEMENT WITH THE SEC ON MARCH 27, 2009 AND INTEND TO FILE A DEFINITIVE PROXY STATEMENT. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT OF AGRIUM AND OFFEROR AND ACCOMPANYING PROXY CARD WILL BE MAILED TO STOCKHOLDERS OF CFI. INVESTORS AND SECURITY HOLDERS OF CFI ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. AGRIUM, OFFEROR, THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN OTHER PERSONS ARE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM CFI STOCKHOLDERS FOR CFI’S 2009 ANNUAL MEETING OF STOCKHOLDERS. INFORMATION REGARDING SUCH PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS IN SUCH SOLICITATION, BY SECURITIES HOLDINGS OR OTHERWISE, IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY AGRIUM AND OFFEROR WITH THE SEC ON MARCH 27, 2009.

iii

INFORMATION CONCERNING CFI

All the information concerning CFI, its business operations, financial condition and management contained or incorporated by reference in this prospectus/offer to exchange has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. This information may be examined and copies may be obtained at the places and in the manner set forth in the section entitled “Where to Obtain More Information.” Agrium is not affiliated with CFI, and CFI has not permitted Agrium to have access to its books and records. Therefore, non-public information concerning CFI was not available to Agrium for the purpose of preparing this prospectus/offer to exchange. Although Agrium has no knowledge that would indicate that any statements contained or incorporated by reference in this prospectus/offer to exchange concerning CFI are untrue or incomplete, neither Agrium nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information or for any failure by CFI to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Agrium. Agrium has no means of verifying the accuracy or completeness of any of the information contained or incorporated by reference in this prospectus/offer to exchange that is derived from CFI’s publicly available documents or records or whether there has been any failure by CFI to disclose events that may have occurred or may affect the significance or accuracy of any information.

See “Risk Factors—Agrium has only conducted a review of CFI’s publicly available information and has not had access to CFI’s non-public information. Therefore, if Agrium acquires CFI, Agrium may be subject to unknown liabilities of CFI which may have a material adverse effect on Agrium’s profitability, financial condition and results of operations.”

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Agrium requested that CFI provide Agrium with information required for complete disclosure regarding the businesses, operations, financial condition and management of CFI. Agrium and Offeror will amend or supplement this prospectus/offer to exchange to provide any and all information Agrium receives from CFI, if Agrium receives the information before Agrium’s and Offeror’s offer to exchange expires and Agrium considers it to be material, reliable and appropriate.

An auditor’s report was issued on CFI’s financial statements and included in CFI’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, Agrium and Offeror require the consent of CFI’s independent auditors to incorporate by reference their audit reports included in CFI’s Annual Report on Form 10-K for the year ended December 31, 2008 into this prospectus/offer to exchange. Agrium requested and has, as of the date hereof, not received such consent from CFI’s independent auditors. If Agrium receives this consent, Agrium and Offeror will promptly file it as an exhibit to Agrium’s registration statement of which this prospectus/offer to exchange forms a part.

CURRENCY

In this prospectus/offer to exchange, references to “dollars”, “$”, and “U.S. $” are to United States dollars.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of shares of common stock of CF Industries Holdings, Inc., par value $0.01 per share, including the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the shares of CFI common stock, the “Shares”), may have regarding the Offer and answers to those questions. You are urged to read carefully the remainder of this prospectus/offer to exchange and the accompanying letter of election and transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this prospectus/offer to exchange and the accompanying letter of election and transmittal. See “Where To Obtain More Information.”

As used in this prospectus/offer to exchange, unless otherwise indicated or the context requires, “Agrium,” “we,” “our” or “us” refers to Agrium and its consolidated subsidiaries, “Offeror” refers to North Acquisition Co. and “CFI” refers to CF Industries Holdings, Inc. and its consolidated subsidiaries.

Who is offering to buy my Shares?

The Offer is made by Agrium Inc., a corporation governed by the Canada Business Corporations Act, through its wholly-owned subsidiary, North Acquisition Co., a Delaware corporation. Agrium is a major retailer of agricultural products and services in both North and South America and a global producer and wholesale marketer of nutrients for agricultural, specialty and industrial markets. Agrium produces and markets three primary groups of nutrients (nitrogen, phosphate and potash) as well as controlled release fertilizers.

What are the classes and amounts of CFI securities that Agrium is offering to acquire in the Offer?

Agrium is seeking to acquire all issued and outstanding Shares. Unless the Rights have been distributed, a tender of the Shares will constitute a tender of the Rights. The Offer is also being made with respect to Shares that may become outstanding after March 16, 2009, but prior to the expiration of the Offer, upon the exercise of any stock options, other derivative securities and other rights to acquire Shares that are exercisable for or converted into Shares.

What will I receive for my Shares pursuant to the increased Offer?

Pursuant to the increased Offer, Agrium is offering to exchange for each issued and outstanding Share validly tendered pursuant to the Offer and not properly withdrawn one of the following:

•	$35.00 in cash, without interest, and 1.0 common share of Agrium, no par value (the “Agrium Common Share”) (the “Mixed Consideration”),

subject to the proration procedures described in this prospectus/offer to exchange and the accompanying letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”):

•	1.8685 Agrium Common Shares (the “Stock Consideration”), or

•	$75.30 in cash, without interest (the “Cash Consideration”).

The aggregate cash consideration to be paid by Agrium in the Offer and the Proposed Merger will not exceed approximately $1.8 billion, and the aggregate stock consideration to be paid by Agrium in the Offer and the Proposed Merger will not exceed approximately 50.2 million Agrium Common Shares. Any Shares tendered with respect to which a Mixed Consideration election is made will not be subject to proration under any circumstance; however, holders electing the Cash Consideration or the Stock Consideration may receive a different form of consideration from that selected. Holders electing either the Cash Consideration or the Stock Consideration will be subject to proration such that not more than 46% of the Shares tendered in the Offer can be exchanged for cash and not more than 54% of the Shares tendered in the Offer can be exchanged for Agrium Common Shares. Holders who otherwise would be entitled to receive a fractional Agrium Common Share will instead receive cash in lieu of any fractional Agrium Common Share such holder may have otherwise been entitled to receive. See “The Offer—Elections and Proration” for a detailed description of the proration procedure and “The Offer—Fractional Shares” for a detailed description of the treatment of fractional Agrium Common Shares.

Solely for purposes of illustration, the following table indicates the relative value of the Mixed Consideration, the Stock Consideration and the Cash Consideration based on different assumed prices for Agrium Common Shares.

Assumed Agrium Common Share Price	Market Value of Mixed Consideration (Per Share Exchanged)	Value of Stock Consideration (Per Share Exchanged)	Market Value of Cash Consideration (Per Share Exchanged)
$30.00	$65.00	$56.06	$75.30
$35.00	$70.00	$65.40	$75.30
$37.50	$72.50	$70.07	$75.30
$40.30	$75.30	$75.30	$75.30
$42.50	$77.50	$79.41	$75.30
$45.00	$80.00	$84.08	$75.30
$50.00	$85.00	$93.43	$75.30

The prices of Agrium Common Shares used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical CFI stockholder would receive, are for purposes of illustration only. The value of the Mixed Consideration and the Stock Consideration will change as the price of Agrium Common Shares fluctuates during the Offer period and thereafter, and may therefore be higher or lower than the prices set forth in the examples above at the expiration of the Offer and at the time you receive the Agrium Common Shares. CFI’s stockholders are encouraged to obtain current market quotations for the Agrium Common Shares and the Shares prior to making any decision with respect to the Offer.

In addition, CFI stockholders electing the Cash Consideration or the Stock Consideration are subject to proration if holders of Shares, in the aggregate, elect to receive more than the aggregate amount of cash consideration or stock consideration to be paid in the Offer. As a consequence, the elections of other CFI stockholders will affect whether a tendering CFI stockholder electing the Cash Consideration or the Stock Consideration receives solely the type of consideration elected or if a portion of such CFI stockholder’s tendered Shares is exchanged for another form of consideration.

Based on the Mixed Consideration and the closing price of Agrium Common Shares on the New York Stock Exchange (“NYSE”) on March 26, 2009, which is the last trading day immediately preceding the public announcement by Agrium of the increased Offer, the increased Offer represents a premium of 35% over the closing Share price of $55.58 on February 24, 2009, which is the last trading day immediately preceding the first public announcement by Agrium of its intention to acquire CFI, and a premium of 48% over the 30-day volume-weighted average intra-day Share price ending on February 24, 2009.

CFI stockholders should consider the potential effects of proration and should obtain current market quotations for Agrium Common Shares and the Shares before deciding whether to tender pursuant to the Offer and before electing the form of consideration they wish to receive. Please also see the section of this prospectus/offer to exchange entitled “Risk Factors.”

Why did Agrium increase the consideration to be paid in the Offer?

Agrium increased the consideration to be paid in the Offer in order to demonstrate its commitment to completing the acquisition of CFI.

How much did the Offer increase?

The increased Offer represents an increase of $3.30, or 10.4%, in the cash component of the consideration to by paid to CFI stockholders compared with the original Offer.

Under the terms of the increased Offer, the consideration per Share to be paid will be one of the following (subject to the proration procedures described elsewhere in this prospectus/offer to exchange):

•	$35.00 in cash, without interest, and 1.0 Agrium Common Share compared to $31.70 in cash, without interest, and 1.0 Agrium Common Share in the original Offer;

•	1.8685 Agrium Common Shares compared to 1.7866 Agrium Common Shares in the original Offer; or

•	$75.30 in cash, without interest, compared to $72.00 in cash, without interest, in the original Offer.

Will I have to pay any fee or commission to exchange Shares?

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Offeror making this Offer?

The purpose of the Offer is for Agrium to acquire control of, and ultimately the entire equity interest in, CFI. The Offer is the first step in Agrium’s plan to acquire all of the outstanding Shares. Agrium currently intends, as soon as practicable following the consummation of the Offer, to seek to effect the merger of Offeror with and into CFI, with CFI surviving the merger (the “Proposed Merger”). CFI after the Proposed Merger is sometimes referred to as the “Surviving Corporation.” The purpose of the Proposed Merger is for Agrium to acquire all Shares not acquired in the Offer. After the Proposed Merger, the Surviving Corporation will be a wholly-owned subsidiary of Agrium and the former CFI stockholders will no longer have any direct ownership interest in the Surviving Corporation. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger, each Share then outstanding (except for Shares held in CFI’s treasury, Shares owned by any direct or indirect wholly-owned subsidiary of CFI and Shares owned by Agrium, Offeror or any of their direct or indirect wholly-owned subsidiaries, including Shares acquired in the Offer) will be converted into the right to receive, at the election of the holder of such Share, the Mixed Consideration, the Stock Consideration or the Cash Consideration subject, in the case of a Cash Consideration election or a Stock Consideration election, to the proration procedures applicable with respect to the Offer, such that not more than 46% of the issued and outstanding Shares immediately prior to the effective time of the Proposed Merger can be converted into the right to receive cash with the balance paid in Agrium Common Shares. Holders who otherwise would be entitled to receive a fractional Agrium Common Share will instead receive cash in lieu of any fractional Agrium Common Share such holder may have otherwise been entitled to receive. See “The Offer—Fractional Shares” for a detailed description of the treatment of fractional Agrium Common Shares.

Agrium is seeking to negotiate a merger agreement with CFI. Subject to applicable law, Offeror reserves the right to amend the Offer (including amending the number of Shares to be purchased and the consideration to be paid in the Offer and the Proposed Merger) upon entering into a merger agreement with CFI, or to negotiate a merger agreement with CFI not involving a tender offer or exchange offer pursuant to which Offeror would terminate the Offer and the Shares would, upon consummation of such proposed merger, be converted into the consideration negotiated by Agrium, Offeror and CFI.

Why is the Offeror making the Offer now?

Agrium and CFI had discussions regarding a combination prior to CFI’s initial public offering in 2005. Since that time, Agrium has closely followed CFI. Given CFI’s unsolicited proposal to acquire Terra Industries Inc. (“Terra”), it was imperative to act now to ensure that CFI stockholders have an opportunity to consider Agrium’s proposal prior to CFI reaching any agreement with Terra.

What are the conditions of the Offer?

The Offer is conditioned upon the following:

•

there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended from time to time, that number of Shares which, when added to any Shares already owned by Agrium or Offeror, represents a majority of the total number of outstanding Shares on a fully diluted basis (assuming the conversion or exercise of all stock options, other derivative securities or other rights to acquire Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) at the time of the expiration of the Offer (the “Minimum Condition”);

•

CFI shall have entered into a definitive merger agreement with Agrium with respect to the Proposed Merger, which terms and conditions will be fully satisfactory to Agrium and shall provide, among other things, that: (i) the board of directors of CFI has approved the Offer and the Proposed Merger and (ii) the board of directors of CFI has removed any other impediment to the consummation of the Offer and the Proposed Merger (the “Merger Agreement Condition”);

•

Agrium shall have completed to its satisfaction confirmatory due diligence regarding CFI’s non-public information with respect to CFI’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting CFI’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the Offer (the “Due Diligence Condition”);

•

CFI’s unsolicited proposal to acquire Terra shall have been withdrawn or terminated without any shares of Terra having been purchased or agreed to have been purchased by CFI pursuant to such proposal or otherwise (the “Terra Condition”);

•

CFI’s board of directors shall have redeemed the Rights, or Agrium shall be satisfied in its sole discretion that such Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the “Rights Condition”);

•

Agrium shall be satisfied in its sole discretion that the restrictions on “Business Combinations” with an “Interested Stockholder” set forth in Section 203 of the Delaware General Corporation Law (the “DGCL”) are inapplicable to the Offer and the Proposed Merger or any other business combination involving Agrium or any of its subsidiaries and CFI (the “Section 203 Condition”);

•	there shall not have been any material adverse change to CFI or its business at any time on or after March 16, 2009 and prior to the expiration of the Offer;

•

each of CFI and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at any time on or after March 16, 2009 and prior to the expiration of the Offer;

•

any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated; the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act (Canada) (the “Competition Act”) shall have (A) issued an advance ruling certificate or (B)(i) the applicable waiting period shall have expired or been earlier terminated or waived and (ii) a “no-action” letter on terms acceptable to Agrium shall have been obtained; if the Offer is subject to pre-merger notification under the Canada Transportation Act, the transaction shall have been cleared by the Canadian Minister of Transport or the Governor in Council; and any other requisite clearances and/or approvals under any other federal, state or foreign antitrust, competition or other regulatory law shall have been obtained;

•	the shareholders of Agrium shall have approved the issuance of Agrium Common Shares pursuant to the Offer and the Proposed Merger, if such approval is required by the Toronto Stock Exchange (“TSX”);

•

the registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order or proceeding seeking a stop order shall have been issued and no other proceeding shall have been instituted or threatened by the SEC; and

•	the Agrium Common Shares to be issued pursuant to the Offer shall have been approved for listing on the TSX and authorized for listing on the NYSE, subject to official notice of issuance.

CFI’s board of directors has the ability to satisfy certain of the principal conditions of the Offer, including the Section 203 Condition, the Rights Condition, the Merger Agreement Condition, the Terra Condition and the Due Diligence Condition. Agrium and Offeror believe that CFI’s board of directors should take all necessary actions to facilitate consummation of the Offer and the Proposed Merger and hereby request that they do so. Although Agrium believes that, under the circumstances of the Offer and the Proposed Merger, CFI’s board of directors should do so, CFI’s board of directors may not act to satisfy these conditions. If CFI does not act to facilitate these conditions Agrium will not be able to consummate the Offer and the Proposed Merger.

Is Agrium’s financial condition relevant to my decision to tender Shares in the Offer?

Yes. Agrium’s financial condition is relevant to your decision to tender your Shares because part of the consideration you may receive if your Shares are exchanged in the Offer could consist of Agrium Common Shares. As a result of the proration procedures described in this prospectus/offer to exchange, you may receive Agrium Common Shares in addition to cash even if you elect to receive the Cash Consideration. You should therefore consider Agrium’s financial condition as you could become one of Agrium’s shareholders through the Offer. You also should consider the likely effect that Agrium’s acquisition of CFI would have on Agrium’s financial condition. This prospectus/offer to exchange contains financial information regarding Agrium, as well as pro forma financial information for the proposed combination of Agrium and CFI, all of which we encourage you to review.

Does Agrium have the financial resources to complete the Offer and the Proposed Merger?

The Offer and the Proposed Merger are not conditioned upon any financing arrangements or contingencies.

Assuming that all of CFI’s stock options are exercised, based on the closing price of the Agrium Common Shares on February 24, 2009, the aggregate purchase price of all of the outstanding Shares (and payment of transaction-related fees and expenses) is expected to be approximately $3.9 billion, to be funded by approximately $1.9 billion of cash and the issuance of approximately 50.2 million Agrium Common Shares. Agrium has secured underwritten financing commitments for $1.4 billion to be used to fund part of the costs associated with the Offer and the Proposed Merger. Agrium will have sufficient funds to complete the Offer and the Proposed Merger.

For a more detailed description of such commitments, see “The Offer—Source and Amount of Funds.”

What percentage of Agrium Common Shares will former holders of the Shares own after the Offer and the Proposed Merger?

Agrium estimates that, if all of CFI’s stock options are exercised, former CFI stockholders would own, in the aggregate, approximately 24% of Agrium Common Shares outstanding after the consummation of the Proposed Merger. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Agrium After the Offer and the Proposed Merger.”

What are the Rights?

The Rights were created pursuant to the Rights Agreement, dated July 21, 2005 (the “Rights Agreement”). Pursuant to the Rights Agreement, CFI’s board of directors declared a dividend of one Right for each Share. When exercisable, each Right will entitle the registered holder to purchase from CFI one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $90.00, subject to adjustment. Until a Right is exercised, the holder of the Right will have no right to vote or receive dividends or any other rights as a stockholder as a result of holding the Right. The Rights trade automatically with the Shares and may be exercised only in connection with certain attempts to take-over CFI. The Rights could deter take-over proposals that might be in the best interests of CFI stockholders. The Rights expire on July 21, 2015, unless this expiration date is extended or the Rights are otherwise redeemed or exchanged on an earlier date.

Agrium believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger. However, unless and until the Rights Condition is satisfied, the existence of the Rights has the practical effect of precluding Offeror from consummating the Offer, regardless of the extent to which CFI stockholders wish to sell their Shares pursuant to the Offer. Unless a distribution occurs, a tender of Shares will include a tender of the associated Rights. If a distribution does occur, you will need to tender one Right with each Share tendered. We will not pay any additional consideration for any Rights regardless of how they are tendered. See “The Companies—CFI,” “The Offer—Procedure for Tendering,” and “The Offer—Conditions of the Offer.”

When does the Offer expire? Can the Offer be extended and, if so, under what circumstances?

The Offer is scheduled to expire at 12:00 midnight, New York City time, on May 19, 2009, which is the Initial Expiration Date, unless further extended by Offeror. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the Offer, subject to applicable laws, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

How long will it take to complete the Offer and the Proposed Merger?

We hope to complete the Offer promptly after its expiration at midnight, New York City time, on May 19, 2009. However, we may extend the offer if the conditions to the Offer have not been satisfied as of the Initial Expiration Date or if we are required to extend the offer pursuant to the SEC’s tender offer rules. We intend to complete the Proposed Merger as soon as practicable after the successful completion of the Offer, unless a court or other circumstances prevent us from doing so.

Will CFI’s board of directors make a recommendation concerning the Offer?

On March 23, 2009, CFI filed a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) with the SEC in which the board of directors of CFI recommended that CFI stockholders reject the Offer and not tender their Shares pursuant to the Offer. Promptly following the filing of this prospectus/offer to exchange, CFI will be required to file an amendment to its Schedule 14D-9 with the SEC in which the CFI board of directors will be required to make a recommendation or state that it is neutral or unable to take a position with respect to the increased Offer.

Has Agrium negotiated, or sought the approval of, the terms of the Offer or the Proposed Merger with CFI?

On February 25, 2009, Agrium sent a letter to CFI in which Agrium publicly announced its offer to acquire CFI. Thereafter, Agrium tried to contact CFI in order to discuss a potential acquisition of CFI by Agrium, but CFI has not been willing to engage in discussions with Agrium. On March 9, 2009, CFI announced that its board of directors rejected Agrium’s proposal. CFI’s refusal to engage in discussions with Agrium left Agrium with no choice but to commence the original Offer on March 16, 2009. On March 27, 2009, Agrium announced that it increased the consideration to be paid in the Offer.

Agrium is seeking to negotiate a merger agreement with CFI. Subject to applicable law, Offeror reserves the right to amend the Offer (including amending the number of Shares to be purchased and the consideration to be paid in the Offer and the Proposed Merger) upon entering into a merger agreement with CFI, or to negotiate a merger agreement with CFI not involving a tender offer or exchange offer pursuant to which Offeror would terminate the Offer and the Shares would, upon consummation of such Proposed Merger, be converted into the consideration negotiated by Agrium, Offeror and CFI.

How do I tender my Shares?

To tender Shares into the Offer, you must deliver the certificates representing your Shares, together with a completed letter of election and transmittal and any other documents required by the accompanying letter of election and transmittal, to BNY Mellon Shareowner Services, the exchange agent for the Offer, not later than the time the Offer expires. The letter of election and transmittal (and its instructions) is enclosed with this prospectus/offer to exchange. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

For a complete discussion of the procedures for tendering your Shares, please see the section of this prospectus/offer to exchange entitled “The Offer—Procedure for Tendering.”

Until what time can I withdraw tendered Shares?

You may withdraw previously tendered Shares at any time prior to the expiration of the Offer. For a complete discussion of the procedures for withdrawing your Shares, please see the section of this prospectus/offer to exchange entitled “The Offer—Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. For a complete discussion on the procedures for withdrawing your Shares, including the applicable deadlines for effecting withdrawals, please see the section of this prospectus/offer to exchange entitled “The Offer—Withdrawal Rights.”

Can I Change My Election?

If you decide to change your election after you have tendered your Shares, you must first withdraw your tendered Shares and then you must re-tender your Shares prior to the expiration of the Offer with a new letter of election and transmittal that indicates your revised election.

When and how will I receive the Offer consideration in exchange for my tendered Shares?

Offeror will exchange all validly tendered and not properly withdrawn Shares promptly after the Expiration Date, subject to the terms of the Offer and the satisfaction or waiver of the conditions to the Offer, as set forth in the section of this prospectus/offer to exchange entitled “The Offer—Conditions of the Offer.” Offeror will deliver the consideration for your validly tendered and not properly withdrawn Shares by depositing the cash and/or stock consideration therefore with the exchange agent, which will act as your agent for the purpose of receiving the Offer consideration from Offeror and transmitting such consideration to you. In all cases, an exchange of tendered Shares will be made only after timely receipt by the exchange agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares as described in the section of this prospectus/offer to exchange entitled “The Offer—Procedure for Tendering”), a properly completed and duly executed letter of election and transmittal and any other required documents for such Shares.

What will I receive if I tender my Shares but do not elect the form of consideration I wish to receive?

If you tender your Shares but do not elect the type of consideration you wish to receive, you will be deemed to have elected the Mixed Consideration.

Will I receive any fractional Agrium Common Shares in the Offer?

No. Fractional Agrium Common Shares will not be distributed in the Offer. Instead, CFI stockholders entitled to receive fractional Agrium Common Shares will receive cash in lieu of a fractional Agrium Common Share. The exchange agent, acting as agent for CFI stockholders otherwise entitled to receive a fractional Agrium Common Share, will aggregate all fractional Agrium Common Shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such stockholders. The stockholders will receive the proceeds, if any, less any brokerage commissions or other fees, from the sale of these fractional Agrium Common Shares in accordance with their fractional interest in the aggregate number of Agrium Common Shares sold.

Why does the cover page to this prospectus/offer to exchange state that this Offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the Offer has not commenced?

No. Completion of this preliminary prospectus/offer to exchange and effectiveness of the registration statement are not necessary for the Offer to commence. The Offer was commenced on March 16, 2009, the date of the initial filing of the registration statement relating to the original Offer. We cannot, however, accept for exchange any Shares tendered in the Offer or exchange any Shares until the registration statement of which this prospectus/offer to exchange is a part is declared effective by the SEC and the other conditions to the Offer have been satisfied or waived.

What will I receive in the Proposed Merger if I do not tender my Shares?

In the Proposed Merger, each Share outstanding at the effective time will be converted into the right to receive, at the election of the holder of such Share, the Mixed Consideration, the Stock Consideration or the Cash Consideration, subject in the case of a Cash Consideration election or a Stock Consideration election, to the same proration procedures applicable to the Offer.

Are dissenters’ or appraisal rights available in either the Offer or the Proposed Merger?

No dissenters’ or appraisal rights are available in connection with the Offer. However, CFI stockholders who do not vote in favor of the Proposed Merger and who properly seek appraisal rights for their Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware would have appraisal rights if the Proposed Merger takes place. The value you will receive if you perfect appraisal rights could be more or less than, or the same as, the price per Share to be paid in the Offer and the Proposed Merger. See “The Offer—Purpose of the Offer; the Proposed Merger; Dissenters’ Rights.”

Do shareholders of Agrium need to vote to approve the Offer or the Proposed Merger?

The TSX rules do not require Agrium to obtain the approval of its shareholders for the Offer and the Proposed Merger, although the TSX does have the discretion to require Agrium to obtain this approval. If the TSX requires approval by Agrium’s shareholders in connection with the issuance of additional Agrium Common Shares, Agrium intends to take such actions to satisfy the listing requirements of the TSX. Because Agrium is a “foreign private issuer” for purposes of the NYSE rules, the NYSE will defer to the TSX with respect to whether Agrium is required to obtain the approval of its shareholders for the Offer and the Proposed Merger.

How will U.S. taxpayers be taxed?

The Offer will be a fully taxable transaction for U.S. resident stockholders and, as such, a U.S. resident stockholder who receives Agrium Common Shares and/or cash in exchange for its Shares pursuant to the Offer will generally recognize gain or loss for U.S. federal income tax purposes. It is possible, however, that Agrium may decide to modify the acquisition proposal in a manner intended to qualify as a “reorganization” for U.S. federal income tax purposes. If the structure of the acquisition proposal were so modified and qualifies as a “reorganization” (of which there can be no assurance), a U.S. resident stockholder who receives Agrium Common Shares and cash, if any, in exchange for its Shares pursuant to the Offer would recognize gain to the extent of cash received, but (unless the stockholder receives only cash in the Offer and any related transactions, including the Proposed Merger) would not recognize any loss. You should review the more detailed information under “The Offer—Certain United States Federal Income Tax Considerations” and “The Offer—Certain Canadian Federal Income Tax Considerations.”

If I have already tendered my Shares do I need to do anything to tender into the increased Offer?

No. Shares validly tendered in connection with the original Offer commenced on March 16, 2009, and not properly withdrawn will automatically receive the consideration provided for in the increased Offer.

Where can I find more information about Agrium and CFI?

You can find more information about Agrium and CFI from various sources described in the section of this prospectus/offer to exchange entitled “Where To Obtain More Information.”

Whom can I contact if I have questions about the offer?

You should contact Agrium’s information agent or dealer manager at the following respective addresses and telephone numbers with any questions about the Offer or the Proposed Merger, or to request additional copies of this prospectus/offer to exchange or other documents:

The information agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokerage Firms Please Call: (212) 440-9800

All Others Please Call Toll Free: (866) 318-0506

Email Inquiries: cftransaction@georgeson.com

The dealer manager for the Offer is:

RBC Capital Markets Corporation

Three World Financial Center

200 Vesey Street, 9th Floor

New York, New York 10281

(212) 428-5421 (Call Direct)

or

(866) 246-3902 (Toll Free)

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus/offer to exchange. However, this summary does not contain all of the information that may be important to CFI stockholders. You are urged to read carefully the remainder of this prospectus/offer to exchange and the accompanying letter of election and transmittal and the other documents to which we have referred because the information in this section is not complete. See “Where To Obtain More Information.”

The Offer

Under the terms of the increased Offer, each CFI stockholder may elect to receive, for each outstanding share of CFI common stock, par value $0.01 per share (including the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”), and together with the shares of CFI common stock, the “Shares”)), validly tendered and not withdrawn in the Offer, at the election of such holder, one of the following:

•	$35.00 in cash, without interest, and 1.0 common share of Agrium, no par value (the “Agrium Common Share”) (the “Mixed Consideration”),

subject to the proration procedures described in this prospectus/offer to exchange and the accompanying letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”):

•	1.8685 Agrium Common Shares (the “Stock Consideration”), or

•	$75.30 in cash, without interest (the “Cash Consideration”).

The aggregate cash consideration to be paid by Agrium in the Offer and the Proposed Merger (as defined below) will not exceed approximately $1.8 billion, and the aggregate stock consideration to be paid by Agrium in the Offer and the Proposed Merger will not exceed approximately 50.2 million Agrium Common Shares. Any Shares tendered with respect to which a Mixed Consideration election is made will not be subject to proration under any circumstance; however, CFI stockholders electing Cash Consideration or Stock Consideration may be subject to proration and may receive a different form of consideration from that selected. Holders electing either the Cash Consideration or the Stock Consideration will be subject to proration such that not more than 46% of the Shares tendered in the Offer can be exchanged for cash and not more than 54% of the Shares tendered in the Offer can be exchanged for Agrium Common Shares. Holders who otherwise would be entitled to receive a fractional Agrium Common Share will instead receive cash in lieu of any fractional Agrium Common Share such holder may have otherwise been entitled to receive. See “The Offer—Elections and Proration” for a detailed description of the proration procedure and “The Offer—Fractional Shares” for a detailed description of the treatment of fractional Agrium Common Shares.

The value of the Mixed Consideration and the Stock Consideration will fluctuate prior to the Expiration Date as the market price of Agrium Common Shares changes.

Consideration to be received by holders of the Shares

Solely for purposes of illustration, the following table indicates the relative value of the Mixed Consideration, the Stock Consideration and the Cash Consideration based on different assumed prices for Agrium Common Shares.

Assumed Agrium Common Share Price	Market Value of Mixed Consideration (Per Share Exchanged)	Value of Stock Consideration (Per Share Exchanged)	Market Value of Cash Consideration (Per Share Exchanged)
$30.00	$65.00	$56.06	$75.30
$35.00	$70.00	$65.40	$75.30
$37.50	$72.50	$70.07	$75.30
$40.30	$75.30	$75.30	$75.30
$42.50	$77.50	$79.41	$75.30
$45.00	$80.00	$84.08	$75.30
$50.00	$85.00	$93.43	$75.30

The prices of Agrium Common Shares used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical CFI stockholder would receive, are for purposes of illustration only. The value of the Mixed Consideration and the Stock Consideration will change as the price of Agrium Common Shares fluctuates during the Offer period and thereafter, and may therefore be higher or lower than the prices set forth in the examples above at the expiration of the Offer and at the time you receive the Agrium Common Shares. CFI’s stockholders are encouraged to obtain current market quotations for the Agrium Common Shares and the Shares prior to making any decision with respect to the Offer.

In addition, CFI stockholders electing the Cash Consideration or the Stock Consideration are subject to proration if holders of Shares, in the aggregate, elect to receive more than the aggregate amount of cash consideration or stock consideration to be paid in the Offer. As a consequence, the elections of other CFI stockholders will affect whether a tendering CFI stockholder electing the Cash Consideration or the Stock Consideration receives solely the type of consideration elected or if a portion of such CFI stockholder’s tendered Shares is exchanged for another form of consideration.

Based on the Mixed Consideration and the closing price of Agrium Common Shares on the New York Stock Exchange (“NYSE”) on March 26, 2009, which is the last trading day immediately preceding the public announcement by Agrium of the increased Offer, the increased Offer represents a premium of 35% over the closing Share price of $55.58 on February 24, 2009, which is the last trading day immediately preceding the first public announcement by Agrium of its intention to acquire CFI, and a premium of 48% over the 30-day volume-weighted average intra-day Share price ending on February 24, 2009.

CFI stockholders should consider the potential effects of proration and should obtain current market quotations for Agrium Common Shares and the Shares before deciding whether to tender pursuant to the Offer and before electing the form of consideration they wish to receive. Please also see the section of this prospectus/offer to exchange entitled “Risk Factors.”

Purpose of the Offer; the Proposed Merger

The purpose of the Offer is for Agrium to acquire control of, and ultimately the entire equity interest in, CFI. The Offer is the first step in Agrium’s plan to acquire all of the outstanding Shares. Agrium currently intends, as soon as practicable following the consummation of the Offer, to seek to effect the merger of Offeror with and into CFI, with CFI surviving the merger (the “Proposed Merger”). CFI after the Proposed Merger is sometimes referred to as the “Surviving Corporation.” The purpose of the Proposed Merger is for Agrium to acquire all Shares not acquired in the Offer. After the Proposed Merger, the Surviving Corporation will be a wholly-owned subsidiary of Agrium and the former CFI stockholders will no longer have any direct ownership interest in the Surviving Corporation. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger, each Share then outstanding (except for Shares held in CFI’s treasury, Shares owned by any direct or indirect wholly-owned subsidiary of CFI and Shares owned by Agrium, Offeror or any of their direct or indirect wholly-owned subsidiaries, including Shares acquired in the Offer) will be converted into the right to receive, at the election of the holder of such Share, the Mixed Consideration, the Stock Consideration or the Cash Consideration subject, in the case of a Cash Consideration election or a Stock Consideration election, to the proration procedures applicable with respect to the Offer, such that not more than 46% of the issued and outstanding Shares immediately prior to the effective time of the Proposed Merger can be converted into the right to receive cash with the balance paid in Agrium Common Shares. Holders who otherwise would be entitled to receive a fractional Agrium Common Share will instead receive cash in lieu of any fractional Agrium Common Share such holder may have otherwise been entitled to receive. See “The Offer—Fractional Shares” for a detailed description of the treatment of fractional Agrium Common Shares.

Agrium is seeking to negotiate a merger agreement with CFI. Subject to applicable law, Offeror reserves the right to amend the Offer (including amending the number of Shares to be purchased and the consideration to be paid in the Offer and the Proposed Merger) upon entering into a merger agreement with CFI, or to negotiate a merger agreement with CFI not involving a tender offer or exchange offer pursuant to which Offeror would terminate the Offer and the Shares would, upon consummation of such proposed merger, be converted into the consideration negotiated by Agrium, Offeror and CFI.

The Companies

Agrium

Agrium Inc.

13131 Lake Fraser Drive S.E.

Calgary, Alberta

T2J 7E8 Canada

(403) 225-7000

Agrium is a corporation governed by the Canada Business Corporations Act. Agrium is a major retailer of agricultural products and services in both North and South America and a global producer and wholesale marketer of nutrients for agricultural, specialty and industrial markets. Agrium produces and markets three primary groups of nutrients (nitrogen, phosphate and potash) as well as controlled release fertilizers.

North Acquisition Co.

c/o Agrium U.S. Inc.

4582 South Ulster Street

Suite 1700

Denver, CO 80237

(303) 804-4400

Offeror, a Delaware corporation, is a wholly-owned subsidiary of Agrium. Offeror is newly formed, and was organized for the purpose of making the Offer and consummating the Proposed Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incidental to its formation and those incurred in connection with the Offer and the Proposed Merger.

CFI

4 Parkway North, Suite 400

Deerfield, Illinois 60015

(847) 405-2400

CFI is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. CFI’s operations are organized into two business segments: the nitrogen segment and the phosphate segment. CFI’s principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution. CFI’s principal products in the phosphate segment are diammonium phosphate, monoammonium phosphate and potash.

Reasons for the Offer

Agrium believes that a combination of Agrium and CFI would create significant value for both CFI stockholders and Agrium shareholders. The issuance of Agrium Common Shares to a CFI stockholder will allow that stockholder to participate in the growth and value creation of the combined entity.

Agrium believes the combination of Agrium and CFI is compelling and offers a number of strategic benefits, including the following:

•

Value Creation for All Shareholders: A combination of Agrium and CFI would create value for shareholders of both Agrium and CFI. Under the Offer, CFI stockholders would benefit from receiving an attractive premium, rather than having CFI pay a significant premium to acquire Terra. Based on the Mixed Consideration and the closing price of Agrium Common Shares on the NYSE on March 26, 2009, which is the last trading day immediately preceding the public announcement by Agrium of the increased Offer, the increased Offer represents a premium of 35% over the closing Share price of $55.58 on February 24, 2009, which is the last trading day immediately preceding the first public announcement by Agrium of its intention to acquire CFI, and a premium of 48% over the 30-day volume-weighted average intra-day Share price ending on February 24, 2009. In addition, by offering a combination of cash and Agrium Common Shares, at the election of CFI stockholders (subject to the overall limits of cash and shares comprising the aggregate consideration), CFI’s stockholders will be presented with a unique opportunity for significant long-term value while providing immediate liquidity for those CFI stockholders wishing to sell their Shares at an extremely attractive price.

Agrium anticipates that the transaction would be accretive to both earnings and cash flow in 2010 and significantly accretive on both measures in subsequent years.

•

Global Leader in Nutrient Production and Distribution: The combination of Agrium and CFI would create a global leader in nutrient production and distribution, triple Agrium’s phosphate and UAN capacity and strengthen all of Agrium’s other wholesale and retail businesses across the agricultural value chain. The combined company would be the second largest nitrogen producer on a global basis (based on publicly available capacity information), the third largest phosphate producer in North America (based on publicly available capacity information) and the fourth largest publicly traded fertilizer company globally (based on enterprise value, which is defined as market capitalization (as at March 27, 2009) plus preferred equity, plus net indebtedness, plus minority interest (in each case, based on the latest publicly filed financial statements). Based on the 2008 revenues of Agrium and CFI, the combined company would have had 2008 revenues of nearly $14 billion. Agrium believes the combined company would have the strength, breadth and scale to realize future growth, both organically and through acquisitions.

•

Complementary Wholesale Production and Distribution: Agrium and CFI are highly complementary based on geography and operations. CFI’s extensive storage and distribution network throughout the Eastern region of the U.S. corn-growing region, coupled with Agrium’s wholesale distribution network, primarily concentrated in the Western corn belt, would provide significant efficiencies in manufacturing and distribution and enhance customer service. Additionally, CFI’s access to a main gateway for North American fertilizer imports and exports in New Orleans would assist in further globalizing the combined company.

•	Growth and Diversification Across the Value Chain: A broader and more balanced portfolio of products and geographic regions would allow the combined company to better navigate the volatility of commodity cycles while more efficiently and effectively serving the increasingly competitive global agribusiness industry. A combination would not diminish Agrium’s ability to continue to build its position as the leading North American agricultural retailer, further expand its potash capacity and advanced technologies business or pursue other strategic opportunities. The capital structure and credit metrics of the combined company would remain strong and in line with an investment grade rating.

•

Synergy Realization and Integration Track Record: Agrium expects to realize significant efficiencies and cost reductions as a result of the combination of Agrium and CFI. Agrium expects the combined company to realize synergies of approximately $150 million per year within three years of consummation of the combination. Agrium believes these synergies can be realized through (i) reducing duplications between the companies in selling, general and administrative costs; (ii) reducing combined logistics costs through warehousing optimization; (iii) reducing plant overhead and improved economies of scale in purchases and procurement; and (iv) merging the sales and marketing model and philosophy of the two companies.

Agrium has completed nine acquisitions in four years and other growth initiatives across the value chain. Agrium has invested approximately $3.4 billion in the past five years and achieved synergies greater than announced and earlier than expected. Conversely, CFI management does not have meaningful experience acquiring and integrating acquisitions. A CFI acquisition of Terra poses substantial execution risk to CFI stockholders, given CFI’s lack of experience.

Timing of the Offer

Agrium and CFI had discussions regarding a combination prior to CFI’s initial public offering in 2005. Since that time, Agrium has closely followed CFI. Given CFI’s unsolicited proposal to acquire Terra, it was imperative to act now to ensure that CFI stockholders have an opportunity to consider Agrium’s proposal prior to CFI reaching any agreement with Terra.

Conditions of the Offer

The Offer is conditioned upon the following:

•

there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended from time to time, that number of Shares which, when added to any Shares already owned by Agrium or Offeror, represents a majority of the total number of outstanding Shares on a fully diluted basis (assuming the conversion or exercise of all stock options, other derivative securities or other rights to acquire Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) at the time of the expiration of the Offer (the “Minimum Condition”);

•

CFI shall have entered into a definitive merger agreement with Agrium with respect to the Proposed Merger, which terms and conditions will be fully satisfactory to Agrium and shall provide, among other things, that: (i) the board of directors of CFI has approved the Offer and the Proposed Merger and (ii) the board of directors of CFI has removed any other impediment to the consummation of the Offer and the Proposed Merger (the “Merger Agreement Condition”);

•

Agrium shall have completed to its satisfaction confirmatory due diligence regarding CFI’s non-public information with respect to CFI’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting CFI’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the Offer (the “Due Diligence Condition”);

•

CFI’s unsolicited proposal to acquire Terra shall have been withdrawn or terminated without any shares of Terra having been purchased or agreed to have been purchased by CFI pursuant to such proposal or otherwise (the “Terra Condition”);

•

CFI’s board of directors shall have redeemed the Rights, or Agrium shall be satisfied in its sole discretion that such Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the “Rights Condition”);

•

Agrium shall be satisfied in its sole discretion that the restrictions on “Business Combinations” with an “Interested Stockholder” set forth in Section 203 of the DGCL are inapplicable to the Offer and the Proposed Merger or any other business combination involving Agrium or any of its subsidiaries and CFI (the “Section 203 Condition”);

•	there shall not have been any material adverse change to CFI or its business at any time on or after March 16, 2009 and prior to the expiration of the Offer;

•

each of CFI and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at any time on or after March 16, 2009 and prior to the expiration of the Offer;

•

any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated; the Commissioner appointed under the Competition Act shall have (A) issued an advance ruling certificate or (B)(i) the applicable waiting period shall have expired or been earlier terminated or waived and (ii) a “no-action” letter on terms acceptable to Agrium shall have been obtained; if the Offer is subject to pre-merger notification under the Canada Transportation Act, the transaction shall have been cleared by the Canadian Minister of Transport or the Governor in Council; and any other requisite clearances and/or approvals under any other federal, state or foreign antitrust, competition or other regulatory law shall have been obtained;

•	the shareholders of Agrium shall have approved the issuance of Agrium Common Shares pursuant to the Offer and the Proposed Merger, if such approval is required by the Toronto Stock Exchange (“TSX”);

•

the registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order or proceeding seeking a stop order shall have been issued and no other proceeding shall have been instituted or threatened by the SEC; and

•	the Agrium Common Shares to be issued pursuant to the Offer shall have been approved for listing on the TSX and authorized for listing on the NYSE, subject to official notice of issuance.

CFI’s board of directors has the ability to satisfy certain of the principal conditions of the Offer, including the Section 203 Condition, the Rights Condition, the Merger Agreement Condition, the Terra Condition and the Due Diligence Condition. Agrium and Offeror believe that CFI’s board of directors should take all necessary actions to facilitate consummation of the Offer and the Proposed Merger and hereby request that they do so. Although Agrium believes that, under the circumstances of the Offer and the Proposed Merger, CFI’s board of directors should do so, CFI’s board of directors may not act to satisfy these conditions. If CFI does not act to facilitate these conditions Agrium will not be able to consummate the Offer and the Proposed Merger.

Comparative Market Price Data

Agrium Common Shares are listed on the NYSE and the TSX under the symbol “AGU.” The Shares trade on the NYSE under the symbol “CF.” On February 24, 2009, the last full trading day before the public announcement of Agrium’s proposal to acquire CFI, the closing sales price of an Agrium Common Share on the NYSE was $40.30 and the closing sales price of a Share on the NYSE was $55.58. On March 27, 2009, the last full trading day before the filing of this prospectus/offer to exchange, the closing sales price of an Agrium Common Share on the NYSE was $38.34 and the closing sales price of a Share on the NYSE was $73.30. CFI stockholders should obtain current market quotations for Agrium Common Shares and the Shares before deciding whether to tender Shares in the Offer and before electing the form of Offer consideration they wish to receive. See “Comparative Market Price and Dividend Matters” for a discussion of pro forma per share data.

Ownership of Agrium after the Offer and the Proposed Merger

Agrium estimates that, if all of CFI’s stock options are exercised, former CFI stockholders would own, in the aggregate, approximately 24% of Agrium Common Shares outstanding after the consummation of the Proposed Merger. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Agrium After the Offer and the Proposed Merger.”

Comparison of Shareholders’ Rights

The rights of Agrium shareholders are different in some respects from the rights of CFI stockholders. Therefore, CFI stockholders will have different rights as stockholders once they become Agrium shareholders. The differences are described in more detail under “Comparison of Shareholders’ Rights.”

Expiration of the Offer

The Offer is scheduled to expire at 12:00 midnight, New York City time, on May 19, 2009, which is the Initial Expiration Date, unless further extended by Offeror. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the Offer, subject to applicable laws, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination or Amendment

Agrium may extend the offer from time to time if the conditions to the Offer have not been satisfied as of the Initial Expiration Date or any other scheduled Expiration Date or if Offeror is required to extend the offer pursuant to the SEC’s tender offer rules.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer—Extension, Termination and Amendment.” In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of each CFI stockholder to withdraw previously tendered Shares.

Subject to applicable SEC rules and regulations and applicable law, Offeror also reserves the right, in its sole discretion, at any time or from time to time to waive any or all conditions to the Offer.

Agrium is seeking to negotiate a merger agreement with CFI. Subject to applicable law, Offeror reserves the right to amend the Offer (including amending the number of Shares to be purchased, the consideration to be paid in the Offer and the Proposed Merger) upon entering into a merger agreement with CFI, or to negotiate a merger agreement with CFI not involving a tender offer or exchange offer pursuant to which Offeror would terminate the Offer and the Shares would, upon consummation of such proposed merger, be converted into the consideration negotiated by Agrium, Offeror and CFI.

No subsequent offering period will be available following the expiration of the Offer.

Withdrawal Rights

Tendered Shares may be withdrawn at any time prior to the Expiration Date. Additionally, if Offeror has not agreed to accept the Shares for exchange on or prior to May 15, 2009, CFI stockholders may thereafter withdraw their Shares from tender at any time after such date until Offeror accepts the Shares for exchange. Once Offeror accepts Shares for exchange pursuant to the Offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering

To validly tender Shares pursuant to the Offer, CFI stockholders must:

•

deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered Shares to the exchange agent at its address set forth on the back cover of this prospectus/offer to exchange, all of which must be received by the exchange agent prior to the Expiration Date;

•

deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth on the back cover of this prospectus/offer to exchange, and Shares must be tendered pursuant to the procedures for book entry tender set forth in this prospectus/offer to exchange (and a confirmation of receipt of that tender received), and in each case be received by the exchange agent prior to the Expiration Date; or

•	comply with the guaranteed delivery procedures set forth in “The Offer—Guaranteed Delivery.”

Shares validly tendered in connection with the original Offer commenced on March 16, 2009, and not properly withdrawn will automatically receive the consideration provided for in the increased Offer.

CFI stockholders who hold Shares in “street name” through a bank, broker or other nominee holder, and desire to tender their Shares pursuant to the Offer, should instruct the nominee holder to do so prior to the Expiration Date.

Exchange of Shares; Delivery of Cash and Agrium Common Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), as soon as practicable following the Expiration Date, Offeror will accept for exchange, and will exchange, all Shares validly tendered and not withdrawn prior to the Expiration Date.

Fractional Shares

Fractional Agrium Common Shares will not be distributed in the Offer or the Proposed Merger. Instead, CFI stockholders entitled to receive fractional Agrium Common Shares will receive cash in lieu of a fractional Agrium Common Share. The exchange agent, acting as agent for CFI stockholders otherwise entitled to receive a fractional Agrium Common Share, will aggregate all fractional Agrium Common Shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such stockholders. The stockholders will receive the proceeds, if any, less any brokerage commissions or other fees, from the sale of these fractional Agrium Common Shares in accordance with their fractional interest in the aggregate number of Agrium Common Shares sold.

Elections and Proration

CFI stockholders may elect to receive the Mixed Consideration, the Stock Consideration or the Cash Consideration in exchange for each Share validly tendered and not withdrawn pursuant to the Offer, subject, in the case of elections of the Cash Consideration or the Stock Consideration, to the proration procedures described in this prospectus/offer to exchange and the accompanying letter of election and transmittal, by indicating their elections in the applicable section of the accompanying letter of election and transmittal. If a CFI stockholder decides to change its election after tendering its Shares, such CFI stockholder must first properly withdraw the tendered Shares and then re-tender the Shares prior to the Expiration Date, with a new letter of election and transmittal that indicates the revised election. CFI stockholders who do not make an election will be deemed to have elected the Mixed Consideration. In the Proposed Merger, each Share outstanding at the effective time will be converted into the right to receive, at the election of the holder of such Share, the Mixed Consideration, the Stock Consideration or the Cash Consideration subject, in the case of a Cash Consideration election or a Stock Consideration election, to the same proration procedures applicable with respect to the Offer.

Certain Legal Matters; Regulatory Approvals

Antitrust

United States. The Offer and the Proposed Merger cannot be consummated until after Agrium and CFI file the premerger Notification and Report Forms (each a “HSR Form”) required by the HSR Act and observe the corresponding waiting period. These requirements and other issues are discussed under “The Offer—Certain Legal Matters; Regulatory Approvals.” Shortly after Agrium announced the Offer and the Proposed Merger, Agrium commenced voluntary discussions with the staff (the “Staff”) of the Federal Trade Commission (the “FTC”). Pursuant to these informal discussions, Agrium agreed to provide voluntarily information to the Staff in order to expedite its investigation. Agrium believes that the provision of this information prior to the filing of its HSR Form will shorten the time necessary for FTC review once the HSR Form is filed. Agrium filed its HSR Form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) on March 24, 2009. Under the HSR Act, the waiting period will expire at 11:59 p.m., New York City time, on Thursday, April 23, 2009, unless this period is earlier terminated or extended by the issuance of a second request.

Canada. The Offer and the Proposed Merger likely cannot be completed until after Agrium and CFI file certain prescribed information with the Commissioner and the applicable statutory waiting period under the Competition Act has expired, or been waived or terminated. These requirements and other issues are discussed under “The Offer—Certain Legal Matters; Regulatory Approvals.” Agrium filed with the Commissioner a short form notification and a letter requesting an advance ruling certificate or a “no-action” letter in respect of the Offer and the Proposed Merger on March 9, 2009. It is a condition of the Offer that the Commissioner shall have (A) issued an advance ruling certificate or (B)(i) the required waiting period shall have expired, been earlier terminated or have been waived and (ii) a “no-action” letter on terms acceptable to Agrium shall have been obtained. The waiting period in Canada expired on March 23, 2009. In a letter dated March 23, 2009, the Competition Bureau advised Agrium that its assessment of the Offer and the Proposed Merger had not been completed.

State Take-over Laws

In general, Section 203 of the DGCL prevents an “Interested Stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “Business Combination” (which term includes mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an Interested Stockholder.

The Offer is subject to the condition that the board of directors of CFI shall have approved the Offer and the Proposed Merger pursuant to the requirements of Section 203 of the DGCL, or Agrium shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer, the Proposed Merger or any such business combination. This condition will be satisfied if (1) prior to the acceptance for exchange of Shares pursuant to the Offer, CFI’s board of directors (x) shall have unconditionally approved the Offer and the Proposed Merger or (y) shall have approved each of Agrium and its subsidiaries as an Interested Stockholder or (2) there are validly tendered and not withdrawn prior to the expiration date a number of Shares that, together with the Shares then owned by Agrium, would represent at least 85% of the Shares outstanding as of the date the Offer was commenced (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of CFI).

Other Regulatory Approvals

Toronto and New York Stock Exchanges. The TSX rules do not require Agrium to obtain the approval of its shareholders for the Offer and the Proposed Merger, although the TSX does have the discretion to require Agrium to obtain this approval. If the TSX requires approval by Agrium’s shareholders in connection with the issuance of additional Agrium Common Shares, Agrium intends to take such actions to satisfy the listing requirements of the TSX. Because Agrium is a “foreign private issuer” for purposes of the NYSE rules, the NYSE will defer to the TSX with respect to whether Agrium is required to obtain the approval of its shareholders for the Offer and the Proposed Merger.

Antitrust. The Offer and/or the Proposed Merger may also be subject to review by antitrust authorities in jurisdictions outside the U.S. and Canada. Agrium intends to identify such jurisdictions as soon as practicable and to file as soon as possible thereafter all notifications necessary or advisable (at Agrium’s sole discretion) under the competition laws of the respective identified jurisdictions for the consummation of the Offer and/or the Proposed Merger and to file all necessary or advisable (at Agrium’s sole discretion) post-completion notifications as soon as possible after completion has taken place.

Canada Transportation Act. The Offer and the Proposed Merger may be subject to review by the Canadian Minister of Transport, or the “Transport Minister,” pursuant to the Canada Transportation Act. Where such a filing is made, the Transport Minister is required to notify Agrium within 42 days of the date on which the Transport Minister receives the notification whether the Offer and/or the Proposed Merger raise issues with respect to the Canadian public interest as it relates to national transportation. If the Transport Minister determines that the Offer and/or the Proposed Merger raise issues with respect to the public interest as it relates to national transportation, Agrium may not complete the Offer until it is approved by the Governor in Council, which is the cabinet of the Canadian federal government. The Governor in Council has the authority to approve the transaction either conditionally or unconditionally. Agrium filed a notification pursuant to the Canada Transportation Act with the Transport Minister on March 16, 2009.

Source and Amount of Funds

The Offer and the Proposed Merger are not conditioned upon any financing arrangements or contingencies.

Assuming that all of CFI’s stock options are exercised, based on the closing price of the Agrium Common Share on February 24, 2009, the aggregate purchase price of all of the outstanding Shares (and payment of transaction-related fees and expenses) is expected to be approximately $3.9 billion, to be funded by approximately $1.9 billion of cash and the issuance of approximately 50.2 million Agrium Common Shares. Agrium has secured underwritten financing commitments for $1.4 billion to be used to fund part of the costs associated with the Offer and the Proposed Merger.

For a more detailed description of such commitments, see “The Offer—Source and Amount of Funds.”

Dissenters’ Rights

No dissenters’ rights are available in connection with the Offer. However, CFI stockholders who do not vote in favor of the Proposed Merger and who properly seek appraisal rights for their Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware would have appraisal rights if the Proposed Merger takes place. The value you would receive if you perfect appraisal rights could be more or less than, or the same as, the price per Share to be paid in the Offer and Proposed Merger. See “The Offer—Purpose of the Offer; the Proposed Merger; Dissenters’ Rights.”

Certain United States Federal Income Tax Considerations

The exchange pursuant to the Offer will be a fully taxable transaction for U.S. federal income tax purposes, and, as such, a U.S. resident stockholder will recognize gain or loss on the exchange in an amount equal to the difference between (i) the sum of the fair market value of the Agrium Common Shares and/or the amount of cash received and (ii) its adjusted tax basis in the Shares surrendered. It is possible, however, that Agrium may decide to modify the acquisition proposal in a manner intended to qualify as a “reorganization” for U.S. federal income tax purposes. If the structure of the acquisition proposal is so modified and qualifies as a “reorganization” (of which there can be no assurance), a U.S. resident stockholder who receives Agrium Common Shares and cash, if any, in exchange for its Shares pursuant to the Offer would recognize gain to the extent of cash received, but (unless the stockholder receives only cash in the Offer and any related transactions, including the Proposed Merger) would not recognize any loss. You should review the more detailed information under “The Offer—Certain United States Federal Income Tax Considerations.”

Accounting Treatment

The purchase price will be allocated to CFI’s identifiable assets and liabilities based on their respective estimated fair values at the closing date of the Proposed Merger, and any excess of the purchase price over those fair values will be accounted for as goodwill.

The valuation of CFI’s assets and liabilities has not yet been commenced. The preliminary purchase price allocation is subject to change based on the completion of the final valuation analysis by Agrium management, which will be based upon relevant facts and circumstances and advice from independent third-party experts, as appropriate.

Risk Factors

The Offer and the Proposed Merger are, and if the Offer and the Proposed Merger are consummated, the combined company will be, subject to a number of risks which you should consider carefully prior to participating in the exchange offer. See “Risk Factors” and “Forward—Looking Statements.”

Recent Developments

On January 15, 2009, CFI announced its proposed acquisition of all of the outstanding common shares of Terra, pursuant to which each common share of Terra would be entitled to receive 0.4235 of a Share.

On January 16, 2009, Terra issued a press release confirming receipt of CFI’s proposal to acquire all of the outstanding shares of Terra common stock, indicating that Terra’s board of directors was considering and evaluating CFI’s proposal with its advisors and advised Terra’s stockholders to take no action at that time pending the review by Terra’s board of directors.

On January 28, 2009, Terra announced that its board of directors has unanimously concluded that CFI’s acquisition proposal is not in the best interests of Terra and its stockholders and therefore declined to accept CFI’s proposed acquisition. Later that day, CFI announced that it remained committed to its acquisition proposal of Terra and was considering its options in light of Terra’s rejection of the proposal.

On February 3, 2009, CFI delivered a notice to Terra nominating three individuals for election as Terra directors at Terra’s 2009 annual meeting of stockholders. Also on February 3, 2009, CFI issued a press release in connection with this notice and announced its intention to commence an exchange offer for shares of Terra common stock.

On February 23, 2009, CFI, through a direct wholly-owed subsidiary, commenced an offer to exchange each outstanding share of common stock of Terra for 0.4235 of a Share by filing the registration statement with the SEC.

On February 25, 2009, Agrium delivered a letter to CFI containing Agrium’s cash-and-stock proposal pursuant to which Agrium would acquire 100% of the outstanding capital stock of CFI at a per share value of $72.00 based on Agrium’s share price on February 24, 2009. Pursuant to the letter, stockholders of CFI would be entitled to receive the Mixed Consideration, the Stock Consideration or the Cash Consideration, such that not more than 56% of the Shares can be exchanged for Agrium Common Shares and not more than 44% of the Shares can be exchanged for cash.

On March 5, 2009, Terra issued a press release and filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC announcing that Terra’s board of directors unanimously recommends that Terra’s stockholders reject CFI’s unsolicited acquisition proposal.

On March 9, 2009, CFI announced that its board of directors rejected Agrium’s proposal and reaffirmed CFI’s intent to pursue a business combination with Terra. In its announcement, CFI indicated that it would agree to an exchange ratio of not less than 0.4129 of a Share and not more than 0.4539 of a Share for each share of Terra common stock. In addition, a significant portion of the consideration in the revised proposal would consist of a non-voting preferred stock, designed by CFI to seek to avoid a vote of its stockholders that would otherwise be required by applicable NYSE rules in connection with the proposed CFI/Terra combination.

Later that day, Agrium issued a press release announcing that it remained committed to its proposal to acquire CFI and its intention to commence an exchange offer.

On March 11, 2009, Terra announced that its board of directors has unanimously rejected CFI’s revised proposal for a business combination with Terra.

On March 12, 2009, CFI announced that it filed preliminary proxy materials with the SEC in connection with its nomination of independent directors to replace three of Terra’s directors at Terra’s 2009 annual stockholders meeting.

On March 16, 2009, Agrium commenced the original Offer by filing a registration statement containing a prospectus/offer to exchange and a Tender Offer Statement on Schedule TO relating to the original Offer with the SEC. Agrium also delivered a request to CFI pursuant to Rule 14d-5 of the Exchange Act and issued a press release regarding the commencement of the original Offer.

On March 23, 2009, CFI filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC in which the board of directors of CFI recommended that CFI stockholders reject the Offer and not tender their Shares pursuant to the Offer.

Also on March 23, 2009, CFI issued a press release announcing that its board of directors reaffirmed its intention to pursue a business combination with Terra and that CFI would be prepared to enter into a negotiated merger agreement with Terra with an exchange ratio to be not less than 0.4129 of a Share and not more than 0.4539 of a Share.

On March 24, 2009, Terra announced that its board of directors has unanimously rejected CFI’s revised proposal for a business combination with Terra.

Also on March 24, 2009, Agrium filed a HSR Form with the DOJ and the FTC. Under the HSR Act, the waiting period will expire at 11:59 p.m., New York City time, on Thursday, April 23, 2009, unless this period is earlier terminated or extended by the issuance of a second request.

On March 27, 2009, Agrium announced an increase in the Offer. Under the terms of the increased Offer, CFI stockholders would receive $35.00 in cash, an increase of $3.30, or 10.4%, in the cash component of the Offer, and 1.0 Agrium Common Share for each Share. Alternatively, CFI stockholders have the option to elect for each Share either 1.8685 Agrium Common Shares or $75.30 in cash, in each case, subject to proration. In the aggregate, not more than 46% of the Shares tendered will be exchanged for cash and not more than 54% of the Shares tendered will be exchanged for Agrium Common Shares. The aggregate cash consideration to be paid by Agrium will not exceed approximately $1.8 billion, and the aggregate stock consideration to be paid by Agrium will not exceed approximately 50.2 million Agrium Common Shares.

Also on March 27, 2009, Agrium filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies from stockholders of CFI to withhold votes for the election of three members of CFI’s board of directors at the 2009 annual meeting of stockholders of CFI.

On March 29, 2009, CFI announced that its board of directors has recommended that CFI stockholders reject the increased Offer.

Questions about the Offer and the Proposed Merger

CFI stockholders should contact Agrium’s information agent or dealer-manager at the following respective addresses and telephone numbers with any questions about the Offer or the Proposed Merger, or to request additional copies of this prospectus/offer to exchange or other documents:

The information agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokerage Firms Please

Call: (212) 440-9800

All Others Please Call Toll Free: (866) 318-0506

Email Inquiries: cftransaction@georgeson.com

The dealer manager for the Offer is:

RBC Capital Markets Corporation

Three World Financial Center

200 Vesey Street, 9th Floor

New York, New York 10281

(212) 428-5421 (Call Direct)

or

(866) 246-3902 (Toll Free)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AGRIUM

The selected consolidated financial data of Agrium as of and for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 (shown in U.S. generally acceptable accounting principles (“U.S. GAAP”)) has been derived from Agrium’s audited consolidated financial statements which are prepared in accordance with Canadian generally acceptable accounting principles (“Canadian GAAP”) and reconciled to U.S. GAAP. More comprehensive financial information is included in Agrium’s financial statements and annual reports. The selected consolidated financial data set forth below is qualified in its entirety by reference to, and should be read in conjunction with, Agrium’s complete consolidated financial statements, including the notes to such financial statements, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Agrium’s Annual Report on Form 40-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus/offer to exchange. See “Where to Obtain More Information” regarding how you can obtain this information.

Historical Consolidated Operating Statement Items

	Year Ended December 31,
	2004	2005	2006	2007	2008
	(millions of U.S. dollars, except per share amounts)
Statement of Operations Data:
Net sales	$2,695	$3,125	$3,989	$5,008	$9,624

Gross margin	$801	$923	$832	$1,471	$3,021
Selling, general and administrative and other expenses	283	400	566	702	1,062
Depreciation and amortization	140	130	156	161	108
Equity in earnings of unconsolidated entities, net of income taxes	(59)	(45)	(64)	(57)	(58)
Asset impairment	—	—	136	—	87

Earnings before interest expense and income taxes	437	438	38	665	1,822
Interest expense—net	52	41	56	71	98
Income tax provision	122	127	(60)	171	510

Consolidated net earnings	263	270	42	423	1,214
Net earnings attributable to non-controlling interests	—	—	—	(3)	(30)

Net earnings attributable to common shareholders	$263	$270	$42	$426	$1,244

Net Earnings per Share Data:
Basic	$2.01	$2.04	$0.32	$3.17	$7.89
Diluted	$1.89	$2.03	$0.32	$3.14	$7.84
Weighted Average Shares Outstanding Data:
Basic	131	132	132	135	158
Diluted	144	133	133	136	159

Historical Consolidated Balance Sheet Items

	As at December 31,
	2004	2005	2006	2007	2008
	(millions of U.S. dollars)
Cash and cash equivalents	$344	$277	$99	$1,500	$344
Total assets	$2,528	$2,730	$3,211	$5,748	$9,559
Total debt	$656	$477	$890	$918	$2,186
Equity attributable to common shareholders	$932	$1,185	$1,180	$3,029	$3,970

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CFI

The following tables set forth the selected historical financial data for CFI. The following selected historical financial data as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 has been derived from CFI’s audited consolidated financial statements and related notes included in CFI’s Annual Report on Form 10-K for the year ended December 31, 2008. The following selected historical financial data as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 has been derived from CFI’s consolidated financial statements, which are not included in such Form 10-K.

The selected historical financial data should be read in conjunction with the information contained in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data of CFI’s Annual Report on Form 10-K for the year ended December 31, 2008.

	Year ended December 31,
	2008	2007	2006	2005	2004
	(in millions, except per share amounts)
Statement of Operations Data:
Net sales	$3,921.1	$2,756.7	$2,032.9	$1,967.9	$1,680.7
Cost of sales	2,698.4	2,086.7	1,885.7	1,758.7	1,464.6

Gross margin	1,222.7	670.0	147.2	209.2	216.1
Selling, general and administrative	68.0	65.2	54.5	57.0	41.8
Other operating—net	4.5	3.2	21.4	14.1	25.1

Operating earnings (loss)	1,150.2	601.6	71.3	138.1	149.2
Interest expense (income)—net	(24.5)	(22.7)	(9.6)	(0.6)	16.8
Loss on extinguishment of debt	—	—	—	28.3	—
Minority interest	116.9	54.6	28.8	17.8	23.1
Impairment of investments in unconsolidated affiliates (1)	—	—	—	—	1.1
Other non-operating—net	(0.7)	(1.6)	(0.9)	0.1	(0.8)

Earnings (loss) before income taxes, equity in earnings of unconsolidated affiliates and cumulative effect of a change in accounting principle	1,058.5	571.3	53.0	92.5	109.0
Income tax provision (2)	378.1	199.5	19.7	128.7	41.4
Equity in earnings of unconsolidated affiliates—net of taxes	4.2	0.9	—	—	0.1
Cumulative effect of a change in accounting principle—net of taxes (3)	—	—	—	(2.8)	—

Net earnings (loss)	$684.6	$372.7	$33.3	$(39.0)	$67.7

Cash dividends declared per common share	$0.40	$0.08	$0.08	$0.02

August 17, 2005 through December 31, 2005
(in millions, except per share amounts)
Post—Initial Public Offering (IPO) Information
Net Loss and Loss Per Share:
Loss before cumulative effect of a change in accounting principle	$(109.5)
Cumulative effect of a change in accounting principle—net of taxes	(2.8)

Post-IPO net loss	$(112.3)

Basic and diluted weighted average common shares outstanding	55.0

Basic and diluted net loss per share:
Loss before cumulative effect of a change in accounting principle	$(1.99)
Cumulative effect of a change in accounting principle—net of taxes	(0.05)

Post-IPO net loss	$(2.04)

	Year ended December 31,
	Actual 2008	Actual 2007	Actual 2006	Pro Forma (4)
				2005	2004
	(in millions, except per share amounts)
Share and per share data:
Basic weighted average common shares outstanding	55.3	55.5	55.0	55.0	55.0

Basic net earnings (loss) per share:
Earnings (loss) before cumulative effect of a change in accounting principle	$12.39	$6.71	$0.60	$(0.66)	$1.23
Cumulative effect of a change in accounting principle—net of taxes	—	—	—	(0.05)	—

Net earnings (loss)	$12.39	$6.71	$0.60	$(0.71)	$1.23

Diluted weighted average common shares outstanding	56.4	56.7	55.1	55.0	55.0

Diluted net earnings (loss) per share:
Earnings (loss) before cumulative effect of a change in accounting principle	$12.15	$6.57	$0.60	$(0.66)	$1.23
Cumulative effect of a change in accounting principle—net of taxes	—	—	—	(0.05)	—

Net earnings (loss)	$12.15	$6.57	$0.60	$(0.71)	$1.23

	Year ended December 31,
	2008	2007	2006	2005	2004
	(in millions)
Other Financial Data:
Depreciation, depletion and amortization	$100.8	$84.5	$94.6	$97.5	$108.6
Capital expenditures	141.8	105.1	59.6	72.2	34.2

	Year ended December 31,
	2008	2007	2006	2005	2004
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$625.0	$366.5	$25.4	$37.4	$50.0
Short-term investments (5)	—	494.5	300.2	179.3	369.3
Total assets	2,387.6	2,012.5	1,290.4	1,228.1	1,556.7
Customer advances	347.8	305.8	102.7	131.6	211.5
Total debt	4.1	4.9	4.2	4.2	258.8
Stockholders’ equity	1,338.1	1,187.0	767.0	755.9	787.3

(1)	In 2004, CFI recorded an impairment of investments in and advances to unconsolidated affiliates for the write-off of the carrying value of CFI’s investment in Big Bend Transfer Co., L.L.C.
(2)	In 2005, the income tax provision includes a non-cash charge of $99.9 million to establish a valuation allowance against net operating loss carryforwards generated when CFI operated as a cooperative.
(3)	The cumulative effect of a change in accounting principle in 2005 represents the adoption of FASB Interpretation (FIN) No. 47—Accounting for Conditional Asset Retirement Obligations.
(4)	Represents the pro forma basic and diluted net earnings (loss) per share calculations as if the weighted-average number of shares issued in the initial public offering were outstanding as of the beginning of the earliest period presented.
(5)	In 2007, short-term investments consisted primarily of available-for-sale auction rate securities. In 2008, these investments became illiquid as traditional market trading mechanisms for auction rate securities ceased and auctions for these securities failed. As a result, at December 31, 2008, CFI’s remaining $177.8 million of investments in auction rate securities are classified as a noncurrent asset on CFI’s consolidated balance sheet, as CFI will not be able to access these funds until traditional market trading mechanisms resume, a buyer is found outside the auction process and/or the securities are redeemed by the issuer.

SELECTED UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

The following tables set forth selected unaudited pro forma condensed combined financial information for Agrium and CFI. The pro forma amounts included in the tables below are presented in U.S. GAAP as if the Proposed Merger had been effective as of December 31, 2008 for the pro forma balance sheet and as of January 1, 2008 for the pro forma statement of operations, and reflects adjustments directly related to the Proposed Merger and other pro forma events described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” The pro forma adjustments are based on available information and assumptions that Agrium’s management believes are reasonable and in accordance with SEC requirements. You should read this information in conjunction with, and such information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Agrium and CFI incorporated in this prospectus/offer to exchange by reference and the pro forma combined financial statements and accompanying discussions and the related notes contained in this prospectus/offer to exchange. See “Where to Obtain More Information” regarding how you can obtain the complete financial statements and accompanying footnotes. The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Proposed Merger been effective during the periods presented or of the future financial position or future results of operations of the combined company.

Twelve months ended December 31, 2008 Pro forma combined
(in US$ millions, except share data)
Statement of Operations Data
Net sales	$15,001

Gross profit	$4,648
Selling, general and administrative and other	1,419
Depreciation and amortization	232
Asset impairment	87
Equity in earnings of unconsolidated entities, net of income taxes	(102)

Earnings before interest expense and income taxes	3,012
Interest, expense, net	182

Earnings before income taxes	2,830
Income tax provision	863

Consolidated net earnings	1,967
Non-controlling interest	87

Net earnings attributable to common shareholders	$1,880

Net Earnings Per Share Data
Basic	$9.04
Diluted	$9.00

Weighted Average Shares Outstanding Data
Basic	208
Diluted	209

As at December 31, 2008
(in US$ millions)
Balance Sheet Data
Cash and cash equivalents	$625
Total assets	13,635
Total debt	3,576
Equity attributable to common shareholders	5,933

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Agrium Common Shares are listed and traded on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) and is quoted under the symbol “AGU.” The Shares are listed and traded on the NYSE and are quoted under the symbol “CF.” The following table sets forth, for the periods indicated, the per share intraday high and low sales prices of each company’s common stock.

	Agrium Common Share			CFI Common Stock
	High	Low	Dividends (1)	High	Low	Dividends
2006
First Quarter	$26.85	$21.49		$19.19	$15.10	$0.02
Second Quarter	$28.45	$20.12	$0.055	$18.75	$13.22	$0.02
Third Quarter	$27.38	$22.22		$17.32	$12.91	$0.02
Fourth Quarter	$31.83	$25.70	$0.055	$26.60	$17.20	$0.02

2007
First Quarter	$41.53	$30.13		$43.72	$25.70	$0.02
Second Quarter	$46.35	$35.89	$0.055	$61.99	$37.96	$0.02
Third Quarter	$54.85	$34.62		$77.09	$44.16	$0.02
Fourth Quarter	$76.14	$50.50	$0.055	$118.88	$68.30	$0.02

2008
First Quarter	$76.78	$50.86		$131.71	$78.73	$0.10
Second Quarter	$113.88	$59.77	$0.055	$172.99	$97.35	$0.10
Third Quarter	$108.50	$51.66		$168.14	$81.13	$0.10
Fourth Quarter	$57.68	$22.08	$0.055	$93.63	$37.71	$0.10

2009
First Quarter (through March 27, 2009)	$41.59	$29.00	—	$75.15	$42.30	$0.10

(1)	Agrium pays semi-annual dividends on its common shares.

On February 24, 2009, the last full trading day prior to Agrium’s first public announcement of its proposal to acquire CFI, and March 27, 2009, the last full trading day before the filing of this prospectus/offer to exchange, the closing price on the NYSE of an Agrium Common Share was $40.30 and $38.34, respectively, and the closing price of a Share was $55.58 and $73.30, respectively. Regardless of the form of consideration elected, all CFI stockholders (including those who elect the Cash Consideration, as they may receive Agrium Common Shares pursuant to the proration procedures described in this prospectus/offer to exchange) are encouraged to obtain current market quotations for Agrium Common Shares and the Shares as the implied value of the Mixed Consideration and the Stock Consideration will change as the price of Agrium Common Shares fluctuates during the Offer period and thereafter. Below is the implied value of the per Share consideration to be paid in the increased Offer as of the specified dates, calculated, in the case of the Mixed Consideration and the Stock Consideration, by multiplying the closing sales price of the Agrium Common Shares on the applicable date by 1.0 per Share, in the case of the Mixed Consideration and 1.8685 per Share, in the case of the Stock Consideration.

	Agrium Common Share (NYSE)	CFI Common Share (NYSE)	Per Share Implied Value of Offer
			Cash Consideration	Stock Consideration	Mixed Consideration
February 24, 2009	$40.30	$55.58	$75.30	$75.30	$75.30
March 27, 2009	$38.34	$73.30	$75.30	$71.64	$73.34

The implied value of the Mixed Consideration and the Stock Consideration set forth above will change as the price of Agrium Common Shares fluctuates during the Offer period and thereafter and may therefore be higher or lower than the implied value set forth in the examples above at the expiration of the Offer and at the time you receive the Agrium Common Shares. CFI stockholders are encouraged to obtain current market quotations prior to making any decision with respect to the Offer. See also “The Offer—Effect of the Offer on the Market for Shares; New York Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that Shares will cease to be listed on the NYSE.

Dividends

Agrium currently expects to pay a semi-annual dividend of $0.055 per share on the Agrium Common Shares. Agrium’s board of directors is free to change Agrium’s dividend practices from time to time and to decrease or increase the dividend paid, or to not pay a dividend, on Agrium Common Shares based upon Agrium’s results of operations, financial condition, cash requirements and future prospects and other factors deemed relevant by Agrium’s board of directors.

FORWARD-LOOKING STATEMENTS

Certain statements and other information included in this prospectus/offer to exchange constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” (together, “forward-looking statements”). All statements in this prospectus/offer to exchange, other than those relating to historical information or current condition, are forward-looking statements, including, but not limited to, estimates, forecasts and statements as to management’s expectations with respect to, among other things, business and financial prospects, financial multiples and accretion estimates, future trends, plans, strategies, objectives and expectations, including with respect to future operations following the proposed acquisition of CFI. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Agrium’s control, which could cause actual results to differ materially from such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, CFI’s failure to accept Agrium’s proposal and enter into a definitive agreement to effect the transaction, Agrium Common Shares issued in connection with the proposed acquisition may have a market value lower than expected, the businesses of Agrium and CFI, or any other recent business acquisitions, may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, the expected combination benefits and synergies and costs savings from the Agrium/CFI transaction may not be fully realized or not realized within the expected time frame, the possible delay in the completion of the steps required to be taken for the eventual combination of the two companies, including the possibility that approvals or clearances required to be obtained from regulatory and other agencies and bodies will not be obtained in a timely manner or will be obtained on conditions that may require divestiture of assets expected to be acquired, disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees and suppliers, general business and economic conditions, interest rates, exchange rates and tax rates, weather conditions, crop prices, the supply, demand and price level for Agrium’s major products, gas prices and gas availability, operating rates and production costs, domestic fertilizer consumption and any changes in government policy in key agriculture markets, including the application of price controls and tariffs on fertilizers and the availability of subsidies or changes in their amounts, changes in development plans, construction progress, political risks, including civil unrest, actions by armed groups or conflict, governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, changes in environmental, tax and other laws or regulations and the interpretation thereof and other risk factors detailed from time to time in Agrium’s and CFI’s reports filed with the SEC.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this prospectus/offer to exchange as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

These forward-looking statements are based on certain assumptions and analyses made by Agrium in light of its experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. Expected future developments are based, in part, upon assumptions respecting Agrium’s ability to successfully integrate the businesses of Agrium and CFI, or any other recent acquisitions.

All of the forward-looking statements contained herein are qualified by these cautionary statements and by the assumptions that are stated or inherent in such forward-looking statements. Although Agrium believes these assumptions are reasonable, undue reliance should not be placed on these assumptions and such forward-looking statements. The key assumptions that have been made in connection with the forward-looking statements include, but are not limited to, CFI’s acceptance of Agrium’s proposal and the entering into of a definitive agreement to effect the proposed transaction, closing the proposed transaction, the market value of Agrium Common Shares issued in connection with the proposed acquisition, Agrium’s ability to successfully integrate within expected time frames and costs, and realize the expected combination benefits and synergies and costs savings from, the combination of the businesses of Agrium and CFI, or any other recent business acquisitions, and Agrium’s ability to maintain relationships with customers, employees and suppliers during the course of the proposed transaction.

RISK FACTORS

In deciding whether to tender your Shares pursuant to the Offer, you should read carefully this prospectus/offer to exchange, including the matters in the section entitled “Forward-Looking Statements,” and the documents which Agrium incorporates by reference into this prospectus/offer to exchange. The following is a summary of the material risks related to the Offer and the Proposed Merger. However, before tendering your Shares you should also consider carefully other material risks relating to Agrium and CFI (See “Risk Factors—Risk Factors Relating to Agrium’s Business” and “Risk Factors—Risk Factors Relating to CFI’s Business”) as well as other information contained in other documents incorporated by reference in this prospectus/offer to exchange. See “Where to Obtain More Information”.

Risk Factors Relating to the Acquisition of CFI.

If you elect to receive Agrium Common Shares as part or all of the consideration for your Shares, or if you receive Agrium Common Shares as a result of proration, the number of Agrium Common Shares that you will receive in the Offer and the Proposed Merger will be based upon a fixed exchange ratio. The value of Agrium Common Shares at the time you receive them could be less than at the time you tender your Shares.

In the Offer and the Proposed Merger, if you elect to receive Agrium Common Shares as part or all of the consideration for your Shares, you will receive in exchange for each Share (i) 1.0 Agrium Common Share (if you elect the Mixed Consideration) or (ii) 1.8685 Agrium Common Shares (if you elect the Stock Consideration). You may also receive Agrium Common Shares if you elect the Cash Consideration as a result of the proration procedures described in this prospectus/offer to exchange. This is a fixed exchange ratio. Agrium will not adjust the exchange ratio as a result of any change in the market price of Agrium Common Shares between the date of this prospectus/offer to exchange and the date you receive Agrium Common Shares in exchange for your Shares. The market price of Agrium Common Shares will likely be different on the date you receive Agrium Common Shares from what it is today. You are urged to obtain current market quotations for Agrium Common Shares and the Shares. See “Risk Factors—Risk Factors Relating to Agrium Common Shares—The price of Agrium Common Shares may be volatile,” “The Offer—Conditions of the Offer” and “Comparative Market Price and Dividend Matters”.

CFI stockholders may not receive all consideration in the form elected.

CFI stockholders electing to receive either the Cash Consideration or the Stock Consideration will be subject to proration if holders of Shares, in the aggregate, elect to receive more than the aggregate amount of cash consideration or stock consideration to be paid in the Offer. Accordingly, some of the consideration you receive in the Offer may differ from the type of consideration you select and such difference may be significant. A discussion of the proration mechanism can be found under the heading “The Offer—Elections and Proration.”

The market price of Agrium Common Shares may decline as a result of Agrium’s merger with CFI.

The market price of Agrium Common Shares may decline after the Offer and the Proposed Merger are completed due to a number of factors, including if:

•	the integration of CFI’s business is unsuccessful, more costly, takes longer or is more disruptive than anticipated;

•	Agrium does not achieve the expected synergies or other benefits of the Proposed Merger with CFI as rapidly or to the extent anticipated, if at all;

•	the effect of Agrium’s merger with CFI on Agrium’s financial results does not meet the expectations of Agrium, financial analysts or investors;

•	after Agrium acquires CFI, CFI’s business does not perform as anticipated;

•	changes in the market price of the commodities Agrium sells and purchases are not as anticipated; or

•	Agrium’s credit rating is downgraded as a result of Agrium’s increased indebtedness incurred to finance the Offer and the Proposed Merger.

As of March 13, 2009, there were approximately 157 million Agrium Common Shares outstanding and held of record by 753 shareholders, and no shares of preferred stock were outstanding. On such date, approximately 3.3 million Agrium Common Shares were subject to outstanding options. In connection with the Offer and the Proposed Merger, Agrium would issue approximately 50.2 million additional Agrium Common Shares. The increase in the number of outstanding Agrium Common Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of Agrium Common Shares.

CFI stockholders will have a reduced ownership and voting interest after the Proposed Merger.

After completion of the Proposed Merger, CFI stockholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of CFI as a stand-alone company. Consequently, CFI stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over CFI.

CFI stockholders who receive Agrium Common Shares in the Offer will become Agrium shareholders. Agrium Common Shares may be affected by different factors and Agrium shareholders will have different rights from those of CFI stockholders.

Upon completion of the Offer, CFI stockholders receiving Agrium Common Shares will become shareholders of Agrium. Agrium’s business differs from that of CFI and Agrium’s results of operations and the trading price of Agrium Common Shares may be adversely affected by factors different from those that would affect CFI’s results of operations and stock price.

In addition, holders of Shares will have different rights as Agrium shareholders from those rights they had as CFI stockholders before the Offer or the Proposed Merger. CFI is organized under the laws of the State of Delaware and Agrium is a corporation governed by the Canada Business Corporations Act (the “CBCA”). The difference in the rights is derived from the difference between (a) the rights of CFI stockholders prior to the Offer and the Proposed Merger under the DGCL and CFI’s articles of incorporation and bylaws and (b) the rights of Agrium shareholders under the CBCA and Agrium’s certificate and articles of incorporation and bylaws. For a detailed comparison of the rights of Agrium shareholders compared to the rights of CFI stockholders, see “Comparison of Shareholders’ Rights.”

Agrium expects to incur costs to integrate CFI into Agrium.

Upon consummation of the Proposed Merger, integrating CFI’s operations, products and personnel could result in significant costs, including the following:

•	conversion of information systems;

•	environmental management system assessment and migration and review of environmental standards and liabilities, including environmental remediation;

•	combining teams and processes in various functional areas;

•	employee redeployment, relocation or severance; and/or

•	reorganization of facilities.

These integration costs may be higher than anticipated and may adversely affect Agrium’s results of operations.

Uncertainties exist in integrating the businesses and operations of Agrium and CFI.

After Agrium acquires CFI, Agrium expects to continue CFI’s current operations. However, Agrium intends to integrate certain of CFI’s and Agrium’s functions and operations. Although Agrium believes the integration will be successfully completed, Agrium may not be able to successfully integrate CFI’s operations with those of

Agrium. There will be inherent challenges in integrating the companies’ operations that could result in a delay in achieving, or the failure to achieve, some or all of the anticipated synergies and, therefore, any cost savings and potential increases in earnings. Issues that must be addressed in integrating the operations of the companies include, among other things:

•	conforming standards, controls, procedures and policies, business cultures and compensation structures;

•	consolidating corporate and administrative operations;

•	consolidating sales and marketing operations;

•	retaining existing customers and suppliers and attracting new customers and suppliers;

•	retaining key employees;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company.

If Agrium is not able to address these challenges successfully, Agrium may be unable to integrate CFI into its operations successfully, or to realize the anticipated benefits of the integration of the two companies. Actual synergies, if achieved at all, may be lower than Agrium currently expects and may take a longer time to achieve than Agrium currently anticipates.

Also, while Agrium’s proposal is not dependent upon the retention or cooperation of CFI’s senior management, there may be some level of uncooperativeness on the part of CFI’s senior executive management and/or its other employees which could adversely affect the integration process.

Even if the Offer is completed, full integration of CFI’s operations with Agrium’s may be delayed if Offeror does not acquire at least 90% of the issued and outstanding Shares pursuant to the Offer.

The Offer is subject to a condition that, prior to the Expiration Date, there shall have been validly tendered and not properly withdrawn at least a majority of the total number of outstanding Shares on a fully diluted basis. If Offeror acquires at least 90% of the issued and outstanding Shares, Agrium expects that the Proposed Merger will be able to be effected as a “short-form” merger under the DGCL so that Agrium would be able to complete the acquisition of CFI without any action on the part of the other holders of Shares. If, however, Offeror does not acquire 90% of the issued and outstanding Shares pursuant to the Offer, CFI will be required to hold a stockholders meeting in order to obtain the approval of CFI stockholders to consummate the Proposed Merger. Although this would not prevent the Proposed Merger from occurring, because Offeror would hold sufficient Shares to approve the Proposed Merger, it would delay the completion of the Proposed Merger and could delay the realization of some or all of the anticipated benefits from integrating CFI’s operations with Agrium’s operations, including, among others, the attainment of the synergies associated with the acquisition of CFI.

The Offer may adversely affect the liquidity and value of non-tendered Shares.

In the event that not all of the Shares are tendered in the Offer and Agrium accepts for exchange those Shares tendered in the Offer, the number of stockholders and the number of Shares held by individual holders will be greatly reduced. In these circumstances, the liquidity of and market for those remaining publicly-held Shares could be adversely affected. The Shares are currently listed on the NYSE. Depending upon the number of Shares purchased in the Offer, the Shares may no longer meet the requirements for continued listing and may be delisted from the NYSE. It is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of these quotations would depend, however, upon the number of holders of Shares remaining at that time, the interests in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

In addition, CFI’s registration under the Exchange Act could be terminated upon application by CFI to the SEC if the Shares are no longer listed on a securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by CFI to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings, the related requirement of an annual report to stockholders, and the requirements of SEC Rule 13e-3 with respect to going private transactions, no longer applicable. See “The Offer—Plans for CFI.”

Agrium’s indebtedness following the Offer and the Proposed Merger will be higher than its existing indebtedness.

The indebtedness of Agrium as of December 31, 2008 was approximately $2.2 billion. Agrium’s pro forma indebtedness as of December 31, 2008, after giving effect to the Offer and the Proposed Merger would be approximately $3.6 billion. As a result of the increase in debt, demands on the cash resources of Agrium will increase after the Proposed Merger, which could have important effects on an investment in Agrium Common Shares. For example, the increased levels of indebtedness could reduce funds available for investment in research and development and capital expenditures, or create competitive disadvantages compared to other companies with lower debt levels.

We have not negotiated with or sought approval of the price or terms of the Offer or the Proposed Merger from CFI’s board of directors.

In evaluating this Offer, you should be aware that Agrium has not negotiated the price or terms of the Offer or the Proposed Merger with CFI, its board of directors or any special committee of its board. Agrium has also not requested that CFI, its board of directors or any special committee of its board approve the Offer or the Proposed Merger. On March 23, 2009, CFI filed a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) with the SEC in which the board of directors of CFI recommended that CFI stockholders reject the Offer and not tender their Shares pursuant to the Offer. Promptly following the filing of this prospectus/offer to exchange, CFI will be required to file an amendment to its Schedule 14D-9 with the SEC in which the CFI board of directors will be required to make a recommendation or state that it is neutral or unable to take a position with respect to the increased Offer.

Agrium’s acquisition of CFI could trigger certain provisions contained in CFI’s agreements with third parties that could permit such parties to terminate those agreements and could result in the payment of significant amounts to such third parties.

CFI may be a party to agreements that permit a counter-party to terminate an agreement or receive significant payments because the Offer or the Proposed Merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreements. If this happens, Agrium may be required to pay significant amounts to such counter-party and may have to seek to replace that agreement with a new agreement or make additional payments under such agreements. However, Agrium may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to CFI’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Agrium of operating CFI’s business or prevent Agrium from operating CFI’s business as currently conducted.

Certain of CFI’s employee benefit plans or agreements contain change of control clauses providing for compensation to be granted to certain members of CFI senior management either upon a change of control, or if, following a change of control, CFI terminates the employment relationship between CFI and these employees, or if these employees terminate the employment relationship because their respective positions with CFI have materially changed. If successful, the Offer would constitute a change of control of CFI, thereby giving rise to potential change of control payments.

Agrium has only conducted a review of CFI’s publicly available information and has not had access to CFI’s non-public information. Therefore, if Agrium acquires CFI, Agrium may be subject to unknown liabilities of CFI which may have a material adverse effect on Agrium’s profitability, financial condition and results of operations.

Due to the nature of the transaction, to date, Agrium has only conducted a due diligence review of CFI’s publicly available information. Although Agrium believes that it has been prudent in its investigation to date, Agrium’s investigation is limited by its nature and Agrium may face an unavoidable level of risk regarding any undisclosed or unknown liabilities of, or issues concerning, CFI. The consummation of the Offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of CFI that are not publicly available. As a result, after the consummation of the Proposed Merger, Agrium may discover that it has acquired substantial undisclosed liabilities of CFI, which may have a material adverse effect on Agrium’s profitability, financial condition and results of operations.

In respect of all information relating to CFI presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, Agrium has relied upon publicly available information, including information publicly filed by CFI with the SEC. Although Agrium has no knowledge that would indicate that any statements contained in this prospectus/offer to exchange regarding CFI’s condition, including its financial or operating condition, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, Agrium was not involved in the preparation of such information and statements. Any financial, operating or other information regarding CFI that may be detrimental to Agrium following Agrium’s acquisition of CFI that has not been publicly disclosed by CFI, or errors in Agrium’s estimates due to the lack of cooperation from CFI, may have an adverse effect on Agrium’s financial condition or the benefits Agrium expects to achieve through the consummation of the Offer.

Agrium must obtain governmental and regulatory consents to consummate the Offer, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the Offer, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the combination contemplated by the Offer.

The Offer is conditioned on the receipt of all necessary or advisable (at Agrium’s sole discretion) governmental and regulatory authorizations, consents, orders and approvals or the termination of any necessary or advisable (at Agrium’s sole discretion) waiting periods, including the expiration or termination of the applicable waiting periods under the HSR Act. In addition, the Offer is conditioned on the Commissioner having (A) issued an advance ruling certificate or (B)(i) the applicable waiting period having expired, been earlier terminated or having been waived and (ii) a “no-action” letter on terms acceptable to Agrium having been obtained, clearance from the Canadian Minister of Transport or the Governor in Council, to the extent required, having been obtained and any other requisite clearances and/or approvals under any other federal, state or foreign antitrust, competition or other regulatory law having been obtained. The waiting period in Canada expired on March 23, 2009. In a letter dated March 23, 2009, the Competition Bureau advised Agrium that its assessment of the Offer and the Proposed Merger had not been completed. If Agrium does not receive these other approvals, or does not receive them on terms that satisfy the conditions set forth in this prospectus/offer to exchange, then Agrium will not be obligated to accept the Shares for exchange in the Offer.

The governmental agencies from which Agrium will seek these approvals or waiting period terminations have broad discretion in administering the governing regulations. As a condition to their approval of the transactions or termination of the waiting periods contemplated by this prospectus/offer to exchange, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the Offer or may reduce the anticipated benefits of the combination contemplated by the Offer. Further, the required consents, approvals and waiting period terminations may not be obtained or the required conditions to the Offer may not be satisfied and, even if all required consents, approvals and waiting period terminations are obtained and the conditions to the consummation of the Offer are satisfied, Agrium cannot predict the terms, conditions and timing of the approvals. If Agrium agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals or waiting period terminations required to consummate the Offer, these requirements, limitations, additional costs or restrictions could adversely affect the two companies’ ability to integrate their operations or reduce the anticipated benefits of the combination contemplated by the Offer. This could result in a failure to complete the Offer and the Proposed Merger or have a material adverse effect on the business and results of operations of the combined company. Please see the section entitled “The Offer—Conditions of the Offer” for a discussion of the conditions of the Offer and the section entitled “The Offer—Certain Legal Matters; Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the Offer and the Proposed Merger.

The exchange of the Shares pursuant to the Offer will be a taxable transaction for U.S. stockholders, although it is possible that Agrium could change the structure of its acquisition proposal in a manner that may change its tax consequences.

The exchange pursuant to the Offer will be a fully taxable transaction for U.S. federal income tax purposes, and, as such, a U.S. resident stockholder will recognize gain or loss on the exchange in an amount equal to the difference between (i) the sum of the fair market value of the Agrium Common Shares and/or the amount of cash received and (ii) its adjusted tax basis in the Shares surrendered. It is possible, however, that Agrium may decide to modify the acquisition proposal in a manner intended to qualify as a “reorganization” for U.S. federal income tax purposes. If the structure of the acquisition proposal is so modified and qualifies as a “reorganization” (of which there can be no assurance), a U.S. resident stockholder who receives Agrium Common Shares and cash, if any, in exchange for its Shares pursuant to the Offer would recognize gain to the extent of cash received, but (unless the stockholder receives only cash in the Offer and any related transactions, including the Proposed Merger) would not recognize any loss. You should review the more detailed information under “The Offer—Certain United States Federal Income Tax Considerations.”

Because Agrium is a Canadian company, certain civil liabilities and judgments may not be enforceable against it.

Agrium is incorporated under the laws of Canada. Most of Agrium’s officers and directors and most of the experts named elsewhere in this prospectus/offer to exchange are residents of Canada. A portion of Agrium’s assets and the assets of these persons are located outside of the United States. As a result, it may be difficult for a shareholder to initiate a lawsuit within the United States against these non-U.S. residents, or to enforce in the United States judgments that are obtained in a U.S. court against Agrium or these persons. It may also be difficult for shareholders to enforce a U.S. judgment in Canada, or to succeed in a lawsuit in Canada, based solely on violations of U.S. securities laws.

Risks Factors Relating to Agrium Common Shares.

Agrium’s dividends may fluctuate.

While Agrium currently pays regular semi-annual cash dividends on Agrium Common Shares, in the future Agrium may discontinue paying dividends or the amount of any dividends paid by it on Agrium Common Shares may fluctuate. The declaration, amount and date of payment of dividends is determined by Agrium’s board of directors from time to time and will be subject to the results of operations, financial condition, cash requirements and future prospects and other factors deemed relevant by Agrium’s board of directors.

The price of Agrium Common Shares may be volatile.

The trading price of Agrium Common Shares has been and may continue to be subject to material fluctuations and may increase or decrease in response to a number of events and factors, including:

•	changes in the market price of the products Agrium sells and purchases;

•	current events affecting the economic situation and exchange rates in Canada, the United States and internationally;

•	trends in the agricultural input sector and the markets in which Agrium operates;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings;

•	quarterly variations in operating results;

•	the operating and share price performance of other companies that investors may deem comparable;

•	the issuance of additional equity securities by Agrium or the perception that such issuance may occur; and

•	purchases or sales of blocks of our common shares.

Part of this volatility may also be attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the prices of Agrium Common Shares regardless of Agrium’s operating performance and could cause the market price of Agrium Common Shares to decline.

Agrium may issue additional equity securities which may reduce Agrium’s earnings per share.

Agrium has in the past issued and may continue to issue equity securities to finance its activities, including in order to finance acquisitions. If Agrium issues additional Agrium Common Shares, you may experience dilution in Agrium’s earnings per share. Moreover, as Agrium’s intention to issue any additional equity securities becomes publicly known, the Agrium Common Share price may be materially and adversely affected.

Risk Factors Relating to Agrium’s Business.

You should read and consider risk factors specific to Agrium’s businesses that will also affect the combined company after the Proposed Merger, described under the heading “Business Risks” in Agrium’s “Management’s Discussion and Analysis” contained in Agrium’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus/offer to exchange. See “Where to Obtain More Information.”

Risk Factors Relating to CFI’s Business.

You should read and consider risk factors specific to CFI’s businesses that will also affect the combined company after the Proposed Merger, described in Part I, Item 1A of CFI’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus/offer to exchange. See “Where to Obtain More Information.” Agrium has not had the opportunity to conduct comprehensive due diligence on CFI and to evaluate fully the extent to which these risk factors will affect the combined company.

ADDITIONAL FACTORS TO BE CONSIDERED BY CFI STOCKHOLDERS

In deciding whether or not to tender the Shares, CFI stockholders should consider the factors set forth under “Risk Factors” beginning on page 33 and the other factors set forth in this prospectus/offer to exchange. While Agrium believes the Offer and the Proposed Merger should be attractive to CFI stockholders, you should also consider the following matters:

•

As a shareholder of Agrium, your interest in the performance and prospects of CFI would only be indirect and in proportion to your share ownership in Agrium. You therefore may not realize the same financial benefits of future appreciation in the value of CFI, if any, that you may realize were the Offer and the Proposed Merger not completed and were you to remain a CFI stockholder.

•

An investment in a company of CFI’s size may be associated with greater risk and a greater potential for gain than an investment in a much larger company like the combined company following the Proposed Merger.

•

Because this is an exchange offer, Agrium controls the conditions, timing and price of the Offer and the Proposed Merger and has reserved the right to unilaterally modify any of the terms of the Offer.

•

As a shareholder of Agrium you will become entitled to receive dividends which Agrium expects to pay semi-annually at its current annual rate of $0.11 per Agrium Common Share whereas CFI pays a quarterly dividend at a current annual rate of $0.40 per Share.

THE COMPANIES

Agrium

Agrium is a major retailer of agricultural products and services in both North and South America and a global producer and wholesale marketer of nutrients for agricultural, specialty and industrial markets. Agrium produces and markets three primary groups of nutrients (nitrogen, phosphate and potash) as well as controlled release fertilizers.

Agrium is a corporation governed by the CBCA. Agrium’s executive offices are headquartered at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8 Canada and its telephone number is (403) 225-7000.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Agrium and Offeror and certain other information is set forth on Annex A and Annex B, respectively, to this prospectus/offer to exchange. During the last five years, neither Agrium nor Offeror, nor to the best knowledge of Agrium and Offeror, any of the persons listed on Annex A and Annex B of this prospectus/offer to exchange, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Offeror

Offeror, a Delaware corporation, is a wholly-owned subsidiary of Agrium. Offeror is newly formed, and was organized for the purpose of making the Offer and consummating the Proposed Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incidental to its formation and those incurred in connection with the Offer and the Proposed Merger.

CFI

CFI is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. CFI’s operations are organized into two business segments: the nitrogen fertilizer business and the phosphate fertilizer business. CFI’s principal products in the nitrogen fertilizer business are ammonia, urea and urea ammonium nitrate solution. CFI’s principal products in the phosphate fertilizer business are diammonium phosphate and monoammonium phosphate.

CFI’s principal assets include:

•	the largest nitrogen fertilizer complex in North America (Donaldsonville, Louisiana);

•	a 66% economic interest in the largest nitrogen fertilizer complex in Canada (which CFI operates in Medicine Hat, Alberta, through Canadian Fertilizers Limited);

•	one of the largest integrated ammonium phosphate fertilizer complexes in the United States (Plant City, Florida);

•	the most-recently constructed phosphate rock mine and associated beneficiation plant in the United States (Hardee County, Florida);

•	terminals, warehouses and associated transportation equipment located primarily in the Midwestern United States; and

•	a 50% interest in KEYTRADE AG, a global fertilizer trading company headquartered near Zurich, Switzerland.

For the year ended December 31, 2008, CFI sold 6.1 million tons of nitrogen fertilizers and 1.8 million tons of phosphate fertilizers, generating net sales of $3.9 billion.

CFI is a Delaware corporation with principal executive offices at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400.

BACKGROUND AND REASONS FOR THE OFFER AND THE PROPOSED MERGER

The following discussion presents background information concerning the Offer and the Proposed Merger and describes our reasons for undertaking the proposed transaction at the present time.

Background of the Offer and the Proposed Merger

In connection with Agrium’s long-term strategic plans involving internal growth alternatives, acquisitions and business combinations, Agrium’s management has been seeking out and evaluating strategic acquisition candidates. As part of this ongoing evaluation process, Agrium’s board of directors identified CFI as a company with assets that fit into Agrium’s growth strategy.

Agrium and CFI had discussions regarding a combination prior to CFI’s initial public offering in 2005 but no definitive agreement was reached. Since that time, Agrium has closely followed CFI and believes that the strategic and business logic of a combination, which was compelling then, is even stronger now.

On January 15, 2009, CFI announced its proposed acquisition of all of the outstanding common shares of Terra Industries Inc. (“Terra”), pursuant to which each common share of Terra would be entitled to receive 0.4235 of a Share.

On February 23, 2009, CFI, through a direct wholly-owed subsidiary, commenced an offer to exchange each outstanding share of common stock of Terra for 0.4235 of a Share by filing an exchange offer and a registration statement with the SEC.

On February 25, 2009, Agrium delivered a letter to CFI containing Agrium’s cash-and-stock proposal pursuant to which Agrium would acquire 100% of the outstanding capital stock of CFI at a per share value of $72.00 based on Agrium’s share price on February 24, 2009. Under the terms of the letter, stockholders of CFI would be entitled to receive the Mixed Consideration, the Stock Consideration or the Cash Consideration, such that not more than 56% of the Shares can be exchanged for Agrium Common Shares and not more than 44% of the Shares can be exchanged for cash.

The full text of the letter sent to CFI’s board of directors is as follows:

Board of Directors

CF Industries Holdings, Inc.

4 Parkway North

Suite 400

Deerfield, Illinois 60015-2590

Attention: Stephen R. Wilson, Chairman, President, and Chief Executive Officer

Dear Members of the Board:

On behalf of the board of directors of Agrium Inc. (“Agrium”), I am writing to submit for your consideration a proposal to acquire CF Industries Holdings, Inc. (“CF”) in a transaction that will create significantly more value for your stockholders than your proposal to acquire Terra Industries Inc. (“Terra”).

Under the terms of our cash-and-stock proposal, Agrium would acquire 100% of the outstanding capital stock of CF (the “Proposed Transaction”) at a per share value of $72.00 based on Agrium’s current share price. Our offer price represents a premium of 30% over CF’s closing price of $55.58 on February 24, 2009, the day before we announced our proposal, a premium of 42% over the 30-day volume-weighted average share price of CF and a premium of 52% over CF’s closing price of $47.23 on January 15, 2009, immediately prior to CF’s announced proposal to acquire Terra. Under the terms of the Proposed

Transaction, stockholders of CF would be entitled to receive one Agrium common share and $31.70 in cash for each CF share. Of the approximately $3.6 billion of total consideration, 56% would be in Agrium common shares and 44% would be in cash.

As you know, our two companies had serious discussions regarding a combination prior to CF’s initial public offering in 2005. Since that time, we have closely followed CF and believe that the strategic and business logic of a combination, which was compelling then, is even stronger now. We have the highest regard for CF and its employees and believe that our companies, which share highly compatible cultures and operating philosophies, exhibit complementary strengths both geographically and in terms of our product mix.

We believe the Proposed Transaction represents full and fair value for CF’s stockholders. By offering a combination of cash and Agrium common shares at a substantial premium, and by offering your stockholders the ability to elect which form of consideration they would prefer to receive (subject to the overall limits of cash and shares comprising the aggregate consideration), the Proposed Transaction presents your stockholders with a unique opportunity for significant long-term value while providing liquidity for those of your stockholders wishing to sell their shares at an extremely attractive price.

The Proposed Transaction will create a leading global producer of agricultural inputs with the broadest product offering in the industry. Together, we can combine our respective world-class distribution networks, knowledgeable and experienced employees and first-rate production capabilities to more efficiently and effectively serve the increasingly competitive global agribusiness industry. We anticipate annual operating synergies from the combination will be approximately $150 million, substantially in excess of those contemplated in CF’s proposal to acquire Terra, and your stockholders will share in the value of those synergies through their continued ownership of the combined company.

We share your view of the benefits of creating a stronger North American-based global player that can more effectively compete on the world stage. We think it is readily apparent that the benefits you highlight with respect to a CF-Terra combination are even more compelling in a CF-Agrium combination. Through the successful execution of our growth strategy, Agrium has become a global enterprise that spans the entire agricultural value chain. A combination with Agrium would create a company with a substantially larger global footprint with a combined crop nutrient production capacity of about 17 million tonnes and touching over 20 million tonnes of crop nutrients through our wholesale, retail, and advanced technologies businesses. Our balanced portfolio of nitrogen, phosphate and potash production and distribution, coupled with our more predictable retail and advanced technologies businesses provide for a more stable company, better able to navigate the volatility of commodity cycles. Furthermore, we have a proven track record of accretive acquisitions and successful integrations.

We have thoroughly analyzed a combination of Agrium and CF and are confident such a transaction can be completed expeditiously. We have sufficient cash resources and fully underwritten financing commitments from Royal Bank of Canada and The Bank of Nova Scotia to fund the Proposed Transaction; accordingly, our proposal is not subject to any financing condition.

Our proposal is conditioned on (i) CF’s termination of its bid for Terra, (ii) negotiation of a definitive merger agreement between Agrium and CF, (iii) receipt of the necessary CF board and stockholder approvals, (iv) receipt of necessary regulatory approvals, (v) the absence of any material adverse changes to CF or its business and the continued operation of CF in the ordinary course of business and (vi) the opportunity to conduct limited confirmatory due diligence.

While we would have preferred to approach you privately, we concluded that given your recent unsolicited proposal to acquire Terra, it was imperative to act now to ensure that CF stockholders have an opportunity to consider our proposal—one that is clearly a superior alternative—prior to you reaching any agreement with Terra.

We firmly believe that our Proposed Transaction is an exceptional opportunity for our two companies and our respective stockholders, employees, customers, suppliers and the communities in which we each do business. My leadership team and I are available to meet with you, your management team and your board at any time to discuss the terms and merits of the Proposed Transaction.

This letter is not intended to create or constitute any legally binding obligation, liability or commitment by us regarding the Proposed Transaction and there will be no legally binding contract or agreement between us unless and until a definitive agreement is executed.

We look forward to hearing from you.

Sincerely yours,

Michael M. Wilson

President and Chief Executive Officer

Agrium Inc.

On February 25, 2009, CFI issued a press release confirming receipt of Agrium’s proposal to acquire all of the outstanding Shares, indicating that CFI’s board of directors will evaluate the proposal carefully in the context of CFI’s strategic plans, including its offer to acquire Terra, and will make its determination regarding Agrium’s proposal in due course.

On March 5, 2009, Terra issued a press release and filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC announcing that Terra’s board of directors unanimously recommends that Terra’s stockholders reject CFI’s unsolicited acquisition proposal.

On March 9, 2009, CFI announced that its board of directors rejected Agrium’s proposal and reaffirmed CFI’s intent to pursue a business combination with Terra. In its announcement, CFI indicated that it would agree to an exchange ratio of not less than 0.4129 of a Share and not more than 0.4539 of a Share for each share of Terra common stock. In addition, a significant portion of the consideration in the revised proposal would consist of a non-voting preferred stock, designed by CFI to seek to avoid a vote of its stockholders that would otherwise have been required by applicable NYSE rules in connection with CFI’s previously proposed CFI/Terra combination. Despite CFI’s assertions to the contrary, Agrium suspects that CFI’s revised structure may have been derived from a concern on the part of CFI’s board of directors and management that CFI stockholders would not vote in favor of a transaction with Terra because they prefer Agrium’s proposed transaction with CFI. As currently structured, the CFI board and management have attempted to deny CFI stockholders the opportunity to vote on a transaction that will cause significant dilution to CFI’s existing stockholders, will result in the issuance of a senior security that will pay unspecified dividends for a minimum period of one year (which dividends will not be shared by CFI’s existing stockholders) and will, for so long as such non-voting preferred stock remains outstanding, restrict the ability of CFI to pay dividends on the Shares until all accrued and unpaid dividends on the preferred stock are paid in full.

Later that day, Agrium issued a press release announcing that it remained committed to its proposal to acquire CFI and its intention to commence an exchange offer. In addition, Agrium filed a short form notification and a letter requesting an advance ruling certificate or a “no-action” letter in respect of the Offer and the Proposed Merger with the Commissioner.

On March 11, 2009, Terra announced that its board of directors has unanimously rejected CFI’s revised proposal for a business combination with Terra.

On March 12, 2009, CFI announced that it filed with the SEC preliminary proxy materials in connection with its nomination of independent directors to replace three of Terra’s directors at Terra’s 2009 annual stockholders meeting.

On March 16, 2009, Agrium commenced the original Offer by filing a registration statement containing a prospectus/offer to exchange and a Tender Offer Statement on Schedule TO relating to the original Offer with the SEC. Agrium also delivered a request to CFI pursuant to Rule 14d-5 of the Exchange Act and issued a press release regarding the commencement of the original Offer.

On March 23, 2009, CFI filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC in which the board of directors of CFI recommended that CFI stockholders reject the Offer and not tender their Shares pursuant to the Offer.

Also on March 23, 2009, CFI issued a press release announcing that its board of directors reaffirmed its intention to pursue a business combination with Terra and that CFI would be prepared to enter into a negotiated merger agreement with Terra with an exchange ratio to be not less than 0.4129 of a Share and not more than 0.4539 of a Share.

On March 24, 2009, Terra announced that its board of directors has unanimously rejected CFI’s revised proposal for a business combination with Terra.

Also on March 24, 2009, Agrium filed a HSR Form with the DOJ and the FTC. Under the HSR Act, the waiting period will expire at 11:59 p.m., New York City time, on Thursday, April 23, 2009, unless this period is earlier terminated or extended by the issuance of a second request.

On March 27, 2009, Agrium announced an increase in the Offer. Under the terms of the increased Offer, CFI stockholders would receive $35.00 in cash, an increase of $3.30, or 10.4%, in the cash component of the Offer, and 1.0 Agrium Common Share for each Share. Alternatively, CFI stockholders have the option to elect for each Share either 1.8685 Agrium Common Shares or $75.30 in cash, in each case, subject to proration. In the aggregate, not more than 46% of the Shares tendered will be exchanged for cash and not more than 54% of the Shares tendered will be exchanged for Agrium Common Shares. The aggregate cash consideration to be paid by Agrium will not exceed approximately $1.8 billion, and the aggregate stock consideration to be paid by Agrium will not exceed approximately 50.2 million Agrium Common Shares.

Also on March 27, 2009, Agrium filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies from stockholders of CFI to withhold votes for the election of three members of CFI’s board of directors at the 2009 annual meeting of stockholders of CFI.

On March 29, 2009, CFI announced that its board of directors has recommended that CFI stockholders reject the increased Offer.

Reasons for Offer and the Proposed Merger

Agrium believes that a combination of Agrium and CFI would create significant value for both CFI stockholders and Agrium shareholders. The issuance of Agrium Common Shares to a CFI stockholder will allow that stockholder to participate in the growth and value creation of the combined entity.

Agrium believes the combination of Agrium and CFI is compelling and offers a number of strategic benefits, including the following:

•

Value Creation for All Shareholders: A combination of Agrium and CFI would create value for shareholders of both Agrium and CFI. Under the Offer, CFI stockholders would benefit from receiving an attractive premium, rather than having CFI pay a significant premium to acquire Terra. Based on the Mixed Consideration and the closing price of Agrium Common Shares on the NYSE on March 26, 2009, which is the last trading day immediately preceding the public announcement by Agrium of the increased Offer, the increased Offer represents a premium of 35% over the closing Share price of $55.58 on February 24, 2009, which is the last trading day immediately preceding the first public announcement by Agrium of its intention to acquire CFI, and a premium of 48% over the 30-day volume-weighted average intra-day Share price ending on February 24, 2009. In addition, by offering a combination of cash and Agrium Common Shares, at the election of CFI stockholders (subject to the overall limits of cash and shares comprising the aggregate consideration), CFI’s stockholders will be presented with a unique opportunity for significant long-term value while providing immediate liquidity for those CFI stockholders wishing to sell their Shares at an extremely attractive price.

Agrium anticipates that the transaction would be accretive to both earnings and cash flow in 2010 and significantly accretive on both measures in subsequent years.

•

Global Leader in Nutrient Production and Distribution: The combination of Agrium and CFI would create a global leader in nutrient production and distribution, triple Agrium’s phosphate and UAN capacity and strengthen all of Agrium’s other wholesale and retail businesses across the agricultural value chain. The combined company would be the second largest nitrogen producer on a global basis (based on publicly available capacity information), the third largest phosphate producer in North America (based on publicly available capacity information) and the fourth largest publicly traded fertilizer company globally (based on enterprise value, which is defined as market capitalization (as at March 27, 2009) plus preferred equity, plus net indebtedness, plus minority interest (in each case, based on the latest publicly filed financial statements). Based on the 2008 revenues of Agrium and CFI, the combined company would have had 2008 revenues of nearly $14 billion. Agrium believes the combined company would have the strength, breadth and scale to realize future growth, both organically and through acquisitions.

•

Complementary Wholesale Production and Distribution: Agrium and CFI are highly complementary based on geography and operations. CFI’s extensive storage and distribution network throughout the Eastern region of the U.S. corn-growing region, coupled with Agrium’s wholesale distribution network, primarily concentrated in the Western corn belt, would provide significant efficiencies in manufacturing and distribution and enhance customer service. Additionally, CFI’s access to a main gateway for North American fertilizer imports and exports in New Orleans would assist in further globalizing the combined company.

•

Growth and Diversification Across the Value Chain: A broader and more balanced portfolio of products and geographic regions would allow the combined company to better navigate the volatility of commodity cycles while more efficiently and effectively serving the increasingly competitive global agribusiness industry. A combination would not diminish Agrium’s ability to continue to build its position as the leading North American agricultural retailer, further expand its potash capacity and advanced technologies business or pursue other strategic opportunities. The capital structure and credit metrics of the combined company would remain strong and in line with an investment grade rating.

•

Synergy Realization and Integration Track Record: Agrium expects to realize significant efficiencies and cost reductions as a result of the combination of Agrium and CFI. Agrium expects the combined company to realize synergies of approximately $150 million per year within three years of consummation of the combination. Agrium believes these synergies can be realized through (i) reducing duplications between the companies in selling, general and administrative costs; (ii) reducing combined logistics costs through warehousing optimization; (iii) reducing plant overhead and improved economies of scale in purchases and procurement; and (iv) merging the sales and marketing model and philosophy of the two companies.

Agrium has completed nine acquisitions in four years and other growth initiatives across the value chain. Agrium has invested approximately $3.4 billion in the past five years and achieved synergies greater than announced and earlier than expected. Conversely, CFI management does not have meaningful experience acquiring and integrating acquisitions. A CFI acquisition of Terra poses substantial execution risk to CFI stockholders, given CFI’s lack of experience.

THE OFFER

Offeror is offering to exchange each outstanding Share for the Mixed Consideration, the Stock Consideration or the Cash Consideration, at the election of the tendering CFI stockholder, subject to the conditions contained, and in the case of the Cash Consideration or the Stock Consideration, to the proration procedures described, in this prospectus/offer to exchange and the accompanying letter of election and transmittal.

Offeror is making the Offer in order for Agrium to acquire control of, and ultimately the entire equity interest in, CFI. The Offer is the first step in Agrium’s plan to acquire all of the outstanding Shares. Agrium currently intends, as soon as practicable following the consummation of the Offer, to seek to effect Proposed Merger. The purpose of the Proposed Merger is for Agrium to acquire all Shares not acquired in the Offer. After the Proposed Merger, the Surviving Corporation will be a wholly-owned subsidiary of Agrium and the former CFI stockholders will no longer have any direct ownership interest in the Surviving Corporation.

Concurrently with the Offer, Agrium is seeking to negotiate a merger agreement with CFI. Subject to applicable law, Offeror reserves the right to amend the Offer (including amending the number of Shares to be purchased and the consideration to be paid in the Offer and the Proposed Merger) upon entering into a merger agreement with CFI, or to negotiate a merger agreement with CFI not involving a tender offer or exchange offer pursuant to which Offeror would terminate the Offer and the Shares would, upon consummation of such proposed merger, be converted into the consideration negotiated by Agrium, Offeror and CFI.

Consideration

Under the terms of the increased Offer, Offeror is offering to exchange for each outstanding Share validly tendered and not withdrawn in the offer, at the election of the holder of such Share, one of the following:

•	$35.00 in cash, without interest, and 1.0 common share of Agrium, no par value (the “Agrium Common Share”) (the “Mixed Consideration”),

subject to the proration procedures described in this prospectus/offer to exchange and the accompanying letter of election and transmittal;

•	1.8685 Agrium Common Shares (the “Stock Consideration”), or

•	$75.30 in cash, without interest (the “Cash Consideration”).

The aggregate cash consideration to be paid by Agrium in the Offer and the Proposed Merger will not exceed approximately $1.8 billion, and the aggregate stock consideration to be paid by Agrium in the Offer and the Proposed Merger will not exceed approximately 50.2 million Agrium Common Shares. Any Shares tendered with respect to which a Mixed Consideration election is made will not be subject to proration under any circumstance; however, CFI stockholders electing the Cash Consideration or the Stock Consideration may be subject to proration and may receive a different form of consideration from that selected. CFI stockholders who otherwise would be entitled to receive a fractional Agrium Common Share will instead receive cash in lieu of any fractional Agrium Common Share such holder may have otherwise been entitled to receive. See “—Elections and Proration” for a detailed description of the proration procedure and “—Fractional Shares” for a detailed description of the treatment of fractional Agrium Common Shares.

Solely for purposes of illustration, the following table indicates the relative value of the Mixed Consideration, the Stock Consideration and the Cash Consideration based on different assumed prices for Agrium Common Shares.

Assumed Agrium Common Share Price	Market Value of Mixed Consideration (Per Share Exchanged)	Value of Stock Consideration (Per Share Exchanged)	Market Value of Cash Consideration (Per Share Exchanged)
$30.00	$65.00	$56.06	$75.30
$35.00	$70.00	$65.40	$75.30
$37.50	$72.50	$70.07	$75.30
$40.30	$75.30	$75.30	$75.30
$42.50	$77.50	$79.41	$75.30
$45.00	$80.00	$84.08	$75.30
$50.00	$85.00	$93.43	$75.30

The prices of Agrium Common Shares used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical CFI stockholder would receive, are for purposes of illustration only. The value of the Mixed Consideration and the Stock Consideration will change as the price of Agrium Common Shares fluctuates during the Offer period and thereafter, and may therefore be higher or lower than the prices set forth in the examples above at the expiration of the Offer and at the time you receive the Agrium Common Shares. CFI’s stockholders are encouraged to obtain current market quotations for the Agrium Common Shares and the Shares prior to making any decision with respect to the Offer.

In addition, CFI stockholders electing the Cash Consideration or the Stock Consideration are subject to proration if holders of Shares, in the aggregate, elect to receive more than the aggregate amount of cash consideration or stock consideration to be paid in the Offer. As a consequence, the elections of other CFI stockholders will affect whether a tendering CFI stockholder electing the Cash Consideration or the Stock Consideration receives solely the type of consideration elected or if a portion of such CFI stockholder’s tendered Shares is exchanged for another form of consideration.

Based on the Mixed Consideration and the closing price of Agrium Common Shares on the NYSE on March 26, 2009, which is the last trading day immediately preceding the public announcement by Agrium of the increased Offer, the increased Offer represents a premium of 35% over the closing Share price of $55.58 on February 24, 2009, which is the last trading day immediately preceding the first public announcement by Agrium of its intention to acquire CFI, and a premium of 48% over the 30-day volume-weighted average intra-day Share price ending on February 24, 2009.

CFI stockholders should consider the potential effects of proration, which could be significant, and should obtain current market quotations for Agrium Common Shares and the Shares before deciding whether to tender pursuant to the Offer and before electing the form of consideration they wish to receive. In addition, CFI stockholders should understand that the implied value of the consideration received by CFI stockholders making different elections (or not making an election) may differ depending upon the market price of the Agrium Common Share at the expiration of the Offer and the elections made by other CFI stockholders, and that such differences could be significant. See “Risk Factors.”

Elections and Proration

The aggregate cash consideration to be paid by Agrium in the Offer and the Proposed Merger will not exceed approximately $1.8 billion, and the aggregate stock consideration to be paid by Agrium in the Offer and the Proposed Merger will not exceed approximately 50.2 million Agrium Common Shares. Any Shares tendered with respect to which a Mixed Consideration election is made will not be subject to proration under any circumstance; however, holders electing the Cash Consideration or the Stock Consideration may receive a different form of consideration from that selected. The aggregate cash consideration to be paid by Agrium in each of the Offer and the Proposed Merger would equal the product of (i) the number of Shares acquired by Agrium in the Offer and the Proposed Merger, respectively, and (ii) $35.00, and the aggregate Agrium Common Share consideration to be paid by Agrium in each of the Offer and the Proposed Merger would equal the product of (i) the number of Shares acquired by Agrium in the Offer and the Proposed Merger, respectively, and (ii) 1.0. Holders electing either the Cash Consideration or the Stock Consideration will be subject to proration such that not more than 46% of the Shares tendered in the Offer can be exchanged for cash and not more than 54% of the Shares tendered in the Offer can be exchanged for Agrium Common Shares.

Over-Subscription for Cash Consideration.

After giving effect to the cash consideration to be paid with respect to stockholders who elect the Mixed Consideration and stockholders who do not elect any type of consideration, if the holders of more than 46% of the remaining Shares tendered in the Offer elect the Cash Consideration in exchange for their Shares, then a certain percentage of the aggregate Cash Consideration elections will be converted into the right to receive the Stock Consideration on a pro rata basis for each stockholder making a Cash Consideration election. In the event of an over-subscription for Cash Consideration, the elections with respect to Shares tendered in the Offer would be treated as follows:

•	Each Share with respect to which the Mixed Consideration election or no election was made will be exchanged for $35.00 plus 1.0 Agrium Common Share;

•	Each Share with respect to which the Stock Consideration election was made will be exchanged for 1.8685 Agrium Common Shares; and

•

Each Share with respect to which the Cash Consideration election was made will be exchanged for (i) an amount in cash (without interest) equal to the product of (a) $75.30 and (b) the Cash Fraction and (ii) a number of Agrium Common Shares equal to the product of (a) 1.8685 and (b) 1.0 minus the Cash Fraction.

For purposes of this calculation:

“Cash Available” equals (i) the product of (a) $35.00 and (b) the number of Shares issued and outstanding (on a fully diluted basis) as of the Expiration Date multiplied by the quotient of (a) the number of Shares validly tendered and not withdrawn in the Offer over (b) the number of Shares issued and outstanding (on a fully diluted basis) as of the Expiration Date minus (ii) the product of (a) the number of Shares tendered with respect to which the Mixed Consideration elections or no elections were made and (b) $35.00.

“Cash Elected” equals the product of (i) $75.30 and (ii) the number of Shares for which the Cash Consideration election was made.

“Cash Fraction” equals a fraction, the numerator of which is the Cash Available and the denominator of which is the Cash Elected.

Over-Subscription for Stock Consideration.

After giving effect to the stock consideration to be distributed with respect to stockholders who elect the Mixed Consideration and stockholders who do not elect any type of consideration, if the holders of more than 54% of the remaining Shares tendered in the Offer elect the Stock Consideration in exchange for their Shares, then a certain percentage of the aggregate Stock Consideration elections will be converted into the right to receive the Cash Consideration on a pro rata basis for each stockholder making a Stock Consideration election. In the event of an over-subscription for the Stock Consideration, the elections with respect to Shares tendered in the Offer would be treated as follows:

•	Each Share with respect to which a Mixed Consideration election or no election was made will be exchanged for $35.00 plus 1.0 Agrium Common Share;

•	Each Share with respect to which the Cash Consideration election was made will be exchanged for $75.30; and

•

Each Share with respect to which the Stock Consideration election was made will be exchanged for (i) a number of Agrium Common Shares equal to the product of (a) 1.8685 and (b) the Share Fraction and (ii) an amount in cash (without interest) equal to the product of (a) $75.30 and (b) 1.0 minus the Share Fraction.

For purposes of this calculation:

“Available Agrium Common Shares” equals (i) the number of Shares issued and outstanding (on a fully diluted basis) as of the Expiration Date multiplied by the quotient of (a) the number of Shares validly tendered and not withdrawn in the Offer over (b) the number of Shares issued and outstanding (on a fully diluted basis) as of the Expiration Date minus (ii) the product of (a) the number of Shares tendered with respect to which the Mixed Consideration election or no election was made and (b) 1.0.

“Elected Agrium Common Shares” equals the product of (i) 1.8685 and (ii) the number of Shares for which the Stock Consideration election was made.

“Share Fraction” equals a fraction, the numerator of which is the Available Agrium Common Shares and the denominator of which is the Elected Agrium Common Shares.

Consequences of Tendering with No Election

CFI stockholders who do not make an election will be deemed to have elected the Mixed Consideration.

Distribution of Offering Materials

This prospectus/offer to exchange, the accompanying letter of election and transmittal and other relevant materials will be delivered to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on CFI’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of Shares.

Expiration of the Offer

The Offer is scheduled to expire at 12:00 midnight, New York City time, on May 19, 2009, which is the “Initial Expiration Date,” unless further extended by Offeror. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the Offer, subject to applicable laws, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination and Amendment

Offeror expressly reserves the right to extend the period of time during which the Offer remains open, in its sole discretion, at any time or from time to time, by giving notice of such extension to the exchange agent. Offeror currently intends to extend the Offer from time to time until all conditions of the Offer have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to each tendering CFI stockholder’s right to withdraw its Shares. CFI stockholders should read the discussion under “—Withdrawal Rights” for more details.

To the extent legally permissible, Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•

to delay acceptance for exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept or exchange any Shares not previously accepted or exchanged, if any of the conditions of the Offer are not satisfied or waived prior to the Expiration Date or to the extent required by applicable laws;

•	to extend the Offer from time to time if less than 90% of the total Shares on a fully diluted basis have been validly tendered and not withdrawn at the otherwise scheduled Expiration Date;

•	to the extent any condition of the Offer is not met, to decrease the consideration paid in the Offer;

•	to waive any condition; and

•	to otherwise amend the Offer in any respect.

In addition, Offeror may terminate the Offer and not exchange Shares that were previously tendered even if Offeror has accepted, but not paid for, Shares in the Offer, if at the Expiration Date the conditions of the Offer described below in “—Conditions of the Offer” are not met or waived.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If Offeror materially changes the terms of the Offer or the information concerning the Offer, or if Offeror waives a material condition of the Offer, Offeror will extend the Offer to the extent legally required under the Exchange Act. If, prior to the Expiration Date, Offeror changes the percentage of Shares being sought or the consideration offered (including, without limitation, by reducing the consideration to be paid in the Offer), that change will apply to all holders whose Shares are accepted for exchange pursuant to the Offer. If at the time notice of that change is first published, sent or given to CFI stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Offeror will extend the Offer until the expiration of that ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

No subsequent offering period will be available after the Offer.

Exchange of Shares; Delivery of Cash and Agrium Common Shares

Agrium has retained BNY Mellon Shareowner Services as the depositary and exchange agent for the Offer to handle the exchange of Shares for the offer consideration.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn promptly after the Expiration Date. In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the exchange agent of certificates for those Shares, or a confirmation of a book-entry transfer of those

Shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of election and transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the Offer, Offeror will be deemed to have accepted for exchange Shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those Shares pursuant to the Offer. The exchange agent will deliver any cash and Agrium Common Shares issuable in exchange for Shares validly tendered and accepted pursuant to the Offer as soon as practicable after receipt of such notice. The exchange agent will act as the agent for tendering CFI stockholders for the purpose of receiving cash and Agrium Common Shares from Offeror and transmitting such cash and stock to the tendering CFI stockholders. CFI stockholders will not receive any interest on any cash that Offeror pays in the Offer, even if there is a delay in making the exchange.

If Offeror does not accept any tendered Shares for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered for, Offeror will return certificates for such unexchanged Shares without expense to the tendering stockholder or, in the case of Shares tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below in “—Procedure for Tendering,” the Shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the Offer.

Fractional Shares

Fractional Agrium Common Shares will not be distributed in the Offer or the Proposed Merger. The exchange agent, acting as agent for CFI stockholders otherwise entitled to receive fractional Agrium Common Shares, will aggregate all fractional Agrium Common Shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such stockholders. Any proceeds that the exchange agent realizes from the sale of fractional shares will be distributed, less any brokerage commissions or other fees, to each CFI stockholder entitled to such distribution in accordance with the stockholder’s fractional interest in the aggregate number of fractional Agrium Common Shares sold.

None of Offeror, Agrium, the exchange agent, the information agent or the dealer manager will guarantee any minimum proceeds from the sale of fractional Agrium Common Shares. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

Procedure for Tendering

For a CFI stockholder to validly tender Shares pursuant to the Offer:

•

a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other documents required by the accompanying letter of election and transmittal, and certificates for tendered Shares held in certificate form must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange before the Expiration Date;

•

an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange, and the Shares must be tendered into the exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the Expiration Date; or

•	the terms and conditions of the guaranteed delivery procedure set forth below under “—Guaranteed Delivery” must be met.

Shares validly tendered in connection with the original Offer commenced on March 16, 2009, and not properly withdrawn will automatically receive the consideration provided for in the increased Offer.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the accompanying letter of election and transmittal and that Offeror may enforce that agreement against such participant.

The exchange agent has established an account with respect to the Shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares prior to the Expiration Date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, the accompanying letter of election and transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the Expiration Date, or the guaranteed delivery procedures described below under “—Guaranteed Delivery” must be followed. Offeror cannot assure CFI stockholders that book-entry delivery of Shares will be available. If book-entry delivery is not available, CFI stockholders must tender Shares by means of delivery of Share certificates or pursuant to the guaranteed delivery procedures set forth below under “—Guaranteed Delivery.”

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which Shares are tendered either by a registered holder of Shares who has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the accompanying letter of election and transmittal or for the account of an eligible institution.

If the certificates for Shares are registered in the name of a person other than the person who signs the accompanying letter of election and transmittal, or if certificates for unexchanged Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

CFI stockholders must tender one CFI preferred share purchase right for each Share tendered to effect a valid tender, whether or not a distribution of the rights has occurred, unless the CFI board of directors has previously redeemed such rights. Nevertheless, if the CFI rights have been distributed, Offeror will be entitled to accept for exchange Shares prior to receipt of the associated CFI rights certificate and, subject to complying with SEC rules and regulations, withhold payment of all or a portion of the Offer consideration until receipt of the rights certificate or a book entry transfer of such rights.

The method of delivery of Share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering CFI stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Offeror recommends registered mail with return receipt requested, properly insured. In all cases, CFI stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal income tax backup withholding, each CFI stockholder, other than a stockholder exempt from backup withholding as described below, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the Substitute IRS Form W-9 included in the accompanying letter of election and transmittal. Certain stockholders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. In order for a foreign person to qualify as an exempt recipient, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status.

The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between Offeror and the tendering CFI stockholder upon the terms and subject to the conditions of the Offer.

Guaranteed Delivery

CFI stockholders desiring to tender Shares pursuant to the Offer but whose certificates are not immediately available or cannot otherwise be delivered with all other required documents to the exchange agent prior to the Expiration Date or who cannot complete the procedure for book-entry transfer on a timely basis, may nevertheless tender Shares, as long as all of the following conditions are satisfied:

•	the tender is by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Offeror, is received by the exchange agent as provided below on or prior to the Expiration Date; and

•

the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of election and transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the accompanying letter of election and transmittal are received by the exchange agent at one of its addresses on the back cover of this prospectus within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

A CFI stockholder may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at one of its addresses on the back cover of this prospectus/offer to exchange. The notice must include a guarantee by an eligible institution in the form set forth in the notice.

In all cases, Offeror will exchange Shares tendered and accepted for exchange pursuant to the Offer only after timely receipt by the exchange agent of certificates for Shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), a properly completed and duly executed letter of election and transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of election and transmittal as set forth above, a CFI stockholder irrevocably appoints Offeror’s designees as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its Shares tendered and accepted for exchange by Offeror and with respect to any and all other Shares and other securities issued or issuable in respect of those Shares on or after the Expiration Date. That appointment is effective, and voting rights will be affected, when and only to the extent that Offeror accepts tendered Shares for exchange pursuant to the Offer and deposits with the exchange agent the cash consideration or the Agrium Common Shares consideration for such Shares. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that the CFI stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). Offeror’s designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of CFI’s stockholders or otherwise. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the exchange of such Shares, Offeror must be able to exercise full voting rights with respect to such Shares. However, prior to acceptance for exchange by Offeror in accordance with the terms of the Offer, the appointment will not be effective, and Offeror shall have no voting rights as a result of the tender of Shares.

Fees and Commissions

Tendering registered CFI stockholders who tender Shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering CFI stockholders who hold Shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering Shares pursuant to the Offer. Except as set forth in the instructions to the accompanying letter of election and transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by Offeror.

Matters Concerning Validity and Eligibility

Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares, in its sole discretion, and its determination shall be final and binding. Offeror reserves the absolute right to reject any and all tenders of Shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of such Shares have been cured or waived. None of Offeror, Agrium, CFI, the exchange agent, the information agent, the dealer manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the accompanying letter of election and transmittal and instructions) will be final and binding.

CFI stockholders who have any questions about the procedure for tendering Shares in the Offer should contact the information agent or the dealer manager at their respective addresses and telephone numbers set forth on the back cover of this prospectus/offer to exchange.

Withdrawal Rights

CFI stockholders may withdraw tendered Shares at any time prior to the Expiration Date. Additionally, if Offeror has not agreed to accept the Shares for exchange on or prior to May 15, 2009, CFI stockholders may thereafter withdraw their Shares from tender at any time after such date until Offeror accepts Shares for exchange. Once Offeror accepts Shares for exchange pursuant to the Offer, all tenders not previously withdrawn become irrevocable.

For the withdrawal of Shares to be effective, the exchange agent must receive a written notice of withdrawal from the CFI stockholder at one of the addresses set forth on the back cover of this prospectus/offer to exchange, prior to the Expiration Date. The notice must include the stockholder’s name, address, social security number, the certificate number(s), the number of Shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those Shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the Shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If Shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding. None of Offeror, Agrium, CFI, the exchange agent, the information agent, the dealer manager or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, a CFI stockholder may re-tender withdrawn Shares by following the applicable procedures discussed under the section “—Procedure for Tendering” or “—Guaranteed Delivery” at any time prior to the Expiration Date.

Announcement of Results of the Offer

Agrium will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether Offeror will accept the tendered Shares for exchange, as promptly as practicable following the Expiration Date. The announcement will be made by a press release in accordance with applicable NYSE requirements.

Ownership of Agrium After the Offer and the Proposed Merger

Assuming that:

•

all outstanding CFI options to purchase Shares, of which there were 1,778,385 as of December 31, 2008 (as set forth by CFI in its Form 10-K for the year ending December 31, 2008, filed February 26, 2009), are exercised prior to the expiration of the Offer or the consummation of the Proposed Merger;

•

Offeror exchanges, pursuant to the Offer and the Proposed Merger, 50,171,669 Shares, which number is the sum of (x) 48,393,284 Shares outstanding as of January 31, 2009 (as set forth by CFI in its Form 10-K for the year ending December 31, 2008, filed February 26, 2009) and (y) 1,778,385 Shares assumed to have been issued upon the exercise of outstanding options; and

•	157 million Agrium Common Shares are outstanding immediately prior to the consummation of the Proposed Merger,

former CFI stockholders would own in the aggregate 24% of the outstanding Agrium Common Shares if 100% of the Shares are exchanged in the Offer.

Certain United States Federal Income Tax Considerations

The following is a general summary of certain material U.S. federal income tax consequences to a U.S. Holder, as defined below, of the exchange of its Shares for Agrium Common Shares and/or cash pursuant to the Offer and the ownership and disposition of Agrium Common Shares received pursuant to the Offer, if any. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices, judicial decisions and the Income Tax Convention between the United States and Canada (the “Tax Convention”), all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those discussed in this prospectus/offer to exchange. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. The IRS may challenge any of the conclusions set forth below and a U.S. court may not sustain such a challenge.

As used in this prospectus/offer to exchange, a “U.S. Holder” is any beneficial owner of the Shares (or, following the completion of the Offer, a beneficial owner of Agrium Common Shares) that is (i) a citizen or an individual resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions, including the States and the District of Columbia, (iii) an estate the income of which is subject to federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of the Shares (or, following the completion of the Offer, a beneficial owner of Agrium Common Shares), the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding the Shares or Agrium Common Shares is urged to consult its own tax advisor.

This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift, or other non-income tax; or any state, local, or non-U.S. tax consequences of the Offer and the ownership and disposition of Agrium Common Shares received pursuant to the Offer, nor does it address the tax consequences of any related or other transactions that may occur in the future such as the Proposed Merger. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of holders subject to special rules, including holders that are (i) banks, financial institutions, or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (iv) tax-exempt organizations, (v) holders that own the Shares (or, following the completion of the Offer, holders that will own Agrium Common Shares) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (vi) holders that acquired the Shares in connection with the exercise of employee stock options or otherwise as compensation for services, (vii) holders that have “functional currency” other than the U.S. dollar, (viii) holder that will own directly, indirectly or constructively 5 percent or more of Agrium Common Shares following the completion of the Offer and any related transactions, including the Proposed Merger (collectively, the “Overall Acquisition Transactions”), (ix) U.S. expatriates or (x) holders that are not U.S. Holders. This discussion assumes that each of the Shares is held as a capital asset, within the meaning of Section 1221 of the Code, in the hands of a U.S. Holder at all relevant times and that the each of the Agrium Common Shares to be received by such Holder as a result of the Offer will be held as a capital asset.

ALL HOLDERS OF THE SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE OWNERSHIP AND DISPOSITION OF AGRIUM COMMON SHARES RECEIVED IN THE OFFER, IF ANY, IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE OR OF ANY LOCAL OR NON-U.S. TAXING JURISDICTION.

The Offer

The exchange pursuant to the Offer will be a fully taxable transaction for U.S. federal income tax purposes unless the Overall Acquisition Transactions (of which the Offer is part) is modified in a manner intended to qualify as a tax-deferred reorganization for U.S. federal income tax purposes and the Overall Acquisition Transactions in fact so qualifies. Except when noted, the balance of this discussion assumes that the exchange pursuant to the Offer will be fully taxable transaction.

As a fully taxable exchange, a U.S. Holder will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Agrium Common Shares and the amount of cash received, if any, and (ii) such holder’s adjusted tax basis in its Shares surrendered therefor. Any gain or loss recognized by a U.S. Holder in the exchange of its Shares for Agrium Common Shares and/or cash pursuant to the Offer will generally be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period in its Shares exceeds one year as of the date of the completion of the Offer. Gain or loss, if any, recognized by a U.S. Holder in connection with the Offer generally will be treated as having a U.S. source. For U.S. federal income tax purposes, a U.S. Holder’s basis in the Agrium Common Shares received pursuant to the Offer will be equal to the fair market value of such shares on the date of the completion of the Offer, and a U.S. Holder’s holding period with respect to such Agrium Common Shares will begin on the day following the completion of the Offer.

If Agrium modifies the Overall Acquisition Transactions in a manner intended to qualify as a tax-deferred reorganization for U.S. federal income tax purposes and the Overall Acquisition Transaction in fact so qualifies, a U.S. Holder that receives Agrium Common Shares and cash, if any, in exchange for its Shares pursuant to the Offer would recognize gain, but only to the extent of cash received, but would not recognize any loss. A U.S.

Holder that receives only cash in the Offer and any related transactions, including the Proposed Merger would recognize gain or loss in the same manner as described in the preceding paragraph above.

Ownership and Disposition of Agrium Common Shares

Dividends

Subject to the discussion below under “PFIC Status of Agrium,” the gross amount of any distribution of cash or property (other than in liquidation) made to a U.S. Holder with respect to Agrium Common Shares (inclusive of any Canadian withholding tax) generally will be includible in income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Agrium as determined under U.S. federal income tax principles. Dividends will not be eligible for the dividends received deduction generally allowed to a U.S. corporation on dividends received from a domestic corporation. A distribution in excess of Agrium’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Agrium Common Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Agrium Common Shares). To the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its Agrium Common Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

If Agrium Common Shares are readily tradable on an established U.S. securities market, within the meaning of the Code (as they currently are), or if Agrium is eligible for benefits under the Tax Convention, under current laws, dividends received by non-corporate U.S. Holders may be “qualified dividend income” to such U.S. Holder. If certain holding period and other requirements (including a requirement that Agrium is not a PFIC in the year of the dividend or the preceding year) are met, qualified dividend income is subject to a maximum rate of U.S. federal income tax of 15 percent to a U.S. Holder that is not a corporation, including individual, for taxable years beginning before January 1, 2011.

Foreign Tax Credits

Any tax withheld by Canadian taxing authorities with respect to distributions on Agrium Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Agrium Common Shares will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Holder. Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Sale, Exchange or Other Taxable Disposition of Agrium Common Shares

Subject to the discussion below under “PFIC Status of Agrium,” for U.S. federal income tax purposes, a U.S. Holder will generally recognize gain or loss on the sale, exchange, or other taxable disposition of any of its Agrium Common Shares in an amount equal to the difference between (a) the U.S. dollar value of the amount realized for the Agrium Common Shares and (b) the U.S. Holder’s adjusted tax basis (determined in U.S. dollars) in the Agrium Common Shares. Such gain or loss will be a capital gain or loss. Capital gains of non-corporate taxpayers, including individuals, derived with respect to a sale, exchange, or other disposition before January 1, 2011 of Agrium Common Shares held for more than one year are subject to a maximum federal income tax rate of 15 percent. The deductibility of capital loss is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

PFIC Status of Agrium

U.S. Holders would be subject to a special, adverse tax regime if Agrium were or were to become a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Agrium believes that it was not a

PFIC in 2008 and does not expect to be a PFIC in 2009 or later years. Nevertheless, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Consequently, no assurance can be provided that Agrium will not be a PFIC in 2009 or any subsequent taxable year. U.S. Holders are urged to consult their own U.S. tax advisors regarding the adverse U.S. federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on distributions paid on Agrium Common Shares or proceeds from the disposition of the Shares pursuant to the Overall Acquisition Transactions or a disposition of Agrium Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on an IRS Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on IRS Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28-percent rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES OF THE OVERALL ACQUISITION TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF AGRIUM COMMON SHARES ACQUIRED PURSUANT TO THE OVERALL ACQUISITION TRANSACTION. HOLDERS OF THE SHARES SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

Certain Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations applicable to a holder of Agrium Common Shares that, at all relevant times and for purposes of the Income Tax Act (Canada) (the “Tax Act”), deals with Agrium at arm’s length, is not, and is not deemed to be, a resident of Canada, and does not use or hold and is not deemed to use or hold the Agrium Common Shares in the course of carrying on a business in Canada (such holder hereinafter referred to as a “Non-Canadian Holder”). This summary is not applicable to a “financial institution” or a “specified financial institution” nor is it applicable to a subscriber an interest in which would be a “tax shelter investment,” all as defined in the Tax Act. Subscribers should consult their own tax advisors with respect to the Canadian federal income tax consequences to them of acquiring, holding and disposing of Agrium Common Shares.

This summary is based upon the provisions of the Tax Act and regulations currently in force and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act and regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus/offer to exchange (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed, although there is no certainty that the Proposed Amendments will be enacted in the form proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations applicable in respect of the acquiring, holding and disposing of Agrium Common Shares and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, regulatory or judicial action, or changes in the administrative and assessing practices of the CRA. This summary does not take into account any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations discussed in this prospectus/offer to exchange.

Receipt of Dividends on Agrium Common Shares

Where a Non-Canadian Holder of Agrium Common Shares receives or is deemed to receive a dividend on such shares, the amount thereof will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Holder’s country of residence. A Non-Canadian Holder resident in the United States who is entitled to claim the benefit of the Canada-United States Tax Convention generally will be entitled to have the rate of withholding reduced to 15% of the amount of such dividends received.

Disposition of Agrium Common Shares

Any capital gain realized by a Non-Canadian Holder on the disposition or deemed disposition of Agrium Common Shares will not be subject to tax under the Tax Act provided that the shares do not constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Canadian Holder at the time of disposition or an applicable income tax convention exempts the capital gain from tax under the Tax Act.

Generally, Agrium Common Shares owned by a Non-Canadian Holder will not be taxable Canadian property of that Non-Canadian Holder at a particular time provided that: (i) the Agrium Common Shares are listed on a designated stock exchange (which includes the New York Stock Exchange and the Toronto Stock Exchange) at that time; (ii) neither the Non-Canadian Holder, persons with whom the Non-Canadian Holder does not deal at arm’s length, nor the Non-Canadian Holder together with all such persons has owned 25% or more of the shares of any class or series of Agrium at any time within the previous five years; and (iii) the Agrium Common Shares held by the Non-Canadian Holder are not otherwise deemed to be taxable Canadian property.

Purpose of the Offer; the Proposed Merger; Dissenters’ Rights

Purpose of the Offer; the Proposed Merger

The purpose of the Offer is for Agrium to acquire control of, and ultimately the entire equity interest in, CFI. The Offer is the first step in Agrium’s plan to acquire all of the outstanding Shares. Agrium currently intends, as soon as practicable following the consummation of the Offer, to seek to effect the Proposed Merger. The purpose of the Proposed Merger is for Agrium to acquire all Shares not acquired in the Offer. After the Proposed Merger, the Surviving Corporation will be a wholly-owned subsidiary of Agrium and the former CFI stockholders will no longer have any direct ownership interest in the Surviving Corporation.

Concurrently with the Offer, Agrium is seeking to negotiate a merger agreement with CFI. Subject to applicable law, Offeror reserves the right to amend the Offer (including amending the number of Shares to be purchased, the consideration to be paid in the Offer and the Proposed Merger) upon entering into a merger agreement with CFI, or to negotiate a merger agreement with CFI not involving a tender offer or exchange offer pursuant to which Offeror would terminate the Offer and the Shares would, upon consummation of such proposed merger, be converted into the consideration negotiated by Agrium, Offeror and CFI.

Offeror is making this Offer directly to CFI stockholders. However, there are substantial conditions to the consummation of the Offer, among them the Section 203 Condition, the Rights Condition, the Merger Agreement Condition and the Due Diligence Condition, which are within the control of the board of directors of CFI. CFI’s board of directors has the ability to satisfy certain of the principal conditions of the Offer, including the Section 203 Condition, the Rights Condition, the Merger Agreement Condition, the Terra Condition and the Due Diligence Condition. Agrium and Offeror believe that CFI’s board of directors should take all necessary actions to facilitate consummation of the Offer and the Proposed Merger and hereby request that they do so. Although Agrium believes that, under the circumstances of the Offer and the Proposed Merger, CFI’s board of directors should do so, CFI’s board of directors may not act to satisfy these conditions. If CFI will not act to facilitate these conditions, Agrium will not be able to consummate the Offer and the Proposed Merger.

If Offeror owns 90% or more of the outstanding Shares following consummation of the Offer, Agrium intends to consummate the Proposed Merger as a “short-form” merger pursuant to Section 253 of the DGCL. In this case, neither the approval of any holder of Shares (other than Offeror) nor the approval of the CFI board of directors would be required.

If Offeror were to own less than 90% of the outstanding Shares following the consummation of the Offer, Offeror reserves the right to extend the Offer.

In the Proposed Merger, each Share (except for Shares held in CFI’s treasury, Shares owned by any direct or indirect wholly-owned subsidiary of CFI and Shares owned by Agrium, Offeror or any of their direct or indirect wholly-owned subsidiaries, including Shares acquired in the Offer) will be converted into the right to receive, at the election of the holder of such Share, the Mixed Consideration, the Stock Consideration or the Cash Consideration subject, in the case of a Cash Consideration election or a Stock Consideration election, to the proration procedures applicable with respect to the Offer, such that not more than 46% of the issued and outstanding Shares immediately prior to the effective time of the Proposed Merger can be converted into the right to receive cash with the balance paid in Agrium Common Shares.

Dissenters’ Rights

No appraisal rights are available with respect to Shares tendered and accepted for exchange in the Offer. However, if the Proposed Merger is consummated, stockholders who do not tender their Shares in the Offer will have certain rights under Delaware law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders’ vote or other action was taken approving the Proposed Merger (excluding any element of value arising from the accomplishment or expectation of the Proposed Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Proposed Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the consideration paid pursuant to the Offer.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

If any holder of Shares who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided under Delaware law, each Share held by such stockholder will be converted into the right to receive the Mixed Consideration. A stockholder may withdraw his demand for appraisal by delivering to CFI a written withdrawal of his demand for appraisal and acceptance of the Proposed Merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Proposed Merger is consummated. If you are entitled to appraisal rights in connection with the Proposed Merger, you will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of Delaware law, before you have to take any action with respect to appraisal rights.

If you exchange your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the consideration as described above.

This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 is attached to this document as Annex C.

Plans for CFI

The purpose of the Offer is for Agrium to acquire control of, and ultimately the entire equity interest in, CFI. The Offer is the first step in Agrium’s plan to acquire all of the outstanding Shares. Agrium currently intends, as soon as practicable following the consummation of the Offer, to seek to effect the merger of Offeror with and into CFI, with CFI as the Surviving Corporation. The purpose of the Proposed Merger is for Agrium to acquire all Shares not acquired in the Offer. After the Proposed Merger, the Surviving Corporation will be a wholly-owned subsidiary of Agrium and the former CFI stockholders will no longer have any direct ownership interest in the Surviving Corporation. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger, each Share then outstanding (except for Shares held in CFI’s treasury, Shares owned by any direct or indirect wholly-owned subsidiary of CFI and Shares owned by Agrium, Offeror or any of their direct or indirect wholly-owned subsidiaries, including Shares acquired in the Offer) will be converted into the right to receive, at the election of the holder of such Share, the Mixed Consideration, the Stock Consideration or the Cash Consideration subject, in the case of a Cash Consideration election or a Stock Consideration election, to the proration procedures applicable with respect to the Offer, such that not more than 46% of the issued and outstanding Shares immediately prior to the effective time of the Proposed Merger can be converted into the right to receive cash with the balance paid in Agrium Common Shares.

Agrium is seeking to negotiate a merger agreement with CFI. Subject to applicable law, Offeror reserves the right to amend the Offer (including amending the number of Shares to be purchased and the consideration to be paid in the Offer and the Proposed Merger) upon entering into a merger agreement with CFI, or to negotiate a merger agreement with CFI not involving a tender offer or exchange offer pursuant to which Offeror would terminate the Offer and the Shares would, upon consummation of such proposed merger, be converted into the consideration negotiated by Agrium, Offeror and CFI.

In connection with the Offer and the Proposed Merger, Agrium has reviewed and will continue to review various possible business strategies that it might consider in the event that Offeror acquires control of CFI, whether pursuant to the Offer, the Proposed Merger or otherwise. Following a review of additional information regarding CFI, these changes could include, among other things, changes in CFI’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. It is expected that, initially following the Proposed Merger, the business and operations of CFI will, except as set forth in this prospectus/offer to exchange, be continued substantially as they are currently being conducted, but Agrium expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of CFI’s potential in conjunction with Agrium’s businesses in light of Agrium’s and Agrium’s review or in light of future developments. Such changes could include, among other things, changes in CFI’s business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to CFI’s charter and bylaws.

Delisting and Termination of Registration. If CFI qualifies for termination of registration under the Exchange Act after the Offer is consummated, Agrium intends to seek to have CFI withdraw the Shares from listing on the NYSE and to terminate the registration of Shares under the Exchange Act. See “—Effect of the Offer on the Market for Shares; New York Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

Board of Directors and Management. Upon consummation of the Proposed Merger, the directors of the Surviving Corporation will be the directors of Offeror immediately prior to the effective time of the Proposed Merger, and the officers of the Surviving Corporation will be the officers of Offeror immediately prior to the effective time of the Proposed Merger. After Agrium’s review of CFI and its corporate structure, management and personnel, Agrium will determine what additional changes, if any, would be desirable.

Except as indicated in this prospectus/offer to exchange, neither Agrium nor any of Agrium’s subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of CFI or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of CFI or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of CFI or any of its subsidiaries, (4) any change in the current board of directors or management of CFI or any change to any material term of the employment contract of any executive officer of CFI, (5) any other material change in CFI’s corporate structure or business, (6) any class of equity security of CFI being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of CFI becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares; New York Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares

The purchase of Shares by Offeror pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The extent of the public market for Shares after consummation of the Offer and the availability of quotations for such Shares will depend upon a number of factors, including the number of stockholders holding Shares, the aggregate market value of the Shares held by the public at such time, the interest of maintaining a market in the Shares, analyst coverage of CFI on the part of any securities firms and other factors.

New York Stock Exchange Listing

The Shares are listed on the NYSE. Depending upon the number of Shares acquired pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, Shares may no longer meet the standards for continued listing on the NYSE and may be delisted from the NYSE. The published guidelines of the NYSE state that it would consider delisting shares of a company listed on the NYSE if, among other things, (i) the number of total stockholders of CFI were to fall below 400, (ii) the number of total stockholders of CFI were to fall below 1,200 and the average monthly trading volume for Shares is less than 100,000 for the most recent 12 months or (iii) or the number of publicly held Shares (excluding holdings of officers and directors of CFI and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If Shares are delisted from the NYSE, the market for Shares would be adversely affected as described above. If Shares are not delisted prior to the Proposed Merger, then Agrium intends to delist the Shares from the NYSE promptly following consummation of the Proposed Merger.

Registration Under the Exchange Act

Shares currently are registered under the Exchange Act. This registration may be terminated upon application by CFI to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by CFI to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Shares. In addition, “affiliates” of CFI and persons holding “restricted securities” of CFI may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Shares under the Exchange Act is not terminated prior to the Proposed Merger, then CFI intends to terminate the registration of Shares following consummation of the Proposed Merger.

Margin Regulations

Shares currently are a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

Conditions of the Offer

Agrium will not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange or exchange of any Shares and may, in its sole discretion, extend the expiration of the Offer or terminate the Offer if any of the following conditions are not met or waived:

•

Minimum Condition. There shall have been validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended from time to time, that number of Shares which, when added to any Shares already owned by Agrium or Offeror, represents a majority of the total number of outstanding Shares on a fully diluted basis (assuming the conversion or exercise of all stock options, other derivative securities or other rights to acquire Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) at the time of the expiration of the Offer.

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Merger Agreement Condition. CFI shall have entered into a definitive merger agreement with Agrium with respect to the Proposed Merger, which terms and conditions will be fully satisfactory to Agrium and shall provide, among other things, that: (i) the board of directors of CFI has approved the Offer and the Proposed Merger and (ii) the board of directors of CFI has removed any other impediment to the consummation of the Offer and the Proposed Merger.

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Due Diligence Condition. Agrium shall have completed to its satisfaction confirmatory due diligence with respect to CFI’s non-public information on CFI’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting CFI’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the Offer.

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CFI’s Take-over Bid. CFI’s unsolicited proposal to acquire Terra shall have been withdrawn or terminated without any shares of Terra having been purchased or agreed to have been purchased by CFI pursuant to such proposal or otherwise.

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Rights Condition. CFI’s board of directors shall have redeemed the Series A Junior Participating Preferred Stock purchase rights, or Agrium shall be satisfied in its sole discretion that such rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger.

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Section 203 Condition. Agrium shall be satisfied in its sole discretion that the restrictions on “Business Combinations” with an “Interested Stockholder” set forth in Section 203 of the DGCL are inapplicable to the Offer and the Proposed Merger or any other business combination involving Agrium or any of its subsidiaries and CFI.

•	Material Adverse Changes Condition. There shall not have been any material adverse change to CFI or its business at any time on or after March 16, 2009 and prior to the expiration of the Offer.

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Conduct of Business Condition. Each of CFI and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at any time on or after March 16, 2009 and prior to the expiration of the Offer.

•

Regulatory Condition. Any applicable waiting period under the HSR Act shall have expired or been terminated; the Commissioner under the Competition Act shall have (A) issued an advance ruling certificate or (B)(i) the applicable waiting period shall have expired or been earlier terminated or waived and (ii) a “no-action” letter on terms acceptable to Agrium shall have been obtained; if the Offer is subject to pre-merger notification under the Canada Transportation Act, the transaction shall have been cleared by the Canadian Minister of Transport or the Governor in Council; and any other requisite clearances and/or approvals under any other federal, state or foreign antitrust, competition or other regulatory law shall have been obtained.

•	Shareholders Approval. The shareholders of Agrium shall have approved the issuance of Agrium Common Shares pursuant to the Offer and the Proposed Merger, if such approval is required by the TSX.

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Effectiveness of Registration Statement Condition. The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act and no stop order or proceeding seeking a stop order shall have been issued and no other proceeding shall have been instituted or threatened by the SEC.

•

Listing Condition. The Agrium Common Shares to be issued pursuant to the Offer shall have been approved for listing on the TSX and authorized for listing on the NYSE, subject to official notice of issuance.

CFI’s board of directors has the ability to satisfy certain of the principal conditions of the Offer, including the Section 203 Condition, the Rights Condition, the Merger Agreement Condition, the Terra Condition and the Due Diligence Condition. Agrium and Offeror believe that CFI’s board of directors should take all necessary actions to facilitate consummation of the Offer and the Proposed Merger and hereby request that they do so. Although Agrium believes that, under the circumstances of the Offer and the Proposed Merger, CFI’s board of directors should do so, CFI’s board of directors may not act to satisfy these conditions. If CFI does not act to facilitate these conditions Agrium will not be able to consummate the Offer and the Proposed Merger.

The foregoing conditions are for the sole benefit of Agrium, Offeror and their affiliates and may be asserted by Agrium and/or Offeror in their reasonable discretion or may be waived by Agrium and/or Offeror in their reasonable discretion in whole or in part at any time or from time to time on or prior to the Expiration Date (provided that all conditions to the Offer other than those dependent upon the receipt of government approvals must be satisfied or waived prior to expiration of the Offer). Agrium expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Agrium’s failure at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination made by Agrium concerning the events described in this prospectus/offer to exchange shall be final and binding upon all parties.

Dividends and Distributions

If, on or after March 16, 2009, CFI:

•	splits, combines or otherwise changes the Shares or its capitalization;

•	acquires or otherwise causes a reduction in the number of outstanding Shares; or

•

issues or sells any additional Shares (other than Shares issued pursuant to, and in accordance with, the terms in effect on the date of this Offer of employee stock options outstanding prior to such date), shares of any other class or series of capital stock of CFI or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of CFI,

then, without prejudice to Agrium’s or Offeror’s rights under the section of this prospectus/offer to exchange entitled “The Offer—Conditions of the Offer,” Agrium may make such adjustments to the Offer consideration and other terms of the Offer and the Proposed Merger (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination, sale, purchase, issuance or other change.

If, on or after March 16, 2009, CFI declares, sets aside, makes or pays any dividend, except for cash dividends required to be paid on the Shares that have been publicly disclosed by CFI as outstanding prior to March 16, 2009 and regular quarterly cash dividend consistent with past practice, on the Shares or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Offeror or its nominee or transferee on CFI’s stock transfer records of the Shares exchanged pursuant to the Offer, then, without prejudice to Agrium’s and Offeror’s rights under “The Offer—Extension, Termination and Amendment” and “The Offer—Conditions of the Offer”:

•	the consideration per Share payable by Agrium pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and

•

the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (1) be received and held by the tendering stockholders for the account of Offeror and will be required to be promptly remitted and transferred by each tendering stockholder to the exchange agent for the account of Offeror, accompanied by appropriate documentation of transfer or (2) at the direction of Offeror, be exercised for the benefit of Offeror, in which case the proceeds of such exercise will promptly be remitted to Offeror.

Pending such remittance and subject to applicable law, Offeror will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire offer consideration or deduct from the offer consideration the amount or value thereof, as determined by Offeror in its discretion.

Source and Amount of Funds

The Offer and the Proposed Merger are not conditioned upon any financing arrangements or contingencies.

Assuming that all of CFI’s stock options are exercised, based on the closing price of the Agrium Common Share on February 24, 2009, the aggregate purchase price of all of the outstanding Shares (and payment of transaction-related fees and expenses) is expected to be approximately $3.9 billion, to be funded by approximately $1.9 billion of cash and the issuance of approximately 50.2 million Agrium Common Shares.

Agrium expects to obtain the necessary amount to fund the Offer and the Proposed Merger from borrowings under a commitment letter described below and cash available on hand.

In connection with the Offer and the Proposed Merger, Agrium has obtained an amended and restated commitment letter from Royal Bank of Canada (“Royal Bank”) and The Bank of Nova Scotia (“BNS” and collectively with Royal Bank, the “Banks”) pursuant to which the Banks have committed to provide Agrium with senior unsecured credit facilities to partially finance the Offer and the Proposed Merger plus certain related fees and expenses consisting of: (i) a three-year term loan facility in an aggregate principal amount of up to $500 million (the “Tranche A Facility”), (ii) a two-year term loan facility (extendable in part to two and a half years) in an aggregate principal amount of up to $500 million (the “Tranche B Facility”) and (iii) a 15-day term loan facility (extendable to one year) in an aggregate principal amount of up to $400 million (the “Tranche C Facility” and collectively with the Tranche A Facility and the Tranche B Facility, the “Acquisition Credit Facilities”). The Acquisition Credit Facilities are to be documented in a definitive credit agreement (the “Credit Agreement”) on a date no later than December 31, 2009, which date may be extended to February 28, 2010, if necessary in order to obtain regulatory approvals for the Proposed Merger (such date being the “Credit Facility Closing Date”).

Each of the Acquisition Credit Facilities will be available by way of up to two drawdowns commencing on the Credit Facility Closing Date. Amounts drawn under the Acquisition Credit Facilities are non-revolving and will initially bear interest at rates determined by reference to then current base rate or LIBOR, in each case, plus an amount ranging from 150 basis points to 500 basis points per annum determined based on the credit ratings of our outstanding senior unsecured non-credit enhanced long-term indebtedness. The interest margins on the Tranche B Facility will increase periodically after the three-month anniversary of the Credit Facility Closing Date and the interest margins on the Tranche C Facility will start to increase upon an extension of the 15-day maturity thereof. The net cash proceeds of any debt or equity offering by us or from certain asset sales, and any negative adjustment to the consideration in the Offer and consequential cash refunds to us must be applied by us to prepay borrowings under the Tranche B Facility and the Tranche C Facility. In addition, a portion of our annual excess cash flow must be so applied until a threshold amount of the Tranche B Facility has been repaid and, once the Tranche C Facility has been fully utilized, any available unrestricted cash of CFI must be applied by us to prepay borrowings under the Tranche C Facility. We expect to enter into the Credit Agreement after the date hereof and prior to or simultaneously with the consummation of the Offer. The Credit Agreement is expected to contain customary representations, warranties, covenants (including financial covenants consisting of an interest coverage ratio, a debt to capital ratio and a consolidated leverage ratio), and events of default for transactions of this nature.

Funding under the Acquisition Credit Facilities is conditioned on the satisfaction of conditions customary in similar transactions, including, without limitation:

a. execution of final customary documentation;

b. any waiting periods (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated;

c. if subject to the premerger notification provisions under Part IX of the Competition Act, the expiry of the applicable waiting period under the Competition Act;

d. compliance with certain financial covenants after giving effect to the Proposed Merger and the borrowing under the Acquisition Credit Facilities;

e. Agrium shall have acquired at least 90% of the Shares such that Agrium can effect the acquisition of 100% of such shares (except that Agrium may make its first drawdown under the Acquisition Credit Facilities after at least a majority of such shares have been tendered or exchanged and Agrium has accepted such shares for payment in accordance with the terms of the Offer);

f. the aggregate proceeds of the Tranche A Facility and the Tranche B Facility shall not represent more than 30% of the total consideration paid pursuant to the Offer and the Proposed Merger;

g. the aggregate amount of all indebtedness issued in connection with financing the Offer and the Proposed Merger shall not be more than 45% of the aggregate consideration paid in the Offer and the Proposed Merger;

h. the Banks shall be satisfied (acting reasonably) with the provisions of all material agreements relating to the Offer and the Proposed Merger that are material to the Banks; and

i. the absence of a “material adverse effect” or comparable event, circumstance or development as defined in this prospectus/offer to exchange or any definitive documentation for the Proposed Merger, and measured from March 16, 2009, solely to the extent that Agrium would be permitted to terminate its obligations in respect of the Offer and/or the Proposed Merger as a result thereof.

No other plans or arrangements have been made to finance or repay such financing after the consummation of the Offer and the Proposed Merger. No alternative financing arrangements or alternative financing plans have been made in the event such financings fail to materialize.

Certain Legal Matters; Regulatory Approvals

Except as set forth in this prospectus/offer to exchange, Agrium is not aware of any material approval or other action by any governmental or administrative agency that is required for the acquisition or ownership of Shares as contemplated by the Offer and the Proposed Merger. However, Agrium and its advisors currently are reviewing whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Proposed Merger. Should any such approval or other action be required, Agrium expects it will be sought, but Agrium has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Agrium’s right to decline to purchase Shares if any of the conditions to the Offer shall not have been satisfied or waived. Any such approval or other action, if needed, may not be obtained.

Antitrust Matters

United States. Under the HSR Act, Offeror’s acquisition of Shares in the Offer may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and a required waiting period has expired or otherwise terminated. The HSR Act requires Agrium and CFI to each file a Notification and Report Form (a “HSR Form”) with the DOJ and the FTC and provides that the acquisition of Shares in the Offer may not be consummated earlier than 30 calendar days after receipt of Agrium’s HSR Form by the DOJ and the FTC, unless such period is earlier terminated. Within such 30-day period the DOJ or the FTC may request additional information or documentary material (known as a “second request”) from Agrium and CFI, unless such period is earlier terminated. In the event of such request, the acquisition of Shares in the Offer may not be consummated until 30 calendar days after substantial compliance by Agrium with such request. In any event, if the 30-day waiting period expires on a Saturday, Sunday or legal holiday, then the period is extended until the end of the next day that is not a Saturday, Sunday or legal holiday. Shortly after Agrium announced the Offer and the Proposed Merger, Agrium commenced voluntary discussions with the staff (the “Staff”) of the FTC. Pursuant to these informal discussions, Agrium agreed to provide voluntarily information to the Staff in order to expedite its investigation. Agrium believes that the provision of this information prior to the filing of its HSR Form will shorten the time necessary for FTC review once the HSR Form is filed. Agrium filed its HSR Form with the DOJ and the FTC on March 24, 2009. Under the HSR Act, the waiting period will expire at 11:59 p.m., New York City time, on Thursday, April 23, 2009, unless this period is earlier terminated or extended by the issuance of a second request.

Canada. Agrium believes that the Offer and the Proposed Merger likely constitute a “notifiable transaction” for purposes of Part IX of the Competition Act, and therefore they may not be completed before the expiration, waiver or earlier termination of the applicable waiting period. Amendments to Part IX of the Competition Act came into force on March 12, 2009 and are described below. Part IX of the Competition Act prior to the amendments coming into force is also described below, as both may be applicable to the Offer and the Proposed Merger.

Under the Competition Act prior to the amendments coming into force, the waiting period is either 14 or 42 days. The 14-day waiting period is triggered through notification and supply of the short form information prescribed in the Notifiable Transactions Regulations to the Competition Act, while the 42-day waiting period is triggered through the supply of the long form information prescribed in the Notifiable Transactions Regulations to the Competition Act. Where parties to a transaction elect to provide the prescribed short form information to the Commissioner, she may, during the 14-day waiting period, require the parties to provide the prescribed long form information, the provision of which to the Commissioner would trigger the 42-day waiting period associated with a long form filing.

Alternatively, or in addition to filing the prescribed information, a party to a notifiable transaction may apply to the Commissioner for an advance ruling certificate or a “no-action” letter, which may be issued by the Commissioner in respect of a proposed transaction if she is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the Competition Act.

The merger provisions of the Competition Act permit the Commissioner to apply to the Competition Tribunal for relief in respect of transactions that prevent or lessen, or would be likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a proposed transaction, prohibiting or delaying its completion, or in the case of a completed transaction, the divestiture of shares or assets or dissolution of the transaction.

Agrium filed a short form notification and a letter requesting an advance ruling certificate or a “no-action” letter in respect of the Offer and the Proposed Merger with the Commissioner on March 9, 2009. As an unsolicited offer, the waiting period began on March 9, 2009, the day that Agrium filed its short form notification, and expired on March 23, 2009. In a letter dated March 23, 2009, the Competition Bureau advised Agrium that its assessment of the Offer and the Proposed Merger had not been completed.

On March 12, 2009, certain amendments to the Competition Act, as set out in Bill C-10, were given Royal Assent and became law. These amendments change the notification provisions, including the waiting periods, in Part IX of the Competition Act. The 14- or 42- day waiting periods described above are replaced with an initial 30-day waiting period following the receipt of prescribed information, unless such period is earlier terminated. Within such 30-day period, the Commissioner may request additional information or documentary material from Agrium and CFI. In the event of such request, the acquisition of Shares in the Offer may not be consummated until 30 calendar days after compliance with such requests in accordance with the Competition Act, as amended.

On March 4, 2009, the Competition Bureau indicated to members of the competition bar that, with respect to notifications (i.e., short and long form filings) submitted prior to the coming into force of Bill C-10, the provisions of the Competition Act in place before Bill C-10 was enacted would apply with respect to waiting periods and information requests. The Competition Bureau further indicated that, where a short form notification was submitted prior to the coming into force of Bill C-10, but where Bill C-10 came into force prior to the expiry of the 14-day waiting period, the Competition Bureau would not require the parties to submit a long form notification subsequent to Bill C-10 coming into force. The Competition Bureau did not require Agrium to submit a long form notification during the 14-day waiting period, which expired on March 23, 2009. According to the Competition Bureau’s communication, given that Agrium filed its short form notification on March 9, 2009, and Bill C-10 came into force during the 14-day waiting period, the provisions of Bill C-10 described above are unlikely to apply to the Offer and the Proposed Merger. In its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on March 23, 2009, CFI stated that the Competition Bureau verbally confirmed to it that the provisions of Bill C-10 described above are unlikely to apply to the Offer and the Proposed Merger.

The Commissioner may also request additional documents and written returns for information from the parties, either on a voluntary basis or by compulsory process under the Competition Act. It is a condition of the Offer that the Commissioner shall have (A) issued an advance ruling certificate or (B)(i) the required waiting period shall have expired, been earlier terminated or have been waived and (ii) a “no-action” letter on terms acceptable to Agrium shall have been obtained.

State Take-over Laws

CFI is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an “Interested Stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “Business Combination” (which term includes mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an Interested Stockholder unless (1) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an Interested Stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

The Offer is subject to the condition that the board of directors of CFI shall have approved the Offer and the Proposed Merger pursuant to the requirements of Section 203 of the DGCL, or Agrium shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer, the Proposed Merger or any such business combination. This condition will be satisfied if (1) prior to the acceptance for exchange of Shares pursuant to the Offer, CFI’s board of directors (x) shall have unconditionally approved the Offer and the Proposed Merger or (y) shall have approved each of Agrium and its subsidiaries as an Interested Stockholder or (2) there are validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with the Shares then owned by Agrium or Offeror, would represent at least 85% of the Shares outstanding as of the date the Offer was commenced (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of CFI).

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Take-over statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

Agrium does not believe that the anti-takeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer. Agrium reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this prospectus/offer to exchange or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti-takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Agrium might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Agrium might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In any such case, Agrium may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer.

Other Regulatory Approvals

Toronto and New York Stock Exchanges. The TSX rules do not require Agrium to obtain the approval of its shareholders for the Offer and the Proposed Merger, although the TSX does have the discretion to require Agrium to obtain this approval. If the TSX requires approval by Agrium’s shareholders in connection with the issuance of additional Agrium Common Shares, Agrium intends to take such actions to satisfy the listing requirements of the TSX. Because Agrium is a “foreign private issuer” for purposes of the NYSE rules, the NYSE will defer to the TSX with respect to whether Agrium is required to obtain the approval of its shareholders for the Offer and the Proposed Merger.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Proposed Merger or another business combination following the exchange of the Shares under the Offer in which Agrium seeks to acquire the remaining Shares not held by it. Agrium believes that Rule 13e-3 should not be applicable to the Proposed Merger; however, the SEC may take a different position. Rule 13e-3 requires, among other things, that certain financial information concerning CFI and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Antitrust. The Offer and/or the Proposed Merger may also be subject to review by antitrust authorities in jurisdictions outside the U.S. and Canada. In some of these jurisdictions, the Offer and/or the Proposed Merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/ or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; moreover, there may be jurisdictions where the submission of a notification is only voluntary but advisable. Agrium intends to identify such jurisdictions as soon as possible. Agrium intends to make all necessary and advisable (in Agrium’s sole discretion) notifications in these jurisdictions as soon as practicable. The consummation of the Offer and/or of the Proposed Merger is subject to the condition that all necessary or advisable (in Agrium’s sole discretion) consents, approvals, permits, and authorizations under the competition laws of the identified jurisdictions necessary for such consummation shall have been granted or deemed granted and all necessary or advisable (in Agrium’s sole discretion) waiting periods applicable to the Offer and/or the Proposed Merger in any identified jurisdiction necessary or advisable (in Agrium’s sole discretion) to such consummation shall have expired or been terminated.

Canada Transportation Act. The Offer and the Proposed Merger may be subject to review by the Canadian Minister of Transport, or the “Transport Minister,” pursuant to the Canada Transportation Act. Where such filing is made, the Transport Minister is required to notify Agrium within 42 days of the date on which the Transport Minister receives the notification whether the Offer and/or the Proposed Merger raises issues with respect to the Canadian public interest as it relates to national transportation. Anytime during or at the end of the 42-day period, the Transport Minister may notify Agrium that the Offer and/or the Proposed Merger do not raise issues with respect to the public interest as it relates to national transportation. Alternatively, if the Transport Minister determines that the Offer and/or the Proposed Merger raise issues with respect to the public interest as it relates to national transportation, Agrium may not complete the Offer and/or the Proposed Merger until they are approved by the Governor in Council, which is the cabinet of the Canadian federal government. If this approval is required, the Transport Minister will direct the Canada Transportation Agency or another person to examine the public interest issues and to report to the Transport Minister within 150 days (or within any longer period that the Transport Minister allows). The Transport Minister will then make a recommendation to the Governor in Council as to whether to approve the proposed transaction. The Governor in Council has the authority to approve the transaction either conditionally or unconditionally. Agrium filed a notification pursuant to the Canada Transportation Act with the Transport Minister on March 16, 2009.

Certain Relationships with CFI

As of the date of the Offer, Agrium owns 1,241,849 Shares, which represents approximately 2.57% of the outstanding Shares as of January 31, 2009 (based on the number of outstanding Shares as set forth by CFI in its Annual Report on Form 10-K filed on February 26, 2009). The average purchase price paid by Agrium was $52.32 per Share. Other than the purchase of the 1,241,849 Shares during the period between February 12, 2009 and February 19, 2009, neither Agrium nor Offeror has effected any transaction in securities of CFI in the past 60 days. Angela S. Lekatsas, Vice President, Corporate Controller & Chief Risk Officer, of Agrium, and Kevin R. Helash, Vice President, Marketing & Distribution, of Agrium, beneficially own 50 and 250 Shares, respectively. The Shares owned by Ms. Lekatsas were purchased on June 23, 2008 at a price of $167.89 per Share. The Shares owned by Mr. Helash were purchased on October 9, 2008 at a price of $61.62 per Share. Each of these holdings represents less than 1% of the outstanding Shares. No part of the purchase price or market value of these Shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such Shares. To the best of Agrium’s and Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex A and Annex B of this prospectus/offer to exchange hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of CFI or has effected any transaction in securities of CFI during the past 60 days.

Except as described in this prospectus/offer to exchange, (i) there have been no contracts, negotiations or transactions since March 16, 2007, between Agrium, or to the best of Agrium’s and Offeror’s knowledge, any of their directors, executive officers or other affiliates on the one hand, and CFI or its affiliates on the other hand concerning any merger, consolidation, acquisition, tender offer, election of CFI’s directors, or the sale of a material amount of CFI’s assets, and (ii) neither Agrium nor Offeror, nor to the best knowledge of Agrium or Offeror, after reasonable inquiry, none of the persons listed on Annex A and Annex B of this prospectus/offer to exchange, nor any of their respective affiliates, have any other present or proposed material agreement, arrangement, understanding or relationship with CFI or any of its executive officers, directors, controlling persons or subsidiaries.

Fees and Expenses

Agrium has retained RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, and Scotia Capital, a subsidiary of The Bank of Nova Scotia, to act as financial advisors in connection with the Offer. Agrium has also retained RBC Capital Markets Corporation, a U.S. affiliate of RBC, to act as dealer manager in connection with the Offer. The dealer manager may contact beneficial owners of Shares regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this prospectus/offer to exchange and related materials to beneficial owners of Shares. Agrium will pay RBC and Scotia Capital and their respective affiliates reasonable and customary compensation for their services as financial advisor (and, in the case of RBC Capital Markets Corporation, also as dealer manager) in addition to reimbursement of their reasonable out-of-pocket expenses. Agrium has also agreed to indemnify RBC and Scotia Capital and their respective affiliates against specified liabilities, including, in the case of RBC Capital Markets Corporation and its affiliates, certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

RBC is a global, full services securities firm engaged in securities trading and brokerage activities, and providing investment banking, investment management and financial advisory services. RBC and its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Agrium, CFI or any other company, or any currency or commodity, that may be involved in the proposed acquisition of CFI, or any related derivative instrument.

Scotia Capital represents the global corporate and investment banking, and capital markets businesses of the Scotiabank Group, providing full service coverage in Canada and servicing selected niche markets globally. In the ordinary course of Scotia Capital’s financial advisory activities, Scotia Capital or its affiliates may hold positions for its own account or the accounts of its clients in equity, debt or other securities of Agrium, CFI or any other company that my be involved in the transaction.

Agrium has retained Georgeson Inc. as information agent in connection with the Offer. The information agent may contact holders of Shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Agrium will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Agrium agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

In addition, Agrium retained BNY Mellon Shareowner Services as exchange agent in connection with the Offer. Agrium will pay the exchange agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Agrium will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Agrium nor Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Accounting Treatment

The purchase price will be allocated to CFI’s identifiable assets and liabilities based on their respective estimated fair values at the closing date of the Proposed Merger, and any excess of the purchase price over those fair values will be accounted for as goodwill.

The valuation of CFI’s assets and liabilities has not yet been commenced. The preliminary purchase price allocation is subject to change based on the completion of the final valuation analysis by Agrium management, which will be based upon relevant facts and circumstances and advice from independent third-party experts, as appropriate.

Stock Exchange Listing

Agrium Common Shares are listed on the TSX and the NYSE. Agrium intends to submit applications to list the Agrium Common Shares that Agrium will issue in the Offer and the Proposed Merger on the TSX and the NYSE.

DESCRIPTION OF AGRIUM CAPITAL STOCK

Authorized Capital

The following sets forth the terms and provisions of Agrium’s existing capital. Our authorized capital consists of an unlimited number Agrium Common Shares and an unlimited number of preferred shares, issuable in series (“Preferred Shares”). As at March 13, 2009, 156,903,823 Agrium Common Shares were issued and outstanding, and no Preferred Shares were outstanding.

Common Shares

Each Agrium Common Share entitles the holder to receive notice of and to attend all meetings of our shareholders, other than meetings at which only the holders of a specified class or series of shares are entitled to vote. Each Agrium Common Share entitles the holder to one vote, except at meetings at which only holders of Preferred Shares of one or more series are entitled to vote. The holders of Agrium Common Shares are entitled to participate ratably in any dividends that may be declared by the board of directors of Agrium on Agrium Common Shares. If Agrium is liquidated, dissolved or wound-up or makes any other distribution of its assets for the purpose of winding up its affairs, the holders of Agrium Common Shares are entitled to a pro rata share of the assets of Agrium after payment of all liabilities, obligations and amounts payable in those circumstances to the holders of Preferred Shares. There are no pre-emptive or conversion rights attaching to Agrium Common Shares and Agrium Common Shares are not subject to redemption. All Agrium Common Shares currently outstanding and to be outstanding upon exercise of outstanding options and warrants are, or will be, fully paid and non-assessable.

Agrium’s by-laws provide for certain rights of holders of Agrium Common Shares in accordance with the provisions of the CBCA. Such by-laws may be amended either by a majority vote of the holders of Agrium Common Shares or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of our shareholders whereupon the by-law amendment must be confirmed, confirmed as amended or rejected by a majority vote of the shareholders voting on such matter.

Preferred Shares

Preferred Shares may be issued at any time and from time to time in one or more series, and the board of directors of Agrium may by resolution determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The Preferred Shares of each series rank on a parity with the Preferred Shares of every other series, and are entitled to preference over Agrium Common Shares and any other shares ranking junior to the Preferred Shares with respect to the payment of dividends, the repayment of capital and the distribution of assets of Agrium in the event of a liquidation, dissolution or winding up of Agrium.

Except as provided by the CBCA, the holders of Preferred Shares are not entitled to receive notice of or to attend or to vote at any meeting of the shareholders of Agrium unless and until Agrium fails to pay in the aggregate eight cumulative dividends on that series of Preferred Shares for any period as may be so determined by the directors, whether or not those dividends are consecutive and whether or not there are any moneys of Agrium properly applicable to their payment.

The provisions attaching to the Preferred Shares as a class may be added to, changed or removed, and the board of directors of Agrium may create shares ranking prior to the Preferred Shares, only with the approval of the holders of the Preferred Shares as a class, any such approval to be given by the holders of not less than 66 2/3 per cent of the Preferred Shares in writing by the registered holders or by resolution at a meeting of such holders.

Shareholder Rights Plan

Agrium is a party to an amended and restated shareholder rights plan agreement dated May 9, 2007 (the “Rights Plan”) with CIBC Mellon Trust Company as rights agent, designed to encourage the equal treatment of all shareholders in connection with an unsolicited take-over bid for Agrium. Under the Rights Plan, one right (a “Right”) has been issued and attached to each Agrium Common Share outstanding and will be attached to each Agrium Common Share subsequently issued.

Each Right entitles the holder thereof to purchase from Agrium one Agrium Common Share at an exercise price equal to three times the market price per Agrium Common Share subject to adjustments (the “Exercise Price”). However, if a person becomes the beneficial owner of 20% or more of the outstanding Agrium Common Shares, other than pursuant to a Permitted Bid or a Competing Permitted Bid or certain other exceptions, or announces the intent to commence a take-over bid, each Right (other than Rights beneficially owned by the offeror and certain related parties) shall constitute the right to purchase from us that number of Agrium Common Shares that have a market value at the date of occurrence equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (i.e. at a 50% discount).

A “Permitted Bid” under the Rights Plan is a take-over bid (within the meaning of Canadian law) made by way of a take-over bid circular that satisfies all of the following conditions:

•	the bid is made to all owners of Agrium Common Shares;

•

the bid must remain open for at least 60 days and more than 50% of the outstanding Agrium Common Shares (other than Agrium Common Shares beneficially owned on the date of the bid by the offeror and certain related parties) must be deposited under the bid and not withdrawn before any Agrium Common Shares may be taken up and paid for; in addition, if 50% of the Agrium Common Shares are so deposited and not withdrawn, the offeror must make an announcement to that effect, and must leave the bid open for an additional ten business days; and

•

under the terms of the bid, Agrium Common Shares may be deposited at any time between the date of the bid and the date Agrium Common Shares are taken up and paid for, and any Agrium Common Shares so deposited may be withdrawn until taken up and paid for.

A “Competing Permitted Bid” is a take-over bid that is made after a Permitted Bid has been made but prior to its expiry, termination or withdrawal and that satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is only required to remain open until a date that is not less than the later of 35 days after the date of the take-over bid constituting the Competing Permitted Bid and 60 days after the date of the take-over bid of the prior bid.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Holders of Shares may elect to receive Agrium Common Shares as part of the consideration in the Offer. CFI is organized under the laws of the State of Delaware, and Agrium is a corporation governed by the CBCA. The following is a summary of the material differences between (a) the current rights of CFI stockholders under the DGCL and CFI’s articles of incorporation and bylaws, each as amended to date, and (b) the current rights of Agrium shareholders under the CBCA and Agrium’s certificate of incorporation and bylaws, each as amended to date.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and the CBCA and CFI’s and Agrium’s constituent documents, which CFI stockholders should read. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

CAPITAL STOCK

CFI	AGRIUM

AUTHORIZED STOCK

CFI’s amended and restated certificate of incorporation authorizes CFI to issue 550,000,000 shares consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock.

CFI’s board of directors is authorized, without any further stockholder action or approval, to issue shares of preferred stock in one or more classes or series, and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. No shares of preferred stock have been issued. In connection with its stockholder rights plan, 500,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock.

As of January 31, 2009, there were 48,393,284 Shares outstanding and no shares of preferred stock outstanding. The Shares are listed on the NYSE.

Agrium’s articles of incorporation authorizes Agrium to issue an unlimited number of common shares and an unlimited number of preferred shares.

Agrium’s board of directors has the authority to issue one or more series of preferred shares, having terms designated by Agrium’s board of directors.

As of March 13, 2009, there were 156,903,823 Agrium Common Shares outstanding and no preferred shares outstanding. Agrium Common Shares are listed on the NYSE and the TSX.

DIVIDENDS

CFI	AGRIUM

Under the DGCL, a Delaware corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of surplus or out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of a Delaware corporation amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.	Under the CBCA, a Canadian corporation may pay a dividend by issuing fully paid shares of such corporation or may pay in cash or property. If shares of a Canadian corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money shall be added to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

CFI has no legal or contractual obligation to pay dividends. In February 2008, the CFI board of directors approved an increase in the quarterly dividend from $0.02 to $0.10 per common share. CFI expects to pay quarterly cash dividends on its common stock at an annual rate of $0.40 per share for the foreseeable future. The declaration and payment of dividends to common stockholders is at the discretion of the CFI board of directors and will depend on many factors. Its ability to pay dividends on its common stock is limited under the terms of its senior secured revolving credit facility.

According to the CBCA, a Canadian corporation cannot declare or pay a dividend if there are reasonably grounds for believing that the Canadian corporation is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of such corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Agrium has no legal or contractual obligation to pay dividends. Agrium’s present intention is to pay regular dividends on its common shares. A semi-annual cash dividend of U.S. $0.055 per share has been paid since 1996. The declaration, amount and date of payment of dividends are determined by the board of directors from time to time and will be subject to earnings and financial requirements, and other conditions prevailing at that time.

VOTING RIGHTS

CFI	AGRIUM

The DGCL provides that each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Each share of CFI’s common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote.

The CBCA provides that, unless the articles otherwise provide, each share of the Canadian corporation entitles the holder thereof to one vote at a meeting of shareholders.

Each Agrium Common Share entitles its holder to one vote on all matters on which shareholders are entitled to vote.

BOARD OF DIRECTORS

CFI	AGRIUM

NUMBER OF DIRECTORS AND SIZE OF BOARD

The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or by-laws.

CFI’s board of directors currently has eight members. CFI’s by-laws provide that CFI’s board of directors consist of not less than 3 or more than 15 members, the exact number of which will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire CFI board of directors.

The CBCA provides that the board of directors of a distributing Canadian corporation shall consist of not fewer than three directors, at least two of whom are not officers or employees of the Canadian corporation or its affiliates.

Agrium is a distributing Canadian corporation under the CBCA and Agrium’s articles of incorporation provides that the number of directors will be not less than three nor more than 15. The exact number of directors within these limits will be fixed from time to time by resolution of the board of directors. Agrium’s board of directors currently consists of 11 members.

DIRECTOR QUALIFICATIONS

CFI	AGRIUM

The DGCL requires that directors of Delaware corporations be natural persons.

The CBCA requires that all directors be individuals, of sound mind, over the age of 18 and not have the status of bankrupt. Further, according to the CBCA, 25% of the directors of a Canadian corporation must be Canadian residents.

Agrium’s by-laws provide that at least 25% of Agrium’s directors be Canadian residents or if the corporation has less than four directors, at least one director must be a Canadian resident.

TERM OF DIRECTORS

CFI	AGRIUM

The DGCL provides that directors of a Delaware corporation may, by the certificate of incorporation or by a by-law be divided into one, two or three classes.

CFI’s by-laws provide that directors are divided into three classes, designated class I, class II, and class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire CFI board of directors. At each succeeding annual meeting of stockholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified.

The CBCA provides that a director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following the director’s election. It is not necessary that all directors elected at a meeting of shareholders hold office for the same term.

Agrium’s directors are elected to one-year terms expiring at the next annual shareholders’ meeting following election. Agrium’s articles of incorporation do not provide for staggered terms.

REMOVAL OF DIRECTORS

CFI	AGRIUM

The DGCL provides that unless otherwise provided in the certificate of incorporation or by-laws, a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

CFI’s by-laws provide that, any director of CFI or the entire CFI board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of CFI then issued and outstanding capital stock entitled to vote generally at an election of directors (subject to applicable law and the rights, if any, of the holders of any series of preferred stock).

The CBCA provides that the shareholders of a Canadian corporation may by a resolution of the majority of votes cast at a special meeting remove any director or directors from office. Where the holders of any class or series of shares of a Canadian corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by a resolution of the majority of votes cast at a meeting of the shareholders of that class or series.

Agrium’s articles of incorporation and by-laws are silent on this issue.

FILLING OF BOARD VACANCIES

CFI	AGRIUM

The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

CFI’s by-laws provide that any vacancy on the CFI board of directors that results from an increase in the number of directors may only be filled by a majority of the CFI board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the CFI board of directors may only be filled by a majority of the CFI board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

The CBCA provides that, subject to the articles of incorporation, a vacancy among the directors may be filled by a vote of the shareholders or by a quorum of directors except when the vacancy results from an increase in the number or the minimum or maximum number of directors or from a failure to elect the number or minimum number of directors provided for in the articles of incorporation. Each director appointed or elected to fill a vacancy holds office for the unexpired term of their predecessor.

Agrium’s articles of incorporation and by-laws are silent on this issue.

BOARD QUORUM AND VOTING REQUIREMENTS

CFI	AGRIUM

Under the DGCL and CFI’s by-laws, the presence of a majority of the directors then in office constitutes a quorum, and the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board.

Under the CBCA, subject to the articles or by-laws of a Canadian corporation, a majority of the number of directors or a minimum number of directors required by the articles constitutes a quorum at any meeting of directors, and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Under Agrium’s by-laws, the presence of at least three directors constitutes a quorum, and a majority of the votes cast at any meeting at which a quorum is present constitutes the act of the board.

ANNUAL MEETINGS OF STOCKHOLDERS

CFI	AGRIUM

Under the DGCL and CFI’s by-laws, the annual meeting of CFI stockholders is held on such date, at such time and at such place as may be designated by the board of directors.

Under the DGCL, if CFI does not hold an annual meeting to elect directors within the 13-month period following its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under the CBCA, the directors of a Canadian corporation shall call an annual meeting of the shareholders not later than eighteen months after the Canadian corporation comes into existence and subsequently not later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year.

Under Agrium’s by-laws, the annual meeting of Agrium shareholders is held on such date, at such time and at such place as may be designated by the board of directors.

SPECIAL MEETINGS OF STOCKHOLDERS

CFI	AGRIUM

The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or by the by-laws.

CFI’s certificate of incorporation and by-laws provide that special meetings of CFI stockholders, for any purpose, may be called by either (i) the Chairman of the CFI board of directors, (ii) the President or (iii) the CFI board of directors. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting.

The CBCA provides that the directors of a Canadian corporation may at any time call a special meeting of the shareholders. Agrium’s articles of incorporation and by-laws are silent on this issue.

NOTICE OF STOCKHOLDER PROPOSALS

CFI	AGRIUM

The DGCL provides that stockholders may propose business for annual meetings if proper notice is given.

CFI’s amended and restated by-laws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of the CFI board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of the CFI board of directors, or (c) otherwise properly brought before the annual meeting by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in the by-laws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures (timing and informational) set forth in by-laws.

Proper stockholder notice to the secretary shall set forth:

•        each matter such stockholder proposes to bring before the annual meeting a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting

A shareholder entitled to vote at an annual meeting of shareholders may submit notice of any matter that the person proposes to raise at the meeting (a “proposal”) and discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal.

To be eligible to submit a proposal a shareholder: (a) must be, for at least the six-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owner of at least 1% of the total outstanding voting shares of the Canadian corporation whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the Canadian corporation, is at least $2,000; or (b) must have the support of persons who in the aggregate, and including or not including the person that submits the proposal, have been, for at least the six-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owners of at least 1% of the total outstanding voting shares of the Canadian corporation whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the Canadian corporation, is at least $2,000.

•        as to the stockholder giving the notice and the beneficial owner (i) the name and address of such person, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such person, (iii) the nominee holder for, and number of, any shares owned beneficially but not of record by such person, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Company, (v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business on the date of such stockholder’s notice, (vi) a description of all agreements, arrangements or understandings between or among such persons or any other person (including their names) in connection with the proposal of such business by such stockholder, (vii) a description of any material interest of such person in such business, (viii) a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (ix) notice whether such person intends to solicit proxies in connection with the proposed matter and (x) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

A proposal must include the name and address of the person making the proposal and of the person’s supporters, if applicable; and the number of shares held or owned by the person and the person’s supporters, if applicable, and the date the shares were acquired.

If so requested by the person who submits a proposal and if such a proposal meets the requirements under the CBCA, the Canadian corporation must include in the management proxy circular or attach to it a statement in support of the proposal by the person and the name and address of the person. The statement and the proposal must together not exceed 500 words.

Agrium’s articles of incorporation and by-laws are silent on this issue.

STOCKHOLDER ACTION BY WRITTEN CONSENT

CFI	AGRIUM

The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or by-laws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the	The CBCA provides that a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders. A resolution in writing dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

CFI’s certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders, and stockholders do not have the right to act by written consent.

entitled to vote at that meeting, satisfies all the requirements of the CBCA relating to meetings of shareholders. Agrium’s articles of incorporation and by-laws are silent on this issue.

AMENDMENTS TO GOVERNING DOCUMENTS

CFI	AGRIUM

Under the DGCL, amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. The DGCL also permits a Delaware corporation to include a provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

CFI’s certificate of incorporation provides certain provisions may not be amended without the affirmative vote of the holders of at least two-thirds of the voting power of the then issued and outstanding capital stock entitled to vote generally at an election of directors.

CFI’s certificate of incorporation provides that the board of directors has the power to amend the by-laws with the affirmative vote of a majority of the entire board of directors. In accordance with the DGCL, CFI’s by-laws provide that the by-laws may also be amended by the affirmative vote of the holders of at least two-thirds of the voting power of the then issued and outstanding capital stock entitled to vote generally at an election of directors.

Under the CBCA, an amendment of the articles of incorporation generally requires the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. The CBCA further provides that, unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may make, amend or repeal any by-laws that regulate the business or affairs of the Canadian corporation by resolution. When the directors amend or repeal a by-law, they are required to submit the change to the shareholders at the next meeting. Shareholders may confirm, reject, or amend the by-law amendment or repeal by a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution.

Agrium’s articles of incorporation and by-laws are silent on this issue.

FIDUCIARY DUTIES

CFI	AGRIUM

Under the DGCL, the duty of care requires that directors act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. In addition, directors have a duty of loyalty, which may be summarized as the duty to act in good faith, not out of self-interest and in a manner which the directors reasonably believe to be in the best interests of the stockholders pursuant to the “business judgment rule”.	The CBCA requires directors of a Canadian corporation to act honestly and in good faith with a view to the best interests of the Canadian corporation. The duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

LIMITATION ON LIABILITY OF DIRECTORS

CFI	AGRIUM

Under the DGCL and the CFI’s certificate of incorporation, directors shall not be personally liable to CFI or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to CFI or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. CFI’s certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors of CFI, then the liability of the directors of CFI shall be eliminated or limited to the fullest extent permitted by the DGCL. In addition, any repeal or modification of the foregoing provisions of the CFI’s certificate of incorporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of CFI existing at the time of such repeal or modification.

Under the DGCL and the CFI’s certificate of incorporation and by-laws, CFI shall indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director or employee of CFI, or was serving at the request of CFI as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the

According to the CBCA, no provision in a contract, the articles, by-laws or a resolution relieves a director or officer of a Canadian corporation from the duty to act in accordance with the CBCA or the regulations or relieves them from liability for a breach thereof. This liability will be alleviated only to the extent that a unanimous shareholder agreement restricts the powers of the directors to manage or supervise the management of, the business and affairs of the Canadian corporation.

A director may have a defence under the CBCA, if a director proves that he has complied with his duty to act honestly and in good faith with a view to the best interests of the Canadian corporation and exercised the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Under the CBCA, a Canadian corporation may indemnify certain persons associated with the Canadian corporation against all reasonably incurred costs, charges, and expenses including settlement amounts or judgments arising out of actions against such individuals because of their association with the Canadian corporation. Persons capable of being indemnified in such a manner include current and former directors of officers, persons who act or acted at the Canadian corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

In order to qualify for indemnification such director or officers must:

•        have acted honestly and in good faith with a view to the best interests of the Canadian corporation; and

best interests of the corporation; or (ii) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. CFI shall indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is fairly and reasonably entitled thereto.

Additionally, the DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL and CFI’s by-laws further provide that CFI may purchase and maintain insurance on behalf of any director, officer, employee or agent of CFI against any liability asserted against such person and incurred by such person in any such capacity, whether or not CFI would have the power to indemnify such person against such liability.

•       in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

A Canadian corporation may, if the person meets the conditions above and it is approved by a court, also indemnify an eligible director or officer in an action by or on behalf of the Canadian corporation. If a person meets the conditions above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that individual ought to have done, that person is entitled to be indemnified by the Canadian corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Canadian corporation.

Agrium’s by-laws provide that Agrium shall indemnify a director or an officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as director of which the company is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of having been a director or officer of the company or a director or officer of such body corporate if: (i) he acted honestly and in good faith with a view to the best interests of the company; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

MERGER VOTE

CFI	AGRIUM

The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

CFI’s certificate of incorporation and by-laws are silent on this issue.

The CBCA provides that the directors of an amalgamating corporation must submit the amalgamation agreement for approval at a meeting of the shareholders of the corporation. An amalgamation agreement is adopted when shareholders of each amalgamating corporation approve the amalgamation by not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution.

ANTI-TAKEOVER PROVISIONS

CFI	AGRIUM

CFI is subject to Section 203 of the DGCL.

Under Section 203 of the DGCL, CFI is prohibited from engaging in a business combination with an interested stockholder(a person or group of affiliates owning at least 15% of the voting power of CFI) for a period of three years after such interested stockholder became an interested stockholder unless (a) before the stockholder became an interested stockholder, CFI’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of CFI’s outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of CFI.

The CBCA does not contain a comparable provision to that found in the DGCL. However, certain Canadian securities regulatory authorities, including those of Ontario and Quebec in Multilateral Instrument 61-101—Take-Over Bids and Special Transactions (“MI 61-101”), address related party transactions. In a related party transaction, an issuer acquires or transfers an asset or treasury securities, or assumes or transfers a liability, from or to a related party in one or any combination of transactions. A related party is defined in the policies to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. MI 61-101 requires detailed disclosure in the proxy material sent to security holders in connection with a related party transaction. In addition, subject to certain exceptions, the policies require the proxy material to include a formal valuation of the subject matter of the related party transaction and any non-cash consideration and a summary of the valuation. The policies also require that the shareholders of the issuer, other than the related party and its affiliates, separately approve the transaction.

STOCKHOLDERS’ RIGHTS PLAN

CFI	AGRIUM

The CFI rights plan may have the effect of delaying, deferring or preventing a change in control or acquisition of CFI. Each share of common stock has attached to it one right. Each right entitles the holder to purchase one one-thousandth of a share of Series A junior participating preferred stock at an exercise price of $90.00, subject to adjustment, if any person or group acquires shares representing 15% or more of the outstanding shares of common stock or any person commences a tender or exchange offer that would result in such person acquiring beneficial ownership of 15% or more of the outstanding shares of common stock. If a person or group acquires shares representing 15% or more of the outstanding shares of common stock, the rights further provide holders (other than the acquiring holder) with the right to purchase a number of shares of CFI common stock having a market value of twice the exercise price of each Right. Additionally, if CFI is involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice the rights’ exercise price.	The Agrium rights plan may have the effect of delaying, deferring or preventing a change in control or acquisition of Agrium. Each share of common stock has attached to it one right. Each right entitles the holder to purchase one common share at an exercise price equal to three times the market price per common share, subject to adjustment, if a person becomes the beneficial owner of 20% or more of the outstanding common shares (other than pursuant to a permitted bid or a competing permitted bid or certain other exceptions), or announces the intent to commence a take-over bid. If a person becomes the beneficial owner of 20% or more of the outstanding common shares, the rights further provide holders (other than the offeror and certain related parties) with the right to purchase a number of Agrium Common Shares that have a market value at the date of occurrence equal to twice the exercise price for an amount in cash equal to the exercise price (i.e. at a 50% discount).

APPRAISAL RIGHTS

CFI	AGRIUM

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating or a sale of all or substantially all of the assets of the Delaware corporation, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the Delaware corporation’s stock is either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 holders.

Even if a Delaware corporation’s stock meets the foregoing requirements (as CFI currently does), the DGCL provides that appraisal rights generally will be permitted if stockholders of the Delaware corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (b) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; or (c) any combination of the foregoing.

The CBCA provides that shareholders of a Canadian corporation entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of the shares in respect of which the shareholder dissents. For this purpose, there is no distinction made between listed and unlisted shares.

Dissent rights exist when there is a vote upon matters such as:

•       any amalgamation with another corporation (other than with certain affiliated corporations);

•       an amendment to the Canadian corporation’s articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

•       an amendment to the Canadian corporation’s articles of incorporation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•       a continuance under the laws of another jurisdiction;

•       a sale, lease or exchange of all or substantially all the property of the Canadian corporation other than in the ordinary course of business;

•       a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; and

•       a “going private” transaction or a “squeeze-out” transaction.

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or if an amendment to the articles is effected by a court order made in connection with an oppression remedy.

Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a Canadian corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interest.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements (“pro forma financial statements”) are presented in U.S. GAAP and have been derived from historical consolidated financial statements of Agrium and CFI incorporated by reference into this prospectus/offer to exchange. See “Where to Obtain More Information” regarding how you can obtain this information. The pro forma financial statements should be read in conjunction with the following:

(i)	the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

(ii)	the consolidated financial statements of Agrium for the year ended December 31, 2008 and the related notes, incorporated by reference in this prospectus/offer to exchange;

(iii)	the supplemental information of Agrium entitled “Reconciliation with United States Generally Accepted Accounting Principles for the years ended December 31, 2008, 2007, and 2006,” incorporated by reference in this prospectus/offer to exchange; and

(iv)	the consolidated financial statements of CFI for the year ended December 31, 2008 and the related notes, incorporated by reference in this prospectus/offer to exchange.

The pro forma financial statements give effect to the Proposed Merger as described in this prospectus/offer to exchange and other pro forma events described below. The Unaudited Pro Forma Condensed Combined Statement of Operations (“pro forma statement of operations”) for the year ended December 31, 2008 gives effect to the Proposed Merger and other pro forma events as if they had occurred on January 1, 2008. The Unaudited Pro Forma Condensed Combined Balance Sheet (“pro forma balance sheet”) as of December 31, 2008 gives effect to the Proposed Merger and other pro forma events as if they had occurred on December 31, 2008.

The pro forma events include:

(i)	the exchange of each outstanding Share, at the election of the holder of such Shares, for one of the following (subject to applicable proration procedures described elsewhere in this prospectus/offer to exchange):

•	$35.00 in cash and 1.0 Agrium Common Share,

•	1.8685 Agrium Common Shares, or

•	$75.30 in cash;

(ii)	the conversion or exercise of all stock options, other derivative securities or other rights to acquire Shares;

(iii)	operations of UAP from January 1, 2008 to the acquisition of UAP Holding Corp. (“UAP”) by Agrium on May 5, 2008; and

(iv)	the exchange by Agrium of its interest in its EAgrium subsidiary for a 26% interest in MISR Oil Processing Company SAE (“MOPCO”) on January 26, 2009.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of (i) results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated or (ii) the future consolidated results of operations or financial position of the combined company.

The assumptions and related pro forma adjustments described in this prospectus/offer to exchange have been based primarily on publicly available information. Non-public information concerning CFI was not available to Agrium for the purpose of preparing these pro forma financial statements. CFI has not cooperated with Agrium in, and has not been involved in, the preparation of this prospectus/offer to exchange and has not verified the information or assumptions contained in the pro forma financial statements relating to CFI. See “Information Concerning CFI” in this prospectus/offer to exchange for further details. As a result, Agrium has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange which have necessarily involved estimates with respect to CFI’s financial information. Additional information may exist that could materially affect the assumptions and related pro forma adjustments.

The Proposed Merger has been recorded in the pro forma statements as a business combination in accordance with SFAS No. 141(R) (“FAS 141(R)”) under U.S. GAAP. In a business combination, the purchase price of an acquired entity is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The pro forma financial statements allocate the entire excess of purchase price over the carrying value of CFI’s net assets to “unallocated purchase price” as Agrium management does not have information related to CFI’s business necessary to complete a purchase price allocation in accordance with U.S. GAAP.

Agrium has not been able to determine whether the following exist and may need to be recorded in a purchase price allocation: (a) fair market values in excess of carrying values of tangible and intangible assets or other assets acquired from CFI and additional depreciation or amortization that may result; (b) additional liabilities; and (c) related income tax effects, as applicable, in completing the allocation of the purchase price. It is expected that an increase in the recorded carrying value of the property, plant and equipment, equity investments and the identification of certain finite-lived intangible assets will occur after Agrium finalizes the Proposed Merger. Accordingly, actual results will differ from those reflected in the pro forma financial statements once the final purchase price for CFI has been determined, and the valuations required to finalize the required purchase price allocations have been completed and any necessary conforming accounting policy changes or other acquisition-related adjustments have been identified. Such finalization may result in material changes to the pro forma financial statements.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring, that could result from the acquisition of CFI. The timing and effect of actions associated with integration are also uncertain. As explained in this prospectus/offer to exchange, it is possible that, as a condition to granting regulatory approval, a Governmental Agency may require certain remedies, including the disposition of certain assets. The pro forma financial statements do not reflect such possible remedies.

As a result of the nature of the proposed business combination, there may be actions and other events that could change the purchase price. In addition, as of the date of this prospectus/offer to exchange, Agrium has not performed any detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the CFI assets to be acquired and liabilities to be assumed and the related allocations of purchase price. Agrium has not had access to any proprietary or confidential corporate financial or other information of CFI and has not had an opportunity to undertake any due diligence procedures. Such future access and procedures may provide Agrium with additional information that could affect the purchase price paid for the acquisition of CFI or the purchase price allocation and, accordingly, the accompanying assumptions and pro forma adjustments. Further, given the absence of due diligence procedures, Agrium has not yet identified all of the adjustments which would result from conforming CFI’s critical accounting policies to those of Agrium’s. Certain identified factors which may have a significant impact are described in the accompanying notes to the pro forma financial statements.

The pro forma financial statements should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Agrium and CFI might have looked like had the pro forma events taken place on the indicated earlier dates. You can find more information about the pro forma events under the section captioned “The Offer.”

Unaudited Pro Forma Condensed Combined Financial Statements

The accompanying unaudited pro forma condensed combined financial statements have been prepared by management of Agrium for inclusion in the registration statement on Form F-4 related to the acquisition of CFI to reflect the Proposed Merger and other adjustments as further described in Note 1—Basis of presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2008

(amounts in millions except per share data)

	Historical (Note 4(a))		Pro forma
	Agrium (Note 4(b))	CF	Adjustments (Note 4(c))			Combined
Net sales	$11,212	$3,921	$(132)		iii	$15,001
Cost of sales	7,888	2,597	(132)		iii	10,353

Gross margin	3,324	1,324	—			4,648
Selling, general and administrative and other expenses	1,297	72	50		vii	1,419
Depreciation and amortization	117	101	14		viii	232
Asset impairment	87	—	—			87
Equity in earnings of unconsolidated entities, net of income taxes	(58)	(4)	(40)		vii	(102)

Earnings before interest expense and income taxes	1,881	1,155	(24)			3,012
Interest expense—net	120	(25)	101		ii	182
			(1)		vii
			(13)		viii

Earnings before income taxes	1,761	1,180	(111)			2,830
Income tax provision	525	378	(9)		vii	863
			(31	)ix

Consolidated net earnings	1,236	802	(71)			1,967
Non-controlling interest	30	(117)	—			(87)

Net earnings attributable to common shareholders	$1,266	$685	$(71)			$1,880

Net earnings per share
Basic	$8.01	$12.39				$9.04
Diluted	$7.96	$12.15				$9.00
Weighted average common shares outstanding
Basic	158	55				208
Diluted	159	56				209

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS AT

DECEMBER 31, 2008

(amounts in millions of U.S. dollars)

	Historical (Note 4(a))		Pro forma
	Agrium	CF	Adjustments (Note 4(c))		Combined
Assets
Current assets
Cash and cash equivalents	$344	$625	$1,412	i	$625
			(1,756)	vi
Accounts receivable—net	1,176	175	(27)	iii	1,307
			(17)	vii
Inventories	2,873	589	—		3,462
Other current assets	475	44	—		519

Total current assets	4,868	1,433	(388)		5,913
Property, plant and equipment—net	1,790	662	(593)	vii	1,859
Goodwill	1,783	1	(1)	vi	1,783
Unallocated purchase price	—	—	2,382	vi	2,382
Other intangible assets—net	653	—	—		653
Investments in unconsolidated entities	309	45	250	vii	604
Other non-current assets—net	156	69	38	i	263
Investments in auction rate securities	—	178	—		178

Total assets	$9,559	$2,388	$1,688		$13,635

Liabilities
Current liabilities
Bank indebtedness	$564	$—	$409	i	$855
			(118)	vii
Accounts payable and accrued liabilities	2,142	712	(27)	iii	2,766
			(52)	vi
			(9)	vii
Distributions payable to non-controlling interest	—	106	—		106
Current portion of long-term debt	1	—	—		1

Total current liabilities	2,707	818	203		3,728
Long-term debt	1,621	—	1,099	i	2,720
Other non-current liabilities	396	213	—		609
Deferred income taxes	623	6	(6)	vi	623

Total liabilities	5,347	1,037	1,296		7,680

Equity
Common stock	1,961	1	2,021	iv	3,982
			(1)	v
Other paid-in capital	8	709	(709)	v	8
Retained earnings	2,211	703	(58)	i	2,153
			(703)	v
Accumulated other comprehensive loss	(210)	(75)	75	v	(210)

Equity attributable to common shareholders	3,970	1,338	625		5,933
Non-controlling interest	242	13	(233)	vii	22

Total equity	4,212	1,351	392		5,955

Total liabilities and equity	$9,559	$2,388	$1,688		$13,635

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

As at and for the year ended December 31, 2008 (Millions of US $, except per share amounts)

Note 1    Basis of presentation

The pro forma financial statements have been derived from historical consolidated financial statements of Agrium and CFI incorporated by reference into this prospectus/offer to exchange. The pro forma financial statements should be read in conjunction with the following:

(i)	the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

(ii)	the consolidated financial statements of Agrium for the year ended December 31, 2008 and the related notes, incorporated by reference in this prospectus/offer to exchange;

(iii)	the supplemental information of Agrium entitled “Reconciliation with United States Generally Accepted Accounting Principles for the years ended December 31, 2008, 2007, and 2006,” incorporated by reference in this prospectus/offer to exchange; and

(iv)	the consolidated financial statements of CFI for the year ended December 31, 2008 and the related notes, incorporated by reference in this prospectus/offer to exchange.

The pro forma financial statements give effect to the Proposed Merger as described in this prospectus/offer to exchange and other pro forma events described below. The pro forma statement of operations for the year ended December 31, 2008 gives effect to the Proposed Merger and other pro forma events as if they had occurred on January 1, 2008. The Unaudited Pro Forma Condensed Combined Balance Sheet (“pro forma balance sheet”) as of December 31, 2008 gives effect to the Proposed Merger and other pro forma events as if they had occurred on December 31, 2008.

The pro forma events include:

(i)	the exchange of each outstanding Share, at the election of the holder of such Shares, for one of the following (subject to applicable proration procedures described elsewhere in this prospectus/offer to exchange):

•	$35.00 in cash and 1.0 Agrium Common Share,

•	1.8685 Agrium Common Shares, or

•	$75.30 in cash;

(ii)	the conversion or exercise of all stock options, other derivative securities or other rights to acquire Shares of CFI;

(iii)	operations of UAP from January 1, 2008 to the acquisition of UAP by Agrium on May 5, 2008; and

(iv)	the exchange by Agrium of its interest in its EAgrium subsidiary for a 26% interest in MOPCO on January 26, 2009.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring, that could result from the acquisition of CFI. The timing and effect of actions associated with integration are also uncertain. As explained in this prospectus/offer to exchange, it is possible that, as a condition to granting regulatory approval, a Governmental Agency may require certain remedies, including the disposition of certain assets. The pro forma financial statements do not reflect such possible remedies.

Note 2    Significant accounting policies

The accounting policies used in the preparation of the pro forma financial statements are those set out in Agrium’s audited consolidated financial statements as at and for the year ended December 31, 2008, which were prepared in accordance with Canadian GAAP, except as noted below.

The Proposed Merger is presented in the pro forma financial statements in accordance with FAS 141(R), which was effective for Agrium under U.S. GAAP on January 1, 2009. Under FAS 141(R), there are significant differences in acquisition accounting compared to previous GAAP, including:

(i)	The definition of the acquisition date is the date Agrium obtains control of CFI. The date an acquirer obtains control is used to measure the fair value of the consideration paid. Since Agrium will issue equity instruments as partial payment for CFI, the fair value of the Agrium Common Shares issued as consideration will be measured at the acquisition date, rather than an earlier measurement date (i.e. the merger announcement date) as previously required; and

(ii)	Transaction costs are excluded from the purchase price in acquisition accounting. Instead, transaction costs are expensed as incurred, or, to the extent applicable, treated as a cost of issuing equity securities. Transaction costs required to be expensed under FAS 141(R) are not expensed in the pro forma financial statements as they represent non-recurring items directly attributable to the transaction, and are accordingly charged to retained earnings.

SFAS No. 160 was effective for Agrium under U.S. GAAP on January 1, 2009, and changed the accounting and reporting for minority interests, which are recharacterized as non-controlling interests and classified as a component of equity.

Management of Agrium has reviewed the accounting policies of CFI and believes that they are materially consistent with Agrium’s U.S. GAAP accounting policies except as described in Note 4(a).

As described in Note 4(b), Agrium has adjusted its historical financial statements to reflect U.S. GAAP. In the opinion of management, these statements include all adjustments necessary for fair presentation in accordance with U.S. GAAP.

Note 3    Preliminary purchase price, purchase price allocation, and sources of funds

The following table is based on the closing price for an Agrium Common Share on February 24, 2009, which is the last trading date immediately preceding the public announcement by Agrium of its intention to acquire CFI.

The purchase price is estimated as:
CFI shares outstanding as of December 31, 2008	48.392
Shares to be issued to option holders	1.778

Total CFI shares to be acquired and Agrium shares to be issued	50.17

Closing price of Agrium common stock	$40.30

Value of share consideration	$2,021
Cash to be paid to CFI shareholders	1,756

Total purchase price	$3,777

Allocation of the purchase price is estimated as:
Working capital	$667
Property, plant and equipment	662
Other assets	291
Other liabilities	(225)
Unallocated purchase price	2,382

$3,777

Sources of funds are estimated as:
Agrium cash	$344
Existing Agrium credit facilities	313
Long-term debt:
Tranche A Facility	500
Tranche B Facility	500
Tranche C Facility	99

Cash to be paid to CFI shareholders	1,756
Value of shares issued to CFI shareholders	2,021

Total purchase price	$3,777

The purchase price will be computed using the value of the Agrium Common Shares on the acquisition date; as such, the value of the Agrium Common Shares issued to CFI shareholders and the final total purchase price may differ from the amount disclosed above.

Note 4    Pro forma adjustments

The pro forma financial statements incorporate the following adjustments:

(a) Adjustments to conform accounting policies and reclassify Agrium and CFI historical presentation—Agrium has not been able to perform any due diligence through which differences in accounting policies could be definitively identified. There may be differences in the accounting policies applied by the two companies that would impact the financial statements of the combined entity. Based on review of the disclosures in CFI’s Form 10-K for the year ended December 31, 2008, Agrium identified that there may be differences in accounting policies related to depreciation, planned major maintenance of production facilities and classification of interest for uncertain tax positions. Because information available to Agrium is limited to the information described above, the identification of differences which may result from Agrium’s and CFI’s application of differing accounting policies and the extent of the adjustments that may be necessary to conform accounting polices is not fully known at this time. Accordingly, adjustments to conform accounting policies are limited to reclassification of deferred costs relating to planned major maintenance activities. This adjustment had no impact on the historical operating income or net income from continuing operations reported by Agrium or CFI.

Based on the amounts reported in the audited consolidated statement of operations of Agrium and CFI for the year ended December 31, 2008, certain financial statement line items included in CFI’s historical presentation have been recast to corresponding line items as included in Agrium’s historical presentation and, in some cases, line items from Agrium’s historical presentation have been combined to conform presentations of the companies. These adjustments had no impact on the historical net earnings reported by Agrium or CFI.

(b) U.S. GAAP adjustments and adjustments to include operations of UAP—For purposes of preparing the pro forma financial statements, Agrium has adjusted its financial statements: (a) to prepare such financial statements in accordance with U.S. GAAP and (b) to include operations of UAP for the period from January 1, 2008 to the date of Agrium’s acquisition of UAP on May 5, 2008.

Adjustments to include the operations of UAP and to reconcile Agrium’s Canadian GAAP statement of operations for the year ended December 31, 2008 to U.S. GAAP are as follows:

	UAP Eighteen Weeks Ended May 4, 2008 (U.S. GAAP)	Agrium As Reported (Canadian GAAP)	U.S. GAAP Adjustments	Agrium Pro Forma 12 Months (U.S. GAAP)
Net sales	$1,588	$10,031	$(407)	$11,212
Cost of sales	1,285	6,808	(205)	7,888

Gross margin	303	3,223	(202)	3,324
Selling, general and administrative and other expenses	235	1,040	22	1,297
Depreciation and amortization	9	110	(2)	117
Asset impairment	—	87	—	87
Equity in earnings of unconsolidated entities, net of income taxes	—	—	(58)	(58)

Earnings before interest expense and income taxes	59	1,986	(164)	1,881
Interest expense—net	22	105	(7)	120

Earnings before income taxes	37	1,881	(157)	1,761
Income tax provision	15	589	(79)	525

Consolidated net earnings	22	1,292	(78)	1,236
Non-controlling interest	—	30	—	30

Net earnings attributable to common shareholders	$22	$1,322	$(78)	$1,266

Adjustments to reconcile Agrium’s Canadian GAAP balance sheet at December 31, 2008 to U.S. GAAP are as follows (in millions of U.S. dollars):

	Agrium As Reported (Canadian GAAP)	U.S. GAAP Adjustments	Agrium (U.S. GAAP)
Assets
Current assets
Cash and cash equivalents	$374	$(30)	$344
Accounts receivable—net	1,223	(47)	1,176
Inventories	3,047	(174)	2,873
Other current assets	475	—	475

Total current assets	5,119	(251)	4,868
Property, plant and equipment—net	2,036	(246)	1,790
Goodwill	1,783	—	1,783
Other intangible assets—net	653	—	653
Investments in unconsolidated entities	71	238	309
Other non-current assets—net	156	—	156

Total assets	$9,818	$(259)	$9,559

Liabilities
Current liabilities
Bank indebtedness	$610	$(46)	$564
Accounts payable and accrued liabilities	2,200	(58)	2,142
Current portion of long-term debt	1	—	1

Total current liabilities	2,811	(104)	2,707
Long-term debt	1,621	—	1,621
Other non-current liabilities	328	68	396
Deferred income taxes	706	(83)	623

Total liabilities	5,466	(119)	5,347

Equity
Common stock	1,961	—	1,961
Other paid-in capital	8	—	8
Retained earnings	2,313	(102)	2,211
Accumulated other comprehensive income (loss)	(172)	(38)	(210)

Equity attributable to common shareholders	4,110	(140)	3,970
Non-controlling interest	242	—	242

Total equity	4,352	(140)	4,212

Total liabilities and equity	$9,818	$(259)	$9,559

In their financial statements as at and for the year ended December 31, 2008, both Agrium and CFI reported non-controlling interest as a separate item on the balance sheet outside of shareholders’ equity.

(c) Adjustments to the pro forma combined financial statements—The following adjustments are recorded to reflect the pro forma events:

(i)	To record estimated acquisition-related borrowings of $1.099 billion from Acquisition Credit Facilities and $409 million from existing Agrium credit facilities and the use of cash on hand to fund the cash portion of the transaction and estimated acquisition-related professional fees of $96 million;

(ii)	To record additional interest expense of $78 million and amortization of debt issuance costs of $23 million for the year ended December 31, 2008 due to borrowings to finance a portion of the purchase price and transaction costs;

(iii)	To reflect the elimination of intercompany sales and accounts receivable between Agrium and CFI;

(iv)	To record the issuance of 50.17 million shares of Agrium common stock;

(v)	To record elimination of CFI’s historical stockholders’ equity balances;

(vi)	To record the preliminary purchase price allocation;

(vii)	To derecognize the assets, liabilities, operations and shareholders’ equity of Agrium’s EAgrium subsidiary and recognize Agrium’s 26 percent investment in MOPCO;

(viii)	To derecognize interest expense of $13 million and recognize depreciation and amortization of $14 million for the eighteen weeks ended May 5, 2008; and

(ix)	To record the estimated tax effect of the above adjustments.

Note 5    Agrium outstanding common share data

Year Ended December 31, 2008
(millions, except per share amounts)
Weighted average shares outstanding in Agrium	158
Additional shares issued upon acquisition	50

Pro forma weighted average shares	208

Diluted shares outstanding in Agrium	159
Additional shares issued upon acquisition	50

Pro forma diluted shares	209

WHERE TO OBTAIN MORE INFORMATION

Agrium and CFI file annual, quarterly and current reports and other information with the SEC. Agrium is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from some of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act. CFI stockholders may read and copy any reports, statements or other information that Agrium or CFI files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room. CFI’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov. Agrium also files reports, statements and other information with the Canadian provincial and territorial securities regulatory authorities. Agrium’s filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com.

Agrium has filed a registration statement on Form F-4 with the SEC to register the offer and sale of Agrium Common Shares to be issued in the Offer and the Proposed Merger. This prospectus/offer to exchange is a part of that registration statement. Agrium may also file amendments to such registration statement. In addition, Agrium filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the Offer, and Agrium may also file amendments to the Schedule TO. As allowed by SEC rules, this prospectus/offer to exchange does not contain all of the information in the registration statement or the exhibits to the registration statement. You may obtain copies of the registration statement on Form F-4 and the Schedule TO (and any amendments to those documents) by contacting the information agent or the dealer manager as directed on the back cover of this prospectus/offer to exchange.

The SEC allows Agrium to incorporate information into this prospectus/offer to exchange “by reference,” which means that Agrium can disclose important information to CFI stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information amended or superseded by information contained in, or incorporated by reference into, this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents and information set forth below that Agrium and CFI have previously filed with the SEC. These documents contain important information about Agrium and CFI and their businesses and financial conditions.

Agrium Filings:

•	Annual Report on Form 40-F filed with the SEC on March 9, 2009, for the fiscal year ended December 31, 2008, which includes:

1.	audited consolidated annual financial statements consisting of Agrium’s consolidated balance sheets as at December 31, 2008 and 2007 and Agrium’s consolidated statements of operations, cash flows and comprehensive income and shareholders’ equity for each of the years in the three year period ended December 31, 2008, together with the report of Agrium’s auditors thereon;

2.	management’s discussion and analysis for the fiscal year ended December 31, 2008;

3.	audited supplemental note entitled “Reconciliation with United States Generally Accepted Accounting Principles For the Years Ended December 31, 2008, 2007 and 2006”; and

4.	Report of Independent Registered Public Accounting Firm dated February 25, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008;

•

Report of the Foreign Issuer on Form 6-K filed with the SEC on March 31, 2008, which includes the management proxy circular dated March 17, 2008 relating to the annual general meeting of Agrium’s shareholders held on May 7, 2008;

•

The description of Agrium Common Shares set forth in Exhibit 1 to the Registration Statement on Form 40-F filed with the SEC on March 24, 1995, including any amendment or report for the purpose of updating such description; and

•

The description of the Rights set forth in Exhibit 1 to the Registration Statement on 8-A/A filed with the SEC on May 29, 2007, including any amendment or report for the purpose of updating such description.

CFI Filings:

•	Annual Report on Form 10-K filed on February 26, 2009 for the year ended December 31, 2008; and

•	All Current Reports on Form 8-K filed (but not furnished) with the SEC by CFI since the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

•	Definitive Proxy Statement on Schedule 14A filed on March 16, 2009.

In addition, all documents filed by Agrium or CFI pursuant to Sections 13(a) or 15(d) of the Exchange Act and any documents furnished by Agrium with the SEC on Form 6-K (if so stated on the cover of such Form 6-K) from the date of the initial filing of the registration statement that contains this prospectus/offer to exchange to the date that Shares are accepted for payment or exchange pursuant to the Offer or the date that the Offer is terminated will also be deemed to be incorporated into this prospectus/offer to exchange and are deemed incorporated by reference into, and to be a part of, this prospectus/offer to exchange from the date of filing or furnishing of those documents.

Any statement contained in this prospectus/offer to exchange or in a document incorporated or deemed to be incorporated by reference in this prospectus/offer to exchange will be deemed to be modified or superseded for purposes of this prospectus/offer to exchange to the extent that a statement contained in this prospectus/offer to exchange or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus/offer to exchange modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus/offer to exchange. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

CFI stockholders may obtain any of these documents without charge upon written or oral request to the information agent at Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, banks and brokerage firms call (212) 440-9800 or all others call toll-free at (866) 318-0506, the dealer manager at RBC Capital Markets Corporation, Three World Financial Center, 200 Vesey Street, 9th Floor, New York, New York 10281, at (212) 428-5421 or toll-free at (866) 246-3902, or from the SEC at the SEC’s website at www.sec.gov.

LEGAL MATTERS

The validity of the Agrium Common Shares offered by this prospectus/offer to exchange will be passed upon by Blake, Cassels & Graydon LLP, Calgary, Alberta, with respect to matters of Canadian law. Certain United States tax matters will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS

Agrium’s consolidated financial statements as at December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, Agrium’s related supplemental note entitled “Reconciliation with United States Generally Accepted Accounting Principles for the Years Ended December 31, 2008, 2007 2006,” and the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements includes additional comments for U.S. readers on Canada—U.S. reporting differences which refers to changes in accounting principles.

The consolidated financial statements of CFI appearing in its Annual Report on Form 10-K for the year ended December 31, 2008 (including schedules appearing therein), and CFI’s effectiveness of internal control over financial reporting as of December 31, 2008, have been audited by an independent registered public accounting firm, as set forth in their reports also incorporated by reference. Pursuant to Rule 439 under the Securities Act, Agrium requires the consent of CFI’s independent auditors to incorporate by reference their audit reports included in CFI’s Annual Report on Form 10-K for the year ended December 31, 2008 in this prospectus/offer to exchange. Agrium requested and has, as of the date of this prospectus/offer to exchange, not received such consent from CFI’s independent auditors. If Agrium receives this consent, Agrium will promptly file it as an exhibit to Agrium’s registration statement of which this prospectus/offer to exchange forms a part.

MISCELLANEOUS

The Offer is being made solely by this prospectus/offer to exchange and the accompanying letter of election and transmittal and is being made to holders of all outstanding Shares. Agrium is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action under any valid state statute. If Agrium becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares under this prospectus/offer to exchange, Agrium will make a good faith effort to comply with any such state statute. If, after making a good faith effort, Agrium cannot comply with that state statute, the Offer will not be made to the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Agrium’s behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Agrium has not authorized any person to provide any information or to make any representation in connection with the Offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Agrium.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF AGRIUM

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Agrium are set forth below. Unless indicated otherwise, all directors and executive officers have held the office and principal occupation identified below for not less than five years. Unless otherwise indicated, the business address of each director and executive officer is Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, AB, Canada T2J7E8 and the telephone number of each director and executive officer is (403) 225-7000. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with Agrium.

None of the directors and executive officers of Agrium listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Other than Ralph Cunningham, Susan Henry, Richard Gearheard, Gordon Miller, Andrew Mittag and Thomas Warner, who are citizens of the United States, and William Boycott who is a dual citizen of the United States and Canada, all directors and executive officers listed below are citizens of Canada.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Frank W. Proto	66	Director and Board Chair. Mr. Proto is a former Director of First Calgary Petroleums Ltd. (April 2008 - December 2008) and a former Member of the Canada Newfoundland Offshore Petroleum Board (1998-2004).

Ralph S. Cunningham	68	Director. Dr. Cunningham is a Director of each of EnCana Corporation, DEP Holdings, LLC (the general partner of Duncan Energy Partners L.P. (since July 2007), Director and Board Chair of TETRA Technologies, Inc., Director of Enterprise Products GP, LLC (the general partner of Enterprise Products Partners L.P. (since February 2006) and Director, President and Chief Executive Officer of EPE Holdings, LLC (the general partner of Enterprise GP Holdings L.P. (since August 2007). Dr. Cunningham was Interim President and Chief Executive Officer of Enterprise Products GP, LLC from June 2007 to July 2007, after serving as Group Executive Vice President and Chief Operating Officer of Enterprise Products GP, LLC since December 2005, and prior to December 2005 he was a Corporate Director of Enterprise Products GP, LLC. Dr. Cunningham is a former Director of Enterprise Products Partners L.P. (1998-2005, as well as from February 2006 to July 2007), and former Board Chair and Director of TEPPCO Partners L.P. (March 2005 to November 2005).

D. Grant Devine	64	Director. Dr. Devine is a Farmer, Rancher and President, Grant Devine Farms and Consulting Services Ltd.

Germaine Gibara	64	Director since September 2004. Ms. Gibara is a Director of Sun Life Financial Inc., Cogeco Cable Inc., Cogeco Inc. (since December 2007), TECHNIP (since April 2007) and President, Avvio Management Inc.

Russell K. Girling	46	Director since May 2006. Mr. Girling is a Director, Board Chair and Chief Executive Officer of TC Pipelines, L.P., and President, Pipelines of TransCanada Corporation. Prior to June 2006, Mr. Girling was Executive Vice President, Corporate Development and Chief Financial Officer of TransCanada Pipelines Limited, and prior to March 2003 Executive Vice President and Chief Financial Officer of TransCanada Pipelines Limited, and has held various executive and senior management positions with TransCanada Corporation and its affiliates during the past five years. Mr. Girling is also a former Director of TransCanada Power L.P. (1998-2005).

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Susan A. Henry	62	Director. Dr. Henry is the Dean of the College of Agriculture and Life Sciences and Professor of Molecular Biology and Genetics at Cornell University (Ithaca, N.Y.). Dr. Henry is also a Director of Seneca Foods Corporation (since August 2007).

Russell J. Horner	59	Director since September 2004. Prior to February 2007, Mr. Horner was a Director, President and Chief Executive Officer of Catalyst Paper Corporation.

A. Anne McLellan	58	Director since September 2006. Ms. McLellan is a Director of Nexen Inc. (since July 2006), Cameco Corporation (since December 2006) and Edmonton Regional Airports Authority (since January 2008). Prior to January 2006 was a Member of Parliament for Edmonton Centre (riding also known as Edmonton Northwest and Edmonton West), and served as Deputy Prime Minister of Canada from December 2003 to January 2006, Throughout her career Ms. McLellan has held numerous ministerial posts, including Minister of Public Safety and Emergency Preparedness and Minister of Health.

Derek G. Pannell	62	Director since February 2008. Mr. Pannell is a Director and Managing Partner of Brookfield Asset Management Inc. and a Director of Teck Cominco Limited and Major Drilling Group International Inc. Mr. Pannell was Director, President and Chief Executive Officer of Noranda Inc. and Falconbridge Limited.

Victor J. Zaleschuk	65	Director. Mr. Zaleschuk is a Director of Nexen Inc., and Director and Board Chair of Cameco Corporation.

Michael M. Wilson	57	Director and President & Chief Executive Officer since October 2003. Mr. Wilson is a Director of Air Canada (since May 2008) and a Director and former Board Chair of Canpotex Limited, Vice Chair of the International Plant Nutrition Institute, Director of The Fertilizer Institute, and Director of the International Fertilizer Association.

William A. Boycott Agrium Advanced Technologies (U.S.) Inc. 100 Technology Loop Sylacauga, AL 35150	48	Vice President, and President, Advanced Technologies Business Unit. Prior to July 2006, Mr. Boycott was General Manager for Kenai Nitrogen Operations.

Stephen G. Dyer	40	Vice President, Manufacturing since December 2005. Prior to December 2005, Mr. Dyer was Director, Business Development, prior to July 2005 was Director, Strategic Development, and prior to March 2005 was Manager, Transportation. Vice President, Manufacturing of Agrium U.S. Inc. since September 2006.

Patrick J. Freeman	55	Vice President & Treasurer. Vice President & Treasurer of Agrium U.S. Inc.

Richard L. Gearheard Crop Production Services, Inc. 7251 West 4th Street Greeley, Colorado 80634	59	Senior Vice President, and President, Retail Business Unit. Director, President & Chief Executive Officer of Agrium U.S. Inc. Mr. Gearheard was and continues to be Director and Chief Executive Officer of Crop Production Services, Inc.

James M. Grossett	59	Senior Vice President, Human Resources. Senior Vice President, Human Resources of Agrium U.S. Inc.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Kevin R. Helash	44	Vice President, Marketing & Distribution since September 2005. Prior to September 2005, Mr. Helash was Senior Director, NAW Sales and prior to June 2004 was Director, NAW Sales. Vice President, Marketing & Distribution of Agrium U.S. Inc. since May 2006 and Vice President of Offeror since 2009.

Angela S. Lekatsas	47	Vice President, Corporate Controller & Chief Risk Officer. Prior to November 2005, Ms. Lekatsas was Controller and prior to August 2005 was Manager, Corporate Reporting.

Gordon R. Miller Crop Production Services, Inc. 2787 West Bullard Ave. Suite 101 Fresno, CA 93711	64	Vice President, Retail West Region. Vice President, West Region Operations of Agrium U.S. Inc. and Vice President, Crop Production Services, Inc. since January 2009. Prior to January 2009, Mr. Miller was President of Western Farm Service, Inc. (a wholly-owned subsidiary of Agrium Inc.) and prior to August 2005 was Vice President of Western Farm Service, Inc.

Andrew K. Mittag	48	Senior Vice President, Corporate Development & Strategy. Senior Vice President, Corporate Development & Strategy of Agrium U.S. Inc. Prior to December 2005, Mr. Mittag was President & CFO of Rockland Capital Partners, L.L.C. (private advisory firm).

Leslie A. O’Donoghue	46	Senior Vice President, General Counsel & Corporate Secretary. Senior Vice President, General Counsel & Corporate Secretary of Agrium U.S. Inc. Ms. O’Donoghue is a Director of Pembina Pipeline Corporation (since December 2008).

Christopher W. Tworek	60	Vice President, Special Projects. Prior to May 2008, Mr. Tworek was Vice President, Supply Management.

Thomas E. Warner c/o Crop Production Services, Inc. 2084 Windish Dr. Galesburg, IL 61401	56	Vice President, Retail East Region. Vice President, East Region Operations of Agrium U.S. Inc. Mr. Warner was and continues to be the President of Crop Production Services, Inc. (a wholly-owned subsidiary of Agrium Inc.) and prior to August 2005 was Vice President of Crop Production Services, Inc.

Bruce G. Waterman	58	Senior Vice President, Finance & Chief Financial Officer. Senior Vice President, Finance & Chief Financial Officer of Agrium U.S. Inc. Mr. Waterman is a Director of OPTI Canada Inc. (since July 2008).

Ron A. Wilkinson	54	Senior Vice President, and President, Wholesale Business Unit. Prior to February 2005, Mr. Wilkinson was Senior Vice President, North America Wholesale Business Unit and prior to October 2004 was Vice President, Operations & Technology. Director of Agrium U.S. Inc. since December 2006. President and Director of Offeror since 2009.

Gary J. Daniel	54	Assistant Corporate Secretary and Senior Legal Counsel. Assistant Corporate Secretary of Agrium U.S. Inc. Corporate Secretary of Offeror since 2009.

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Offeror are set forth below. Unless otherwise indicated, all directors and executive officers have held the office and principal occupation identified below for not less than five years. Unless otherwise indicated, the business address of each director and executive officer is in care of Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, AB, Canada T2J 7E8 and the telephone number of each director and executive officer is (403) 225-7000. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with Offeror.

None of the directors and executive officers of Offeror listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and executive officers listed below are citizens of Canada.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Ron A. Wilkinson	54	Director and President since February 2009. Director of Agrium U.S. Inc. since December 2006. Senior Vice President, and President, Wholesale Business Unit of Agrium Inc. Prior to February 2005, Mr. Wilkinson was Senior Vice President, North America Wholesale Business Unit of Agrium Inc. and prior to October 2004 was Vice President, Operations & Technology of Agrium Inc.

Kevin R. Helash	44	Vice President since February 2009. Vice President, Marketing & Distribution of Agrium U.S. Inc. since May 2006. Vice President, Marketing & Distribution of Agrium Inc. since September 2005. Prior to September 2005, Mr. Helash was Senior Director, NAW Sales and prior to June 2004 was Director, NAW Sales.

Gary J. Daniel	54	Corporate Secretary since February 2009. Assistant Corporate Secretary of Agrium U.S. Inc. and Assistant Corporate Secretary and Senior Legal Counsel of Agrium Inc.

Breen Neeser	47	Vice President since February 2009. Vice President, Wholesale North American Sales of the Wholesale Business Unit of Agrium Inc. Prior to February 2008, Mr. Neeser was Senior Director, Western Sales, prior to September 2007 was Director, Potash, Phosphate & Sulphate Marketing, prior to November 2006 was Director, Potash Marketing and prior to July 2006 was Manager, Kapuskasing Phosphate Operations and prior to September 2004 was Marketing Manager, Phosphate and Sulphate Marketing.

B-1

ANNEX C

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Any questions or requests for assistance may be directed to the exchange agent, the information agent or the dealer manager at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange and the accompanying letter of election and transmittal may be obtained from the exchange agent, the information agent or the dealer manager at their respective addresses or telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The exchange agent for the Offer is:

BNY MELLON SHAREOWNER SERVICES

By Mail:	By Facsimile Transmission (For Eligible Institutions Only):	By Registered Mail, Hand or Courier:

BNY Mellon Shareowner Services Attn: Corporate Actions P.O. Box 3301 South Hackensack, NJ 07660	Facsimile: (201) 680-4626 For Confirmation Only, Please Call: (201) 680-4860 For Lost Securities Referrals, Please Call: (877) 296-3711 (within the U.S.) or (201) 680-6578 (outside the U.S.)	BNY Mellon Shareowner Services Attn: Corporate Actions— 27th Floor 480 Washington Blvd. Jersey City, NJ 07310

The information agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokerage Firms Please Call: (212) 440-9800

All Others Please Call Toll Free: (866) 318-0506

Email Inquiries: cftransaction@georgeson.com

The dealer manager for the Offer is:

RBC Capital Markets Corporation

Three World Financial Center

200 Vesey Street, 9th Floor

New York, New York 10281

(212) 428-5421 (Call Direct)

or

(866) 246-3902 (Toll Free)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 124 of the Canada Business Corporations Act and Section 3.11 of the registrant’s By-laws provide for indemnification of directors and officers of the registrant.

Section 124 of the Canada Business Corporations Act provides as follows:

124. (1) Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) Advance of Costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3) Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

(5) Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfills the conditions set out in subsection (3).

(6) Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Section 3.11 of the By-laws of the registrant contains the following provisions with respect to indemnification of the registrant’s directors and officers with respect to certain insurance maintained by the registrant with respect to its indemnification obligations:

Section 3.11 Indemnity and Insurance—Subject to the limitations contained in the Canada Business Corporations Act but without limit to the right of the Corporation to indemnify any person under the Canada Business Corporations Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or a director or officer of such body corporate, if:

(a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Canada Business Corporations Act, the Corporation may purchase, maintain or participate in such insurance for the benefit of such persons referred to in this Section as the Board may from time to time determine.

The Corporation also has agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.

The Corporation carries directors’ and officers’ liability insurance covering acts and omissions of the directors and officers of the Corporation and those of its controlled subsidiaries. The policy has a covering limit of U.S. $100 million in each policy year. The total actual premiums paid by Agrium in 2008 were U.S. $928,175. The corporate policy provides for the Corporation to absorb a deductible amount of up to U.S. $2,000,000 on securities claims, $1,000,000 on class action, oppressive conduct and Canadian pollution claims and $500,000 on all other claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Agrium pursuant to the foregoing provisions, Agrium has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

See Exhibit Index beginning on page E-1.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (i) The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 30th day of March, 2009.

AGRIUM INC.

By:	/S/ MICHAEL M. WILSON
	Name:	Michael M. Wilson
	Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 30, 2009.

Signature	Title

/S/ MICHAEL M. WILSON Michael M. Wilson	President, Chief Executive Officer and Director

* Bruce G. Waterman	Senior Vice President, Finance and Chief Financial Officer

* Frank W. Proto	Chairman of the Board of Directors

* Ralph S. Cunningham	Director

* D. Grant Devine	Director

* Germaine Gibara	Director

* Russell K. Girling	Director

* Susan A. Henry	Director

* Russell J. Horner	Director

Signature	Title

* A. Anne McLellan	Director

* Derek G. Pannell	Director

* Victor J. Zaleschuk	Director

*By:	/S/ MICHAEL M. WILSON
Michael M. Wilson Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Agrium Inc. in the United States, on the 30th day of March, 2009.

NORTH ACQUISITION CO.

By:	/S/ GARY J. DANIEL
	Name:	Gary J. Daniel
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Certificate of Amendment and Articles of Incorporation of Agrium Inc. dated June 5, 2002 (incorporated by reference to Exhibit 1 to Agrium’s report on Form 6-K filed with the Commission on August 10, 2007 (File No. 001-14460)).

3.2	By-laws of Agrium Inc. (incorporated by reference to Exhibit 2 to Agrium’s report on Form 6-K filed with the Commission on August 10, 2007 (File No. 001-14460)).

4.1	Indenture, dated May 16, 2006, entered into between Agrium Inc. and The Bank of New York Trust Company, N.A. as successor to J.P. Morgan Trust Company, N.A. (incorporated by reference to Exhibit 7.1 to Agrium’s Registration Statement on Form F-9 filed with the Commission on May 10, 2006 (File No. 333-133965)).

4.2	Indenture, dated January 31, 1997, by and between Agrium Inc., as Issuer and The Bank of New York Mellon Trust Company, National Association, as successor to Chase Manhattan Trust Company, N.A., successor to Mellon Bank, N.A., as Trustee (incorporated by reference to Exhibit 7.1 to Agrium’s Amendment No. 1 to the Registration Statement on Form F-9 filed with the Commission on January 28, 1997 (File No. 333-6326)).

4.3	Amended and Restated Shareholder Rights Plan Agreement, dated May 9, 2007, between Agrium Inc. and CIBC Mellon Trust Company, as Rights Agent (incorporated by reference to Agrium’s Registration Statement on Form 8-A/A filed with the Commission on May 29, 2007 (File No. 001-14460)).

5.1**	Opinion of Blake, Cassels & Graydon LLP regarding the legality of the securities issued.

8.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding tax matters.

23.1*	Consent of KPMG LLP.

23.2**	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).

23.3**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.1).

24.1**	Power of Attorney (contained on the signature page of this Registration Statement).

99.1*	Letter of Election and Transmittal, including therein the Substitute Form W-9.

99.2*	Notice of Guaranteed Delivery

99.3*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.4*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.6**	Summary Advertisement as Published in the Wall Street Journal on March 16, 2009.

*	Filed herewith.
**	Previously filed.